POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                           191 PEACHTREE STREET, N.E.
                                 SIXTEENTH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404 572-6600)


                                  July 30, 1999


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: FLAG Financial Corporation - Registration Statement on Form S-4

Ladies and Gentlemen:

     As counsel to FLAG Financial Corporation, a Georgia corporation, we enclose for filing with the Commission under the Securities Act of 1933, as amended, FLAG's Registration Statement on Form S-4 registering 575,000 shares of its common stock for issuance in connection with the proposed merger of First Hogansville Bankshares, Inc. with and into FLAG.

     Neither FLAG nor Hogansville will distribute the Registration Statement or the related proxy statement/prospectus prior to effectiveness of the Registration Statement, except that, as noted below, FLAG will furnish copies to certain bank regulatory agencies pursuant to their filing requirements.

     The transactions described in the Registration Statement are also subject to certain filings with and approvals by the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance. We will advise you promptly if a favorable approval is not obtained from either of these entities, although FLAG and Hogansville do not expect any difficulty in obtaining such approvals.

     If  you  have  any  questions  or  comments   concerning  the  Registration
Statement, please call me at 404/572-6641 or Walter G. Moeling at 404/572-6629. Our fax number is 404/572-6999.

                                       Sincerely,


                                       /s/ Maureen A. FitzGerald

                              For POWELL, GOLDSTEIN, FRAZER & MURPHY LLP


Enclosures

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                           FLAG FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            Georgia                         6060                58-2094179
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                           101 NORTH GREENWOOD STREET
                             LAGRANGE, GEORGIA 30240
                                 (706) 845-5000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             J. Daniel Speight, Jr.
                      President and Chief Executive Officer
                           FLAG Financial Corporation
                           101 North Greenwood Street
                             LaGrange, Georgia 30240
                                 (706) 845-5000

    (Name, address, including zip code, and telephone number, including area code, of agent for service) with copies to:


           Walter G. Moeling, IV                Richard R. Cheatham, Esq.
   Powell, Goldstein, Frazer & Murphy LLP        Kilpatrick Stockton LLP
                 Suite 1600                     1100 Peachtree St., N.E.
         191 Peachtree Street, N.E.                    Suite 2800
           Atlanta, Georgia 30303                   Atlanta, GA 30309
               (404) 572-6600                        (404) 815-6500
                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                ----------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------------ ---------------- --------------------- -------------------- ---------------
           Title of Each Class                                Proposed Maximum     Proposed Maximum      Amount of
              of Securities                 Amount to be       Offering Price          Aggregate        Registration
            to be Registered               Registered (1)         Per Unit        Offering Price (2)        Fee
------------------------------------------ ---------------- --------------------- -------------------- ---------------
Common Stock, $1.00 par value                  575,000              N/A               $20,579,250          $5,722

======================================================================================================================

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the merger.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the aggregate book value of the common stock of First Hogansville Bankshares, Inc. to be exchanged in the merger.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                       FIRST HOGANSVILLE BANKSHARES, INC.
                                 111 High Street
                           Hogansville, Georgia 30230


To the Stockholders of                                     __________ __, 1999
First Hogansville Bankshares, Inc.

     I am pleased to invite you to attend a Special Meeting of the stockholders of First Hogansville Bankshares, Inc. ("Hogansville") to be held at the main office of The Citizens Bank, located at 111 High Street, Hogansville, Georgia, on [Wednesday, September 15,]1999, at 2:00 p.m.

     At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger between Hogansville and FLAG Financial Corporation (the "Merger Agreement"), pursuant to which Hogansville will merge with and into FLAG. Upon consummation of the merger, each outstanding share of common stock of Hogansville (except for shares held by Hogansville, FLAG or their subsidiaries, and shares held by stockholders of Hogansville who exercise their dissenters' rights) will be exchanged for 6.08466 shares of FLAG common stock. FLAG will pay stockholders of Hogansville cash instead of issuing any fractional shares in the merger.

     Your Board believes that the merger will have many benefits. We believe that the combined company will have greater financial strength and greater opportunity and flexibility to expand and diversify. Your Board of Directors unanimously approved the Merger Agreement and recommends that you approve the Merger Agreement. Consummation of the merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding common stock of Hogansville and approval of the merger by various regulatory agencies.

     This Proxy Statement/Prospectus provides detailed information about the proposed merger. You should read this entire document carefully. You can also get information about FLAG from the SEC.

     Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed merger is a significant step for Hogansville and your vote on this matter is of great importance.

     On behalf of the Board of Directors, I strongly urge you to vote FOR approval of the Merger Agreement and the transactions contemplated therein by marking the enclosed proxy card "FOR" item one.

     We look forward to seeing you at the Special Meeting.

                                       Sincerely,


                                       John R. Hines, Jr.
                                       Chairman of the Board and President


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities offered hereby are not savings accounts or deposit accounts or other obligations of any bank or savings association and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other government agency.
--------------------------------------------------------------------------------

This Proxy Statement/Prospectus is dated ____________ __, 1999 and was first mailed to stockholders on __________________ __, 1999.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT FLAG

     FLAG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials FLAG files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as FLAG that file electronically with the SEC. The address of the SEC Web site is http://www.sec.gov.

     FLAG has filed with the SEC a Registration Statement on Form S-4 to register the shares that FLAG will issue to Hogansville stockholders. This document is a part of the Registration Statement. This Proxy Statement/Prospectus does not include all of the information contained in the Registration Statement. For further information about FLAG and the securities offered in this Proxy Statement/ Prospectus, you should review the Registration Statement. You may inspect the Registration Statement at the SEC's Public Reference Room or on the SEC's Web site.

     The SEC allows FLAG to "incorporate by reference" information into the Proxy Statement/Prospectus, which means that FLAG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that FLAG previously filed with the SEC. These documents contain important information about FLAG and its finances. Some filings have been amended by later filings, which are also listed.

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     o    Quarterly  Report on Form 10-Q for the quarter  ended March 31,  1999;
          and

     o Current Reports on Form 8-K dated January 8, 1999, January 11, 1999, March 2, 1999, March 18, 1999, April 7, 1999, May 10, 1999, and June
          4, 1999.

     FLAG also incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the completion of the merger or the termination of the Merger Agreement. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We are providing you with a copy of FLAG's Annual Report to stockholders for the fiscal year ended December 31, 1998 and a copy of FLAG's Quarterly
Report on Form 10-Q for the quarter ended March 31, 1999. These documents provide more information about FLAG and its finances.

     Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them from:

                  Investor Relations
                  FLAG Financial Corporation
                  101 North Greenwood Street
                  LaGrange, Georgia
                  (telephone: (706) 845-5000)

In order to ensure timely delivery of the documents, you should make a request for documents no later than __________, 1999.

     Neither FLAG nor Hogansville has authorized anyone to give any information or make any representation about the merger or our company or savings association that differs from, or adds to, the information in the Proxy Statement/Prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

     The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information  in  this  Proxy   Statement/Prospectus  about  FLAG  Financial
Corporation has been supplied by FLAG, and information about Hogansville has been supplied by Hogansville.

                   A Warning About Forward-Looking Statements

     FLAG and Hogansville make forward-looking statements in this document that are subject to risks and uncertainties. FLAG's public documents also contain forward-looking statements. These forward-looking statements include information about possible or assumed future results of operations or the performance of FLAG after the merger. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of the parties. This could cause results or performances to differ materially from those expressed in our forward-looking statements.

     You should consider the following possible events or factors when you vote on the merger:

     o our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     o    we lose more deposits, customers, or business than we expect;

     o    competition in the banking industry increases significantly;

     o our restructuring costs are higher than we expect or our operating costs after the merger are greater than we expect;

     o technological changes and systems integration are harder to make or more expensive than we expect;

     o    changes in the interest rate environment reduce our margins;

     o    general economic or business conditions are worse than we expect;

     o legislative or regulatory changes occur which adversely affect our business;

     o    changes occur in business conditions and inflation;

     o    changes occur in the securities markets; and

     o we have more trouble obtaining regulatory approvals for the merger than we expect.

     See also "RISK FACTORS" in this Proxy Statement/Prospectus, page 13.

              PROPOSED MERGER OF FIRST HOGANSVILLE BANKSHARES, INC.
                         WITH FLAG FINANCIAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD [September 15,] 1999

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of First Hogansville Bankshares, Inc. ("Hogansville") will be held at the main office of The Citizens Bank, located at 111 High Street, Hogansville, Georgia, on [Wednesday, September 15,] 1999, at 2:00 p.m., to vote on:

     1. Merger. The Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 1999, between Hogansville and FLAG Financial Corporation ("FLAG"), pursuant to which, among other matters, Hogansville will merge with and into FLAG (the "Merger").

     Each share of Hogansville common stock outstanding at the effective time of the merger will be exchanged for 6.08466 shares of FLAG common stock, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Appendix A.

     2. Other Business. Any other business as may come properly before the Special Meeting, or any adjournments or postponements. The Board of Directors of Hogansville is not aware of any other business to be presented to a vote of the stockholders at the Special Meeting.

     Only stockholders who hold their stock at the close of business on [Friday, August 13,] 1999, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Merger
Agreement and the transactions contemplated therein requires the affirmative vote of a majority of the issued and outstanding shares of Hogansville common stock.

     The  Board  of  Directors  of  Hogansville   unanimously   recommends  that
stockholders vote FOR approval of the Merger Agreement and the transactions contemplated thereby.

                                       BY ORDER OF THE BOARD OF DIRECTORS


Hogansville, Georgia
_____________ __, 1999
                                       John R. Hines, Jr.
                                       Chairman of the Board and President

     Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the Special Meeting.
                              --------------------
     Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code (the "GBCC") provides that each Hogansville stockholder may dissent from the Merger Agreement and demand payment of the fair value of his or her shares in cash if the merger is consummated. The right of any stockholder to receive such payment is contingent upon his or her strict compliance with the provisions of Title 14, Chapter 2, Article 13 of the GBCC. We have included for your review the full text of Title 14, Chapter 2, Article 13 of the GBCC in Appendix B to the accompanying Proxy Statement/Prospectus. See "DESCRIPTION OF MERGER--Dissenters' Rights" in the accompanying Proxy Statement/Prospectus, page 24.

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

SUMMARY.......................................................................1

   THE PARTIES................................................................1
   APPROVAL OF THE MERGER AGREEMENT...........................................1
      THE MERGER..............................................................1
      OUR REASONS FOR THE MERGER..............................................2
   RECOMMENDATION TO HOGANSVILLE STOCKHOLDERS.................................3
   HOGANSVILLE SPECIAL STOCKHOLDER MEETING....................................3
   RECORD DATE FOR STOCKHOLDER MEETING........................................3
   VOTE REQUIRED..............................................................3
   WHAT HOGANSVILLE STOCKHOLDERS WILL RECEIVE.................................3
   REGULATORY APPROVALS.......................................................4
   CONDITIONS TO THE MERGER...................................................4
   TERMINATION OF THE MERGER AGREEMENT........................................4
   DISSENTERS' RIGHTS.........................................................4
   INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER
      THAT ARE DIFFERENT FROM YOURS...........................................5
   IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................5
   ACCOUNTING TREATMENT OF THE MERGER.........................................5
   CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS................................6
   COMPARATIVE MARKET PRICES OF COMMON STOCK..................................6
   DIVIDENDS AFTER THE MERGER.................................................6
   LISTING OF FLAG COMMON STOCK...............................................6
   RISK FACTORS...............................................................6
   COMPARATIVE PER SHARE DATA.................................................8
   SELECTED FINANCIAL DATA....................................................9
   SELECTED CONDENSED AND CONSOLIDATED PRO FORMA FINANCIAL DATA..............10
   RECENT DEVELOPMENTS IN FLAG'S BUSINESS....................................12

RISK FACTORS.................................................................13

   THERE IS LIMITED MARKET FOR SHARES OF FLAG COMMON STOCK...................13
   THERE ARE RESTRICTIONS ON FLAG'S ABILITY TO PAY DIVIDENDS.................13
   THERE MAY BE POSSIBLE COSTS ASSOCIATED WITH THE
      INTEGRATION OF FLAG'S PENDING MERGERS..................................13
   FLAG IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION......................13
   THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE....................13
   MANAGEMENT OF FLAG HOLDS A LARGE PORTION OF FLAG COMMON STOCK.............14
   FLAG'S ARTICLES OF INCORPORATION AND BYLAWS MAY
      PREVENT TAKEOVER BY ANOTHER COMPANY....................................14
   YEAR 2000 ISSUES..........................................................14

MEETING OF HOGANSVILLE STOCKHOLDERS..........................................14

   DATE, PLACE, TIME, AND PURPOSE............................................14
   RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES....14

DESCRIPTION OF THE MERGER....................................................16

   GENERAL...................................................................16
   BACKGROUND OF AND REASONS FOR THE MERGER..................................17

   EFFECTIVE DATE OF THE MERGER..............................................19
   DISTRIBUTION OF FLAG CERTIFICATES.........................................20
   CONDITIONS TO CONSUMMATION OF THE MERGER..................................21
   REGULATORY APPROVALS......................................................22
   WAIVER, AMENDMENT, AND TERMINATION........................................22
   DISSENTERS' RIGHTS........................................................24
   CONDUCT OF BUSINESS PENDING THE MERGER....................................27
   MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTERESTS OF
      CERTAIN PERSONS IN THE MERGER..........................................29
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................30
   ACCOUNTING TREATMENT......................................................32
   EXPENSES AND FEES.........................................................33
   RESALES OF FLAG COMMON STOCK..............................................33

DESCRIPTION OF FLAG COMMON STOCK.............................................34


EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...............................34

   AUTHORIZED CAPITAL STOCK..................................................35
   AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS.........................35
   CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING............36
   REMOVAL OF DIRECTORS......................................................37
   INDEMNIFICATION...........................................................37
   SPECIAL MEETINGS OF STOCKHOLDERS..........................................38
   ACTIONS BY STOCKHOLDERS WITHOUT A MEETING.................................38
   MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS..............................39
   STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS.........................39
   DIVIDENDS.................................................................40

COMPARATIVE MARKET PRICES AND DIVIDENDS......................................41


BUSINESS OF HOGANSVILLE......................................................42

   GENERAL...................................................................42
   MANAGEMENT STOCK OWNERSHIP................................................43
   VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF HOGANSVILLE...............44
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS..............................................45


BUSINESS OF FLAG.............................................................58

   GENERAL...................................................................58
   DIRECTORS AND EXECUTIVE OFFICERS..........................................58

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.................................61

STOCKHOLDERS PROPOSALS.......................................................68

EXPERTS......................................................................68


LEGAL MATTERS................................................................68


OTHER MATTERS................................................................69

INDEX TO HOGANSVILLE FINANCIAL DATA.........................................F-1

Appendix A -- AGREEMENT AND PLAN OF MERGER BY AND BETWEEN FLAG
              FINANCIAL CORPORATION AND FIRST HOGANSVILLE BANKSHAREES, INC.
              AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER DATED
              AS OF JULY 28, 1999............................................A-1

Appendix B -- DISSENTERS' RIGHTS.............................................B-1

                                     SUMMARY


     This summary highlights selected information from this Proxy Statement/Prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide to vote.

The Parties  (Page 42 for Hogansville, Page 58 for FLAG)

                       First Hogansville Bankshares, Inc.
                                 111 High Street
                           Hogansville, Georgia 30230
                                  706-637-6621

     Hogansville is a Georgia banking holding company headquartered in Hogansville, Georgia. Hogansville is the sole stockholder of The Citizens Bank, which has two banking offices in Hogansville, Georgia. The Citizens Bank is a community based financial institution that offers a broad range of banking and banking-related products and services. The Citizens Bank offers deposit accounts, retail and commercial banking services, small business lending and residential and commercial real estate lending. As of March 31, 1999, Hogansville had total consolidated assets of approximately $31 million, total consolidated deposits of approximately $27 million, and total consolidated stockholders' equity of approximately $3 million.

                           FLAG Financial Corporation
                           101 North Greenwood Street
                             LaGrange, Georgia 30240
                                  706-845-5000

     FLAG is a bank holding company headquartered in LaGrange, Georgia. FLAG is the sole stockholder of Citizens Bank, Vienna, Georgia, and First Flag Bank, LaGrange, Georgia. Through its subsidiaries, FLAG offers a full array of deposit accounts and retail and commercial banking services, engages in small business lending, residential and commercial real estate lending, mortgage banking services, brokerage services and performs real estate appraisal services. As of June 30, 1999, FLAG's total assets were about $545 million, deposits were about $419 million and stockholders' equity was about $48 million.

Approval of the Merger Agreement

     The Merger (Page 16)

     The Merger Agreement, as amended, provides for FLAG's acquisition of Hogansville by the merger of Hogansville with and into FLAG.

     A copy of the Merger Agreement, and the Amendment to the Merger Agreement dated July 28, 1999, is included as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement because it is the legal document that governs the merger.

     Our Reasons for the Merger (Page 17)

     The  Hogansville  Board  of  Directors   unanimously  approved  the  Merger
Agreement. In deciding to approve the Merger Agreement, the Hogansville Board of Directors considered a number of factors, including:

     o    The financial and other terms of the Merger Agreement;

     o The alternatives to the merger, including Hogansville remaining as an independent bank holding company;

     o    The liquidity of the FLAG common stock;

     o The business, operations, earnings, financial condition and future prospects of FLAG;

     o The demographic, economic and financial characteristics of the markets in which FLAG operates;

     o    The results of Hogansville's due diligence review of FLAG;

     o The additional support and resources provided by FLAG in the areas of technology, compliance and new product development;

     o    The  vision  shared  by  Hogansville   and  FLAG  relating  to  future
          expansion;

     o The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

     o The fact that the merger qualifies as a tax-free reorganization to the stockholders of Hogansville.

     The FLAG Board of Directors believes that the merger is in the best interests of FLAG and its stockholders. The FLAG Board of Directors unanimously approved the Merger Agreement. In deciding to approve the Merger Agreement and the issuance of shares of FLAG common stock to Hogansville stockholders in the merger, the FLAG Board of Directors considered a number of factors, including:

     o    The financial condition of Hogansville;

     o The likelihood of regulators approving the merger without undue conditions or delay;

     o    The financial and nonfinancial terms of the merger; and

     o The compatibility and the community bank orientation of FLAG and its subsidiaries, and Hogansville and its subsidiary.

     The Boards of Directors of Hogansville and FLAG believe that the merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Hogansville and FLAG will provide greater ability for the company to compete in the changing and competitive financial services industry.

Recommendation to Hogansville Stockholders

     The Hogansville Board believes that the merger of Hogansville with and into FLAG is in the best interests of Hogansville and Hogansville's stockholders. The Hogansville Board unanimously recommends that you vote FOR the merger.

Hogansville Special Stockholder Meeting (Page 14)

     The Special Meeting will be held at The Citizens Bank's main office, located at 111 High Street, Hogansville, Georgia, on [Wednesday, September 15,] 1999, at 2:00 p.m. The Hogansville Board of Directors is soliciting proxies for use at the Special Meeting of Hogansville stockholders. At the Special Meeting, the Hogansville Board of Directors will ask the Hogansville stockholders to vote on a proposal to approve the Merger Agreement and the transactions contemplated therein.

Record Date for Special Stockholder Meeting (Page 14)

     You may vote at the Special Meeting if you own shares of Hogansville common stock as of the close of business on [Friday, August 13,] 1999. You will have one vote for each share of Hogansville common stock you own as of this date. You may revoke your proxy at any time prior to the vote at the Special Meeting.

Vote Required (Page 14)

         In order to approve the merger, stockholders holding a majority of the outstanding shares of Hogansville common stock must approve the Merger Agreement. As of the Hogansville Record Date, all directors and executive officers of Hogansville as a group (8 persons) could vote approximately 64,550 shares of Hogansville common stock, constituting approximately 68% of the total number of shares of Hogansville common stock outstanding at that date. The Hogansville directors and executive officers have committed to vote their shares of Hogansville common stock in favor of the merger. Because the Hogansville directors and officers hold a majority of the outstanding shares of Hogansville common stock, approval of the merger is assured. As of the Record Date, FLAG held no shares of Hogansville common stock.

What Hogansville Stockholders will Receive   (Page 20)

         Under the terms of the Merger Agreement, FLAG will pay Hogansville stockholders 6.08466 shares of FLAG common stock for each share of Hogansville common stock that they own. Hogansville stockholders will not receive fractional shares of FLAG common stock. Instead, they will receive a check in payment for any fractional shares based on the market value of FLAG common stock. The market value is determined by the last sale price of FLAG common stock on the Nasdaq National Market (as reported by The Wall Street Journal) on the last trading day before the merger becomes effective.

         Once the  merger  is  complete,  FLAG's  transfer  agent  will mail you
materials  and  instructions   for  the  exchange  of  your  Hogansville   stock
certificates for FLAG stock certificates.

         Hogansville stockholders should not send in their stock certificates until they receive the transmittal materials and instructions from FLAG's transfer agent.

Regulatory Approvals  (Page 22)

         We cannot complete the merger until we receive the approval of the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "GDBF"). FLAG and Hogansville have filed applications with the Federal Reserve and the GDBF seeking approval of the merger. The approvals of the bank regulators may impose conditions or restrictions that, in the opinion of FLAG and/or Hogansville, would have a material adverse effect on the economic or business benefits of the merger.
In such event, FLAG and Hogansville may terminate the Merger Agreement by mutual consent.

Conditions to the Merger  (Page 21)

     The completion of the merger depends upon FLAG and Hogansville satisfying a number of conditions, including:

     o The holders of a majority of Hogansville common stock must approve the Merger Agreement;

     o FLAG and Hogansville must receive a legal opinion confirming the tax-free nature of the merger;

     o FLAG must receive a letter from FLAG's independent accountants stating that the merger will qualify for pooling of interests accounting treatment; and

     o FLAG and Hogansville must receive all required regulatory approvals and any waiting periods required by law must have passed.

Termination of the Merger Agreement   (Page 22)

     Either FLAG or Hogansville may terminate the Merger Agreement without completing the merger if, among other things, any of the following occurs:

     o    The merger is not completed by October 31, 1999;

     o The holders of a majority of Hogansville common stock do not approve the Merger Agreement; or

     o    The other party breaches or materially fails to comply with any of its
          representations   or  warranties  or  obligations   under  the  Merger
          Agreement.

Dissenters' Rights  (Page 24 and Appendix B)

     Dissenters' Rights. Each holder of Hogansville Common Stock who perfects his rights is entitled to the rights and remedies of a dissenting stockholder under Title 14, Chapter 2, Article 13 of the GBCC, subject to compliance with the procedures set forth therein. Among other things, a dissenting stockholder who has perfected his dissenter's rights is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Title 14, Chapter 2, Article 13 of the GBCC is set forth in Appendix B of this Proxy

Statement/Prospectus and a summary thereof is included under "DESCRIPTION OF MERGER--Dissenters' Rights." To perfect dissenters' rights, a stockholder must comply with the provisions of Title 14, Chapter 2, Article 13 of the GBCC which require, among other things, that the stockholder deliver to Hogansville, prior to the vote of the stockholders of Hogansville at the Special Meeting, written notice of such holder's intention to demand payment for his shares if the merger is effectuated and that such stockholder not vote such holder's shares in favor of the Merger Agreement. Any Hogansville stockholder who returns a signed proxy but fails (i)to provide instructions as to the manner in which such holder's shares are to be voted, or (ii) to revoke such proxy, will be deemed to have voted in favor of the Merger Agreement and thus will not be entitled to assert dissenters' rights.

Interests of Officers and Directors in the Merger that are Different from Yours (Page 29)

     Certain members of Hogansville's management and Board of Directors have interests in the merger that are in addition to their interests as stockholders of Hogansville. The Merger Agreement states that, as a condition to completing the merger, John R. Hines, Jr., President and Chairman of the Board of Hogansville, will have negotiated a mutually satisfactory employment relationship with FLAG. FLAG has proposed that Mr. Hines enter into a separation agreement with FLAG whereby FLAG agrees to make severance payments to Mr. Hines if he is involuntarily terminated, and Mr. Hines agrees not to compete with FLAG during the term of the separation agreement and for one year after the termination of the separation agreement or the termination of Mr. Hines' status as an employee of FLAG. The Merger Agreement also provides for Mr. Hines' appointment to the Board of Directors of FLAG when the merger is complete. Mr. Hines will continue to serve as President of The Citizens Bank.

     The Merger Agreement contains provisions for the indemnification of Hogansville directors and officers by FLAG, and provisions for the officers and employees of Hogansville to receive certain employee benefits that FLAG already provides to its officers and employees. As of the Hogansville Record Date, one of the directors of Hogansville beneficially owned 7,125 shares, or .1%, of the outstanding shares of FLAG Common Stock.

     The FLAG and Hogansville Boards of Directors were aware of these interests and took them into account in approving the Merger Agreement.

Important Federal Income Tax Consequences of the Merger (Page 30)

     We expect that FLAG, Hogansville and their stockholders will not recognize any gain or loss for U.S. federal income tax purposes from the merger, except where Hogansville stockholders receive cash instead of fractional shares. Both parties have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, the opinion does not bind the Internal Revenue Service, which could take a different view. In addition, this tax treatment will not apply to any Hogansville stockholder who exercises dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment also may depend upon facts that are unique to your specific situation. Accordingly, you should consult your own tax advisor for a full understanding of the tax consequences of the merger.

Accounting Treatment of the Merger (Page 32)

     FLAG and Hogansville intend for the merger to be accounted for as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat Hogansville and FLAG as if Hogansville had always been a wholly-owned subsidiary of FLAG. FLAG has the right not to complete the merger if it does not receive a letter from FLAG's independent public accountants that the merger will qualify as a "pooling of interests."

Certain Differences in Stockholders' Rights  (Page 34)

     When the merger is consummated, Hogansville stockholders, whose rights are governed by Hogansville's Articles of Incorporation and Bylaws and by the GBCC, will automatically become FLAG stockholders, and their rights as FLAG stockholders will be determined by FLAG's Articles of Incorporation and Bylaws and by the GBCC. The rights of FLAG stockholders differ from the rights of Hogansville stockholders in certain important respects. For example, FLAG's governing documents contain certain anti-takeover provisions.

Comparative Market Prices of Common Stock   (Page 411)

     FLAG common stock is traded on the Nasdaq National Market under the symbol "FLAG." Hogansville common stock is not traded in any established market. On February 22, 1999, the last day prior to public announcement of the merger, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $11.37. The resulting equivalent pro forma price per share of Hogansville common stock (based on the 6.08466 exchange ratio) was $69.21.

     On _________, 1999, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $________. The resulting equivalent pro forma price per share of Hogansville common stock was $______. The equivalent pro forma per share price of a share of Hogansville common stock at each specified date represents the closing sale price of a share of FLAG common stock on that date multiplied by the exchange ratio of 6.08466.

     To the knowledge of Hogansville, the most recent trade of Hogansville common stock prior to February 23, 1999, the last day prior to public announcement of the merger between FLAG and Hogansville, was on March 22, 1996 of 1,650 shares for a purchase price of $25.00 per share. To the knowledge of Hogansville, there have been no trades since the announcement of the merger. There can be no assurance as to what the market price of the FLAG common stock will be if and when the merger is consummated.

Dividends after the Merger  (Page 40)

     Since its formation in 1982, Hogansville has declared and paid dividends to its stockholders on a quarterly basis each year. Since its formation in 1993, FLAG has paid cash dividends to its stockholders on a quarterly basis each year. Although FLAG currently plans to continue to pay quarterly cash dividends, FLAG cannot assure that it will always pay dividends.

Listing of FLAG Common Stock  (Page 34)

     FLAG will list the shares of FLAG common stock to be issued in connection with the merger on the Nasdaq National Market.

Risk Factors  (Page 13)

     In determining whether to approve the Merger Agreement, you should consider the various risks associated with an investment in FLAG common stock. These risks include the following:

     o    There is a limited market for shares of FLAG common stock;

     o FLAG's only sources of income are dividends and other payments from its subsidiaries;

     o    FLAG may have difficulties integrating new banks into FLAG;

     o FLAG and its subsidiaries must comply with extensive governmental regulations;

     o    The financial industry is very competitive;

     o Before the merger, FLAG's management controls about 21% of FLAG common stock;

     o FLAG's Articles of Incorporation and Bylaws contain provisions that will make it difficult for another company to obtain control of FLAG; and

     o FLAG may experience some problems and losses as a result of Year 2000 technology problems.

Recent Developments in FLAG's Business

     On May 7, 1999, FLAG and Thomaston Federal Savings Bank ("Thomaston Federal"), a federally-chartered savings institution with assets of approximately $55.3 million, entered into an Agreement and Plan of Merger. The Agreement provides for FLAG's acquisition of Thomaston Federal by the merger of a newly formed, wholly-owned subsidiary of FLAG with and into Thomaston Federal. Thomaston Federal will be the surviving savings association in the merger and will continue to operate as a federally-chartered savings association under the name "Thomaston Federal Savings Bank." In the merger, FLAG will exchange l.7275 shares of FLAG common stock for each share of Thomaston Federal common stock outstanding. FLAG expects to issue approximately 1,175,000 shares of FLAG common stock to Thomaston Federal stockholders. The parties expect the merger to be accounted for as a pooling of interests and expect to consummate the transaction in the third quarter of 1999. The merger of Thomaston Federal with a wholly-owned subsidiary of FLAG is subject to approval of Thomaston Federal stockholders, approval of various regulatory authorities, and other customary conditions of closing.

     Thomaston Federal is a federally-chartered savings institution with its main, full-service office located in Thomaston, Georgia. Thomaston Federal operates loan production offices in Columbus and Macon, Georgia and in Phenix City and Opelika, Alabama.

     On March 31, 1999, FLAG and Abbeville Capital Corporation ("Abbeville"), a South Carolina bank holding company with assets of $59 million, entered into an Agreement and Plan of Merger to merge Abbeville with and into FLAG. In the merger, FLAG will exchange a minimum of 3.48 shares of FLAG common stock for each share of Abbeville common stock outstanding. If FLAG common stock is trading below $11.00 on average just prior to completion of the merger, the exchange ratio will be increased so that Abbeville stockholders in the aggregate receive shares of FLAG common stock having a market value of $9,110,250. The parties expect the merger to be accounted for as a pooling of interests and expect to consummate the transaction during the third quarter of 1999. The merger of Abbeville with FLAG is subject to approval of Abbeville stockholders, approval of various regulatory authorities, and other customary conditions of closing.

     Abbeville is a bank holding company located in Abbeville, South Carolina and is the sole stockholder of The Bank of Abbeville, which has one office in Abbeville, South Carolina.

     You can find additional information about the Thomaston Federal and Abbeville transactions in FLAG's Current Reports on Form 8-K dated March 18, 1999, April 7, 1999, and May 10, 1999 (the "FLAG 8-Ks"). The FLAG 8-Ks include or incorporate by reference certain forward-looking statements, estimates, and projections concerning the transactions with Thomaston Federal and Abbeville. The parties made certain assumptions in making estimates and projections concerning the future financial performance of FLAG following the transactions with Thomaston Federal and Abbeville. You should consider the estimates and projections only as estimates and understand that they are uncertain and may be inaccurate. Future events may cause FLAG's actual experience to differ materially from such estimates and projections.

                                  RISK FACTORS

     In deciding whether to approve the Merger Agreement, you should consider the various risks associated with an investment in FLAG common stock, including, but not limited to the following:

There is a Limited Market for Shares of FLAG Common Stock

     While FLAG common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity in FLAG common stock. The average daily trading volume of FLAG common stock over the three-month period ending June 30, 1999 was approximately 6,209 shares, and on some days the trading volume for shares of FLAG common stock was zero. FLAG does not anticipate that the merger will cause any significant change in the trading of FLAG common stock.

There are Restrictions on FLAG's Ability to Pay Dividends

     FLAG must comply with Georgia corporate law and rules and regulations of bank regulators before it may pay any dividends. The Board of Directors of FLAG must authorize FLAG to pay any dividends and FLAG must have sufficient funds to pay dividends. FLAG's only sources of income are dividends and other payments that First Flag Bank, Citizens Bank, and any other subsidiaries of FLAG make to FLAG. Certain statutes and regulations restrict the ability of FLAG's subsidiaries to pay dividends to FLAG.

There may be Possible Costs Associated with the Integration of FLAG's Pending Mergers

     The ability of FLAG, as the parent corporation, to perform with financial success is dependent upon the integration of Abbeville, Thomaston Federal, Hogansville, and their subsidiaries into FLAG. There may be significant, unanticipated costs associated with the integration of these companies with FLAG. See "SUMMARY - Recent Developments in FLAG's Business."

FLAG is Subject to Extensive Governmental Regulation

     FLAG and its subsidiaries are subject to extensive governmental regulation. FLAG, as a bank holding company, is regulated primarily by the Federal Reserve. Citizens Bank and First Flag Bank are commercial banks chartered by the State of Georgia and regulated by the FDIC and the Georgia Department of Banking and Finance, (the "GDBF"). The federal and state bank regulators of these entities have the ability, should the situation require, to place significant regulatory and operational restrictions upon FLAG and its subsidiaries. Any such restrictions imposed by federal and state bank regulators could affect the profitability of FLAG and its subsidiaries.

The Financial Institution Industry is Very Competitive

     FLAG and its subsidiaries compete directly with financial institutions that are well established. Many of FLAG's competitors have significantly greater resources and lending limits than FLAG and its subsidiaries. As a result of those greater resources, the large financial institutions that FLAG competes with may be able to provide a broader range of services to their customers than FLAG and may be able to afford newer and more sophisticated technology than FLAG. The long-term success of FLAG will be dependent on the ability of FLAG's subsidiaries to compete successfully with other financial institutions in their service areas.

Management of FLAG holds a large portion of FLAG common stock

     The directors and executive officers of FLAG beneficially own about 1,379,739 shares of FLAG common stock, or 21%, of the total outstanding shares of FLAG. As a result, FLAG's management has significant control of FLAG.

FLAG's Articles of Incorporation and Bylaws may Prevent Takeover by Another Company

     FLAG's Articles of Incorporation permit the Board of Directors of FLAG to issue preferred stock without stockholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of FLAG by means of a tender offer, merger, proxy contest or otherwise. Additionally, FLAG's Articles of Incorporation and Bylaws divide the Board of Directors of FLAG into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could make it more difficult for a company to acquire control of FLAG. FLAG is also subject to certain provisions of the Georgia Business Corporation Code and the FLAG Articles of Incorporation which relate to business combinations with interested stockholders.

Year 2000 Issues

     FLAG's and Hogansville's current computer systems, software products or other business systems, or those of FLAG's or Hogansville's suppliers or customers, or of FLAG's pending acquisitions, may not process date information in the years 1999, 2000 or thereafter without error or interruption. FLAG and Hogansville have reviewed their business systems, including their computer systems, to identify how any problems in processing date information could affect their systems. In addition, FLAG and Hogansville are asking all software vendors from whom they have purchased or may purchase software for assurance that the software will process all date information without error or interruption. FLAG and Hogansville also are asking their customers and suppliers to identify and address any problems that their data processing systems could have as the year 2000 approaches and is reached. However, FLAG and Hogansville cannot assure that they will identify all potential problems in their processing of date information, or that they will be able to remedy identified problems before they occur. The expenses of FLAG's and Hogansville's efforts to identify and address Year 2000 problems, and the expenses of any Year 2000 problems that occur, could have a material adverse effect on FLAG's results of operations and financial condition.


                       MEETING OF HOGANSVILLE STOCKHOLDERS

Date, Place, Time, and Purpose

     The   Hogansville   Board  of   Directors   is   sending   you  this  Proxy
Statement/Prospectus in connection with the solicitation by the Hogansville Board of Directors of proxies for use at a Special Meeting of the Hogansville stockholders. At the Special Meeting, the Hogansville Board of Directors will ask you to vote on a proposal to approve the Merger Agreement and the transactions contemplated in the Merger Agreement. Hogansville will pay the costs associated with the solicitation of proxies for the Special Meeting. The Special Meeting will be held at the main office of The Citizens Bank, located at 111 High Street, Hogansville, Georgia, on [Wednesday, September 15,] 1999, at 2:00 p.m.

Record Date, Voting Rights, Required Vote, and Revocability of Proxies

     Hogansville has set the close of business on [Friday, August 13,] 1999, as the Record Date for determining holders of outstanding shares of Hogansville common stock entitled to notice of and to vote at the Special Meeting. Only holders of Hogansville common stock of record on the books of Hogansville at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 94,500 shares of Hogansville common stock issued and outstanding and entitled to vote at the Special Meeting, which shares were held by 50 holders of record. The executive officers and directors of Hogansville have committed to vote their shares in favor of the merger. Because the executive officers and directors of Hogansville hold a majority of the outstanding shares of Hogansville common stock, approval of the merger is assured. FLAG holds no shares of Hogansville common stock.

     You are entitled to one vote for each share of Hogansville common stock you own on the Record Date. The vote required for the approval of the Merger Agreement is a majority of the issued and outstanding shares of Hogansville common stock entitled to vote at the Special Meeting. Consequently, abstentions and broker non-votes, as well as instructions to withhold authority to vote, will have the same effect as a vote "against" the Merger Agreement and the election of directors.

     The designated proxy holder will vote shares of Hogansville common stock in accordance with the instructions on the proxies if such proxies are properly executed, received in time, and not revoked. If the proxy does not contain instructions on how to vote, the proxy holders will vote for approval of the Merger Agreement. Further, if your proxy does not include instructions on how to vote at the Special Meeting, you will not be entitled to assert dissenters' rights. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposals at the time of the Special Meeting. No proxy that is voted against the approval of the Merger Agreement will be voted in favor of an adjournment of the Special Meeting in order to permit further solicitation of proxies.

--------------------------------------------------------------------------------

     Failure either to vote by proxy or in person at the Special Meeting will have the effect of a vote cast against approval of the Merger Agreement and the transactions contemplated therein.

--------------------------------------------------------------------------------

     A Hogansville stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by:

     o    Giving written notice of revocation to the Secretary of Hogansville;

     o Properly submitting to Hogansville a duly executed proxy bearing a later date; or

     o    Attending the Special Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: First Hogansville Bankshares, Inc., 111 High Street, Hogansville, Georgia, 30230; Attention: John
R. Hines, Jr., President.

     As of the Record Date, all directors and executive officers of Hogansville as a group (8 persons) were entitled to vote approximately 64,550 shares of Hogansville common stock, constituting approximately 68% of the total number of shares of Hogansville common stock outstanding at that date. The Hogansville directors and executive officers have committed to vote their shares of Hogansville common stock in favor of the Merger Agreement. See "BUSINESS OF HOGANSVILLE -- Management."

                            DESCRIPTION OF THE MERGER

     The following information describes certain aspects of the merger. This description may not contain all of the information that is important to you. The Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated in this Proxy Statement/Prospectus by reference. You are urged to read the Appendices.

General

     Upon consummation of the Merger, Hogansville will merge with and into FLAG. FLAG will survive the merger and the separate existence of Hogansville will cease. The Citizens Bank will become a wholly-owned subsidiary of FLAG following the consummation of the Merger. On the effective date of the merger, each share of Hogansville common stock then issued and outstanding will be converted into and exchanged for the right to receive 6.08466 shares of FLAG common stock. Shares held by Hogansville, FLAG, or their subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, will not be converted to FLAG common stock. Shares held by Hogansville stockholders who perfect their dissenters' rights will not be converted to FLAG common stock.

     FLAG will not adjust the exchange ratio based on changes in the market value of FLAG common stock before the effective date of the merger. The market value of the FLAG common stock that stockholders of Hogansville will receive may vary significantly between the date of this Proxy Statement/Prospectus and the effective date of the merger. Because FLAG and Hogansville must satisfy certain conditions, including receipt of necessary regulatory approvals, the merger may not be consummated until a substantial period of time following the Special Meeting. During the time between the date of the Special Meeting and the effective date of the merger, stockholders of Hogansville who do not properly perfect their dissenters' rights, or who do not sell their shares of Hogansville common stock before the effective date of the merger, will be subject to the risk of a decline in the market value of FLAG common stock.

     FLAG will not issue fractional shares. FLAG will pay cash without interest instead of issuing any fractional share to which any Hogansville stockholder would otherwise be entitled upon consummation of the merger. FLAG will calculate the cash value of any fractional shares as the amount equal to the fractional part of a share of FLAG common stock multiplied by the last sale price of FLAG common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by
FLAG) on the last trading day preceding the effective date of the merger.

     As of the Record Date, Hogansville had 94,500 shares of Hogansville common stock issued and outstanding. Based on the number of shares of Hogansville common stock outstanding on the Record Date and the exchange ratio of 6.08466, FLAG anticipates that it will issue approximately 575,000 shares of FLAG common stock to holders of Hogansville common stock once the merger is complete. Accordingly, FLAG would then have issued and outstanding approximately 7,136,879 shares of FLAG common stock based on the number of shares of FLAG common stock issued and outstanding on the Record Date. Following the merger, and assuming no exercise of dissenters' rights, the current stockholders of Hogansville will beneficially own approximately 8% of the FLAG common stock.

     In FLAG's merger with Abbeville, the actual exchange ratio for the transaction may not be determined until the merger closes. However, as of ______ __, 1999, Abbeville had 237,615 shares of common stock outstanding. Based on this number and on an Exchange Ratio of __________ (calculated using the last reported sale price of FLAG common stock on ______ __, 1999, of $__________), FLAG estimates that it will issue __________ shares of FLAG common stock to Abbeville stockholders. FLAG plans to issue approximately 1,175,000 shares of FLAG common stock to Thomaston Federal stockholders. Therefore, if FLAG completes the mergers with Abbeville and Thomaston Federal, FLAG estimates that the current stockholders of Hogansville will beneficially own __% of the outstanding FLAG common stock. See "SUMMARY - Recent Developments in FLAG's Business."

     The Merger Agreement permits FLAG to pursue and consummate other mergers, acquisitions or securities distributions. If FLAG issues or agrees to issue additional shares of FLAG common stock between the date of this Proxy Statement/Prospectus and the effective date of the merger in connection with a business acquisition or other securities distribution, the aggregate percentage of FLAG common stock that the Hogansville stockholders will receive in the merger will be decreased. Additionally, if FLAG pursues and consummates other mergers, acquisitions or securities distributions, the value of the FLAG common stock that the Hogansville stockholders receive in the merger may be reduced and the consummation of the merger may be delayed.

Background of And Reasons for the Merger

     Background of the Merger. In August, 1998, Hogansville began to assess its strategic alternatives and to contact a number of potential merger partners, including FLAG. As part of this assessment process, the Board of Directors of Hogansville met with FLAG representatives on January 6, 1999, to discuss a possible combination of Hogansville and FLAG.

     In negotiating the terms of the merger and the final exchange ratio, Hogansville and FLAG considered the relative book value and earnings of each entity, as well as certain special factors relating to historical performance, market growth potential, ancillary businesses and future growth plans. Hogansville and FLAG did not follow a precise formula in the negotiation of the final exchange ratio, which was based on a determination by management of each institution that the exchange ratio fairly represented equivalent value for the stockholders of each institution participating in the merger.

     To assist the Board of Directors of Hogansville with its deliberations on whether to approve and recommend the merger, the Board of Directors retained financial advisors to help in negotiating the terms of the merger agreement.

     The Board of Directors of Hogansville met on February 16, 1999, to discuss the Merger Agreement and the merger. After review of the matters before the Board of Directors, the Board of Directors of Hogansville unanimously approved the Merger Agreement and authorized the President and Chief Executive Officer of Hogansville to take the appropriate actions necessary to execute the Merger Agreement.

     The Board of Directors of FLAG met on April 21, 1999, to discuss the Merger Agreement. After review of the matters considered by the Executive Committee of FLAG, the Board of Directors of FLAG unanimously approved the Merger Agreement and authorized the President and Chief Executive Officer of FLAG to take the appropriate actions necessary to execute the Merger Agreement in substantially the form approved by the Board.

     On June 1, 1999, FLAG and Hogansville executed the Merger Agreement. FLAG and Hogansville each conducted a due diligence review of the material financial, operating and legal information relating to the other party.

     Hogansville's Reasons for the Merger and Recommendation of Directors. The Hogansville Board of Directors, with the assistance of outside advisors, evaluated the financial and market considerations bearing on the decision to recommend the merger to the stockholders of Hogansville. In reaching its conclusion that the Merger Agreement is in the best interests of Hogansville and its stockholders, the Hogansville Board of Directors carefully considered the following material factors:

     o    The financial and other terms of the Merger Agreement;

     o    The alternatives to the merger,  including Hogansville remaining as an
          independent   bank  holding  company  in  light  of  current  economic
          conditions in its market area;

     o The liquidity of the FLAG common stock as compared to the Hogansville common stock;

     o The business, operations, earnings and financial condition, including the capital levels and asset quality, of FLAG on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area;

     o The demographic, economic and financial characteristics of the markets in which FLAG operates, including the similarity to the markets in which Hogansville operates, existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis;

     o    The results of Hogansville's due diligence review of FLAG;

     o The additional support and resources provided by FLAG in the areas of technology, compliance and new product development;

     o    The  vision  shared  by  Hogansville   and  FLAG  relating  to  future
          expansion;

     o The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     o The fact that the merger qualifies as a tax-free reorganization to the stockholders of Hogansville.

     While each member of the Hogansville Board of Directors individually considered the foregoing and other factors, the Hogansville Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Hogansville Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the Hogansville stockholders.

     The terms of the merger, including the exchange ratio, were the result of arms-length negotiations between representatives of Hogansville and representatives of FLAG. Based upon its consideration of the foregoing factors, the Board of Directors of Hogansville approved the Merger Agreement and the merger as being in the best interests of Hogansville and its stockholders.

     The Hogansville Board of Directors unanimously recommends that Hogansville stockholders vote "FOR" approval of the Merger Agreement.

     FLAG's Reasons for the Merger. Since the completion of the merger of Middle Georgia Bankshares, Inc. with FLAG in March 1998, FLAG has explored opportunities that would further FLAG's goal of building a strong presence, primarily in Georgia, through a partnership of community banks. The FLAG Board of Directors evaluated the financial, legal and market considerations relating to the merger. In reaching its conclusion that the Merger Agreement with Hogansville is in the best interests of FLAG and its stockholders, the FLAG Board of Directors carefully considered the following material factors:

     o The information presented to the directors by the management of FLAG concerning the business, operations, earnings, asset quality, and financial condition of Hogansville, including the composition of the earning assets portfolio of Hogansville;

     o The financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Hogansville common stock;

     o The nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of Hogansville common stock for FLAG common stock for federal income tax purposes;

     o The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     o The opportunity for reducing the noninterest expense of the operations of Hogansville and the ability of the operations of Hogansville after the effective date of the merger to contribute to the earnings of FLAG;

     o The attractiveness of the Hogansville franchise, the market position of Hogansville in Hogansville, Georgia, the compatibility of the franchise of Hogansville with the operations of FLAG and the ability of Hogansville to contribute to the business strategy of FLAG;

     o The compatibility of the community bank orientation of the operations of Hogansville to that of FLAG; and

     o    The opportunity to leverage the infrastructure of FLAG.

     While each member of the FLAG Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The FLAG Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of the FLAG stockholders.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of FLAG and representatives of Hogansville. Based upon its consideration of the foregoing factors, the Board of Directors of FLAG approved the Merger Agreement and the merger as being in the best interests of FLAG and its stockholders.

Effective Date of the Merger

     The effective date of the merger will occur on the date and at the time that the Certificate of Merger is approved by the Georgia Secretary of State. Unless Hogansville and FLAG otherwise agree in writing, and subject to the conditions to the obligations of FLAG and Hogansville to effect the merger, the parties will use their reasonable efforts to cause the effective date of the merger to occur on or before the fifth business day following the last to occur of:

     o the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and

     o the date on which the stockholders of Hogansville approve the Merger Agreement.

     FLAG and Hogansville cannot assure that they can obtain the necessary stockholder and regulatory approvals or that they can or will satisfy other conditions precedent to the merger. FLAG and Hogansville anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed during the third quarter of 1999. However, delays in the consummation of the merger could occur.

     The Board of Directors of either FLAG or Hogansville may terminate the Merger Agreement if the merger is not consummated by October 31, 1999, unless the failure to consummate by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

Distribution of FLAG Certificates

     Promptly after the effective date of the merger, FLAG's exchange agent will mail to each holder of record of Hogansville common stock appropriate transmittal materials and instructions for the exchange of Hogansville stock certificates for FLAG stock certificates. FLAG stock certificates will be exchanged for Hogansville stock certificates, which, immediately prior to the effective date of the merger, represented outstanding shares of Hogansville common stock.

     Holders of  Hogansville  common stock should NOT send in their  Hogansville
stock   certificates   until  they  receive  the   transmittal   materials   and
instructions.

     After FLAG's exchange agent receives your Hogansville stock certificates and properly completed transmittal materials, the Exchange Agent will issue and mail to you a FLAG stock certificate representing the number of shares of FLAG common stock to which you are entitled. The Exchange Agent will also send Hogansville stockholders a check for the amount to be paid, without interest, for any fractional shares and for all undelivered dividends or distributions in respect of such shares.

     After the effective date of the merger, to the extent permitted by law, holders of Hogansville common stock of record as of the effective date of the merger will be entitled to vote at any meeting of FLAG stockholders the number of whole shares of FLAG common stock they will receive in the merger, regardless of whether such stockholders have surrendered their Hogansville stock certificates. Whenever FLAG declares a dividend or other distribution on FLAG common stock, the record date for which is at or after the effective date of the merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement. FLAG will not pay any dividend or other distribution payable after the effective date of the merger with respect to FLAG common stock to the holder of any unsurrendered Hogansville stock certificate until the holder duly surrenders such Hogansville stock certificate. In no event will the holder of any surrendered Hogansville stock certificate(s) be entitled to receive interest on any cash to be issued to such holder, except to the extent required in connection with dissenters' rights. In no event will FLAG or the Exchange Agent be liable to any holder of Hogansville common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     After  the  effective  date  of the  merger,  no  transfers  of  shares  of
Hogansville common stock on Hogansville's stock transfer books will be recognized. If Hogansville stock certificates are presented for transfer after the effective date of the merger, they will be canceled and exchanged for the shares of FLAG common stock and a check for the amount due in lieu of fractional shares, if any.

     After the effective date of the merger, holders of Hogansville stock certificates will have no rights with respect to the shares of Hogansville common stock other than the right to surrender such Hogansville stock certificates and receive in exchange the shares of FLAG common stock to which such holders are entitled. After the effective date of the merger, holders of Hogansville stock certificates who have complied with the provisions of Title 14, Chapter 2, Article 13 of the GBCC, which sets forth the right to dissent, may be entitled to receive in cash the fair value of such stockholder's shares of Hogansville common stock determined immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS. See "Appendix B" of this Proxy Statement/Prospectus.

     If a Hogansville stockholder wishes to have a FLAG certificate issued in a name other than that in which the Hogansville stock certificate surrendered for exchange is issued, the surrendered Hogansville stock certificate shall be properly endorsed and otherwise in proper form for transfer. The person requesting such exchange must include any requisite stock transfer tax stamps to the Hogansville stock certificates surrendered, provide funds for the purchase of any stock transfer tax stamps, or establish to the Exchange Agent's satisfaction that such taxes are not payable.

Conditions to Consummation of the Merger

     Consummation of the merger is subject to various conditions, including:

          o Approval of the Merger Agreement by the holders of a majority of the outstanding Hogansville common stock;

          o Receipt of certain regulatory approvals required for consummation of the merger (see "-- Regulatory Approvals");

          o Receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect;

          o The absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Merger Agreement;

          o The Registration Statement of which this Proxy Statement/Prospectus forms a part being declared effective by the SEC and the receipt of all necessary SEC and state approvals relating to the issuance or trading of the shares of FLAG common stock issuable pursuant to the Merger Agreement;

          o Approval of the shares of FLAG common stock issuable pursuant to the Merger Agreement for listing on the Nasdaq National Market;

          o Negotiation by John R. Hines, Jr., President and Chairman of the Board of Hogansville, of a mutually satisfactory employment relationship with FLAG;

          o Receipt of an opinion of Powell, Goldstein, Frazer & Murphy LLP as to the qualification of the merger as a tax-free reorganization (see "-- Certain Federal Income Tax Consequences");

          o The accuracy, in all material respects, as of the date of the Merger Agreement and as of the effective date of the merger, of the representations and warranties of Hogansville and FLAG as set forth in the Merger Agreement;

          o The performance of all agreements and the compliance with all covenants of Hogansville and FLAG as set forth in the Merger Agreement;

          o Receipt by FLAG of a letter from Porter Keadle Moore, LLP, independent accountants, to the effect that the merger will qualify for pooling of interests accounting treatment; and

          o Satisfaction of certain other conditions, including the execution of certain claims letters by the directors and officers of Hogansville, the receipt of certain opinion letters from counsel for FLAG and counsel for Hogansville, and receipt of various certificates from the officers of Hogansville and FLAG.

     FLAG and Hogansville cannot assure you as to when, or if, all of the conditions to the merger can or will be satisfied. In the event the merger is not complete on or before October 31, 1999, the Merger Agreement may be terminated and the merger abandoned by either Hogansville or FLAG, unless the failure to consummate the merger by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "-- Waiver, Amendment, and Termination."

Regulatory Approvals

     FLAG and Hogansville cannot complete the merger until they receive regulatory approvals from the Federal Reserve and the GDBF. These regulators will evaluate financial, managerial and competitive criteria, as well as the supervisory history of the parties and the public benefits of the merger. FLAG has filed all required regulatory applications. FLAG and Hogansville cannot assure when or whether they will receive the regulatory approvals. Additionally, the parties cannot assure that the regulatory approvals will impose no conditions or restrictions that in the judgment of their Boards of Directors would so adversely impact the economic or business benefits of the merger that, had such conditions or restrictions been known, the parties would not have entered into the Merger Agreement.

     FLAG and Hogansville are not aware of any other material governmental approvals or actions that are required for consummation of the merger.

Waiver, Amendment, and Termination

     To the extent permitted by applicable law, Hogansville and FLAG may amend the Merger Agreement by written agreement at any time before approval of the Merger Agreement by the Hogansville stockholders. After the Hogansville stockholders approve the Merger Agreement, no amendment shall be made to the Merger Agreement that, pursuant to Sections 14-2-1101 and 14-2-1103 of the GBCC, requires further stockholder approval, without receiving such stockholder approval. In addition, prior to or at the effective date of the merger, either Hogansville or FLAG, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless signed by a duly authorized officer of Hogansville or FLAG, as the case may be.

     FLAG and Hogansville may terminate the Merger Agreement and abandon the merger at any time prior to the effective date of the merger by:

     o    The mutual agreement of Hogansville and FLAG; or

     o    By FLAG or Hogansville:

          o In the event of any material breach of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of the inaccuracy and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Hogansville or FLAG Material Adverse Effect (as defined in the Merger Agreement), as applicable, on the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement),

          o In the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement),

          o If the merger is not consummated by October 31, 1999, provided that the failure to consummate is not due to a breach by the party electing to terminate, or

          o Provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement, if:

               o Any approval of any regulatory authority required for consummation of the merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, or

               o    The  stockholders of Hogansville fail to vote their approval
                    of  the  matters   submitted   for  the   approval  by  such
                    stockholders at the Special Meeting.

     In addition, Hogansville may terminate the Merger Agreement prior to the effective date of the merger if it enters into a definitive agreement with respect to the sale of Hogansville to any person or entity who or which has made a proposal to acquire Hogansville. If Hogansville terminates the Merger Agreement pursuant to this provision, Hogansville must pay FLAG $100,000 as reimbursement for the expenses FLAG incurred in connection with the merger.

     If FLAG and/or Hogansville terminate the merger as described in this section, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement will survive, including those relating to the obligations to maintain the confidentiality of certain information. In addition, termination of the Merger Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

Dissenters' Rights

     If the Merger Agreement and the transactions contemplated thereby are consummated, any stockholder of Hogansville who properly dissents from the merger in connection with the Special Meeting may be entitled to receive in cash the fair value of such stockholder's shares of Hogansville Common Stock determined immediately prior to the merger, excluding any appreciation of depreciation in anticipation of the merger.

--------------------------------------------------------------------------------

     FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

--------------------------------------------------------------------------------

     Any stockholder of Hogansville entitled to vote on the Merger Agreement has the right to receive payment of the fair value of his or her shares of Hogansville common stock upon compliance with the applicable provisions of the GBCC. A record stockholder may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial stockholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under Section 14-2-1303 of the GBCC are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders. Any Hogansville stockholder intending to enforce the right to dissent:

     o    may not vote in favor of the Merger Agreement, and

     o must file a written notice of intent to demand payment for his or her shares if the merger becomes effective (the "Objection Notice").

     A Hogansville stockholder should send the notice of intent to demand payment to: First Hogansville Bankshares, Inc., 111 High Street, P. O. Box 669, Hogansville, Georgia 30230-0669 (telephone: (706) 637-6621), Attention: John R. Hines, Jr., before the vote on the proposal to approve the Merger Agreement is taken at the meeting. The Objection Notice must state that the stockholder intends to demand payment for his or her shares of Hogansville Common Stock if the merger is effected. A vote against approval of the Merger Agreement, in and of itself, will not constitute an Objection Notice satisfying the requirements of the GBCC.

     If the Merger Agreement is approved by Hogansville's stockholders at the Special Meeting, each stockholder who has properly filed an Objection Notice and who has not voted in favor of the Merger Agreement will be notified by
Hogansville of such approval within ten days of the Special Meeting ("Dissenters' Notice"). Such Dissenters' Notice shall contain the following information:

     o    where  the  payment  demand  must be  sent  and  where  and  when  the
          Certificates   representing  the  Hogansville  Common  Stock  must  be
          deposited;

     o the extent to which the transfer of uncertificated shares will be restricted after the payment demand is received;

     o the date by which the corporation must receive the payment demand (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     o a copy of Title 14, Chapter 2, Article 13 of the GBCC (relating to dissenters' rights).

     Following the receipt of such Dissenters' Notice, any stockholder electing to dissent must demand payment of the fair value of such shares and deposit the certificates representing the Hogansville common sock in accordance with the terms of, and by the date set out in, the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the merger. A record stockholder who does not demand payment or deposit such holder's share certificates where required, each by the date set out in the Dissenters' Notice, is not entitled to payment for such holder's shares under Title 14, Chapter 2, Article 13 of the GBCC.

     Except as described below, within ten days of the later of the Effective Time, or the date of receipt of a payment demand, Hogansville must, by written notice, offer to each stockholder who has properly filed a payment demand, and who has deposited his or her Hogansville certificates representing the Hogansville Common Stock, to pay an amount Hogansville estimates to be a fair value for the stockholder's shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by:

     o    certain of Hogansville's recent financial statements;

     o a statement of Hogansville's estimate of the fair value of the shares involved;

     o    an explanation of how the interest was calculated;

     o a statement of the dissenter's right to demand payment under Section 14-2-1327 of the GBCC; and

     o    a copy of Title 14, Chapter 2, Article 13 of the GBCC.

     Any stockholder who accepts such offer by written notice to Hogansville within 30 days of the offer, or who is deemed to have accepted such offer due to his or her failure to respond to such offer within 30 days, shall receive payment for the dissenting stockholder's shares within 60 days of such offer to pay or consummation of the merger, whichever is later. If the merger is not consummated within 60 days following the date set for demanding payment and depositing share certificates, Hogansville must return the deposited certificates and release the transfer restrictions imposed on uncertified shares. If Hogansville then consummates the merger, it must send a new Dissenters' Notice and repeat the payment demand procedure.

     In the event that Hogansville fails to make any payment offer within ten days of the later of the date the proposed corporate action is taken or the date of receipt of a payment demand, Hogansville must provide certain information to the stockholder (the financial statements and other information required to accompany Hogansville's payment offer) within ten days after receipt of a written demand from such dissenting stockholder for such information. Additionally, such dissenting stockholder may, at any time within the three years following the consummation of the merger, notify Hogansville of his own estimate of the fair value of his shares and the interest due thereon, and demand payment of such amounts. If :

     o a dissenting stockholder is dissatisfied with an offer for payment made by Hogansville within the time period set forth above, or

     o Hogansville, having failed to effect the merger, does not return the deposited Hogansville Certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, such dissenting stockholder may notify Hogansville in writing of his own estimate of the fair value of his shares and the interest due thereon, and demand payment of such amounts.

     A dissenting stockholder waives such holder's right to demand payment under section 14-2-1327 of the GBCC unless such holder notifies Hogansville of such holder's demand in writing within 30 days after Hogansville makes or offers payment for such holder's shares.

     If such a demand for payment from any dissenting stockholder remains unsettled, within 60 days following the receipt by Hogansville of such demand for payment, Hogansville must institute proceedings in the superior court of the county where Hogansville's registered office is located (the "Court") requesting a nonjury equitable determination of the fair value of such dissenting stockholder's shares and the accrued interest owed to such dissenting stockholder. If Hogansville fails to file such action within the 60-day period, Hogansville must pay each dissenting stockholder whose demand remains unsettled the amount demanded by such dissenting stockholder. Hogansville is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each such dissenting stockholder. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Each dissenting stockholder made a party to the proceeding will be entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

     The Court will determine and assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against Hogansville, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting stockholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable:

     o against Hogansville, if Hogansville did not substantially comply with the requirements of the corporation as set out in Title 14, Chapter 2,
          Article 13, Part 2 of the GBCC;

     o against either Hogansville or the dissenting stockholder(s), if the Court finds that either party's actions were arbitrary, vexatious or otherwise not in good faith; or

     o if the Court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against Hogansville, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefited.

     No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by Hogansville in compliance with the Dissenters' Notice and payment offer requirements of Sections 14-2-1320 and 14-2-1322 of the GBCC.

     The foregoing summary of the applicable  provisions of Title 14, Chapter 2,
Article 13 of the GBCC is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix B to this Proxy Statement/Prospectus. The provisions of the statutes are technical in nature and complex. It is suggested that any stockholder who desires to exercise the right to object to the Merger Agreement consult counsel. Failure to comply with the provisions of the statute may defeat a stockholder's right to dissent. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Hogansville stockholders, except as indicated above or otherwise required by law.

     Any dissenting Hogansville stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Certain Federal Income Tax Consequences."

Conduct of Business Pending the Merger

     FLAG and Hogansville have agreed in the Merger Agreement that unless the other party gives prior written consent, and except as otherwise expressly contemplated in the Merger Agreement, each of FLAG and Hogansville will, and will cause its respective subsidiaries to:

     o    Operate its business only in the usual, regular, and ordinary course;

     o Preserve intact its business organization and assets and maintain its rights and franchises; and

     o    Take no action which would:

          o Materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without the imposition of certain conditions or restrictions referred to in the Merger Agreement, or

          o Materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement.

     In addition, Hogansville has agreed that, from the date of the Merger Agreement until the earlier of the effective date of the merger or the termination of the Merger Agreement, unless FLAG has given prior written consent, and except as otherwise expressly contemplated by the Merger Agreement, Hogansville will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

     o    Amend its Charter or Bylaws;

     o Incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Hogansville consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of Hogansville of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Merger Agreement that were previously disclosed to FLAG by Hogansville);

     o Repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans) any shares, or any securities convertible into any shares, of the capital stock of Hogansville, or declare or pay any dividend or make any other distribution in respect of Hogansville's capital stock other than as consistent with past practice and as previously disclosed to FLAG by Hogansville;

     o Except for the Merger Agreement, or pursuant to the exercise of stock options outstanding as of the date thereof and pursuant to the terms of such stock options in existence on the date thereof, or as previously disclosed to FLAG by Hogansville, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Hogansville common stock, or any stock appreciation rights, or any option, warrant, or other equity right;

     o Adjust, split, combine or reclassify any capital stock of Hogansville or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Hogansville common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $100,000 (other than in the ordinary course of business for reasonable and adequate consideration) or any shares of capital stock of Hogansville;

     o Enter into or amend any employment contract between Hogansville and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) that Hogansville does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective date of the merger;

     o Except for loans and investments made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any entity, other than in connection with:

          o    Foreclosures in the ordinary course of business,

          o Acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or

          o The creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

     o Grant any increase in compensation or benefits to the employees or officers of Hogansville, other than in the ordinary course of business, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement and previously disclosed to FLAG by Hogansville; enter into or amend any severance agreements with officers of Hogansville; grant any material increase in fees or other increases in compensation or other benefits to directors of Hogansville except in accordance with past practice previously disclosed to FLAG by Hogansville; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

     o Adopt any new employee benefit plan of Hogansville or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Hogansville other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

     o Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

     o Commence any litigation other than in accordance with past practice or except as previously disclosed to FLAG by Hogansville, or settle any litigation involving any liability of Hogansville for material money damages or restrictions upon the operations of Hogansville; or

     o Except in the ordinary course of business, enter into, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

     The  Merger  Agreement  also  provides  that  from the  date of the  Merger
Agreement until the earlier of the effective date of the merger or the termination of the Merger Agreement, unless Hogansville has given prior written consent, and except as otherwise expressly contemplated by the Merger Agreement, FLAG will not amend the Articles of Incorporation or Bylaws of FLAG in any manner adverse to the holders of Hogansville common stock or take any action that will materially adversely impact the ability of the FLAG entities to consummate the merger.

Management and Operations after the Merger; Interests of Certain Persons in the Merger

     Following the merger, The Citizens Bank will be a wholly-owned subsidiary of FLAG. Certain members of Hogansville's management and the Hogansville Board of Directors have interests in the merger in addition to their interests as stockholders of Hogansville generally. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers and eligibility for certain FLAG employee benefits. Promptly after the effective date of the merger, John R. Hines, Jr., President and Chairman of the Board of Hogansville, will become a member of FLAG's Board of Directors. Additionally, the Merger Agreement provides that Mr. Hines will have negotiated a mutually satisfactory employment relationship with FLAG. As of the Record Date, one of the directors of Hogansville beneficially owned 7,125 shares, or
 .1 %, of the outstanding shares, of FLAG common stock.

     Indemnification and Advancement of Expenses. The Merger Agreement provides that FLAG will indemnify, defend and hold harmless each person entitled to indemnification from a Hogansville entity against all liabilities arising out of actions or omissions occurring at or prior to the effective date of the merger (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under Georgia law and by Hogansville's Articles and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by FLAG is required to effectuate any indemnification, FLAG will direct, at the election of the indemnified party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FLAG and the indemnified party.

     Separation Agreement. The Merger Agreement provides, as a condition to consummation of the merger, that John R. Hines, Jr., President and Chairman of the Board of Hogansville, will have negotiated a mutually satisfactory employment relationship with FLAG. FLAG has proposed that Mr. Hines enter into a separation agreement with FLAG that contains the following terms:

     g o Mr. Hines will receive severance payments equal to his annual base salary and bonus paid over the previous three fiscal years in the event that he is involuntarily terminated pursuant to certain Payment Events, as that term is defined in the separation agreement;

     o Mr. Hines will make certain covenants to maintain the confidentiality of FLAG Confidential Information, as that term is defined in the separation agreement; and

     o Mr. Hines will not compete with FLAG during the term of the separation agreement and for a 12-month period following the termination of the separation agreement or the termination of his status as an employee of FLAG.

     Other Matters Relating to Employee Benefit Plans. The Merger Agreement also provides that, after the effective date of the merger, FLAG will either:

     o continue to provide to officers and employees of Hogansville employee benefits under Hogansville's existing employee benefit and welfare plans or,

     o if FLAG determines to provide to officers and employees of Hogansville employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of Hogansville employee benefits under employee benefit and welfare plans, on terms and conditions which, when taken as a whole are substantially similar to those currently provided by the FLAG entities to their similarly situated officers and employees.

     For purposes of participation and vesting (but not accrual of benefits) under FLAG's employee benefit plans, service under any qualified defined contribution plans of Hogansville will be treated as service under FLAG's qualified defined contribution plans, and service under any other employee benefit plans of Hogansville will be treated as service under any similar employee benefit plans maintained by FLAG. For officers and employees of Hogansville who, at or after the effective date of the merger, become employees of a FLAG entity and who, immediately prior to the effective date of the merger, are participants in one or more employee welfare benefit plans maintained by Hogansville, FLAG will cause each comparable employee welfare benefit plan which is substituted for a Hogansville welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if any, that overlaps with the then current plan year for each such substituted employee welfare benefit plan. FLAG also will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts previously disclosed to FLAG by Hogansville between Hogansville and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective date of the merger under the Hogansville benefit plans.

Certain Federal Income Tax Consequences

     The following section summarizes the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the merger to stockholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, among others, or employees who may acquire their shares upon the exercise of employment-based stock options). Nor does this summary address any consequences of the merger under any state, local, estate, or foreign tax laws. You are urged to consult your own tax advisors as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     The parties to the merger have not, and will not, request a federal income tax ruling from the Internal Revenue Service ("IRS") as to the tax consequences of this transaction. Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to FLAG, will render an opinion to FLAG and Hogansville concerning the material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion, based upon the assumption that the merger is consummated in accordance with the Merger Agreement and the representations made by the management of FLAG and Hogansville, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the Code, the stockholders of Hogansville will have the following federal income tax consequences:

     o The stockholders of Hogansville will recognize no gain or loss upon the exchange of all of their Hogansville common stock solely for shares of FLAG common stock;

     o The aggregate tax basis of the FLAG common stock received by the Hogansville stockholders in the merger will, in each instance, be the same as the aggregate tax basis of the Hogansville common stock surrendered in exchange therefor, less the basis of any fractional share of FLAG common stock settled by cash payment;

     o The holding period of the FLAG common stock received by the Hogansville stockholders will, in each instance, include the period during which the Hogansville common stock surrendered in exchange therefor was held, provided that the Hogansville common stock was held as a capital asset on the date of the exchange;

     o The payment of cash to Hogansville stockholders in lieu of fractional share interests of FLAG common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by FLAG. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging stockholder; and

     o Where, pursuant to the exercise of dissenters' rights, a stockholder receives cash in exchange for Hogansville common stock, the former Hogansville stockholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received as a redemption in exchange for such holder's Hogansville common stock.

     Each Hogansville stockholder who receives FLAG common stock in the merger will be required to attach a statement to such stockholder's federal income tax return for the year of the merger which describes the facts of the merger, including the stockholder's basis in the Hogansville common stock exchanged, and the number of shares of FLAG common stock received in exchange for Hogansville common stock. Each stockholder should also keep as part of such stockholder's permanent records information necessary to establish such stockholder's basis in, and holding period for, the FLAG common stock received in the merger.

     If the merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows:

     o Gain or loss would be recognized by the holders of Hogansville common stock upon the exchange of such shares in the merger for shares of FLAG common stock, the amount of such gain or loss will be equal to the difference between the fair market value of the shares of FLAG common stock received in the merger, plus any cash in lieu of fractional shares, and your basis in the Hogansville common stock surrendered in the merger;

     o The tax basis of the FLAG common stock to be received by the holders of Hogansville common stock in the merger would be the fair market value of such shares of FLAG common stock at the effective date of the merger;

     o The holding period of such shares of FLAG common stock to be received by Hogansville stockholders pursuant to the merger would begin the day after the effective date of the merger; and

     o Hogansville will be deemed to have sold all of its assets to FLAG in a taxable exchange as a result of the merger. As a result, Hogansville would recognize gain or loss equal to the difference between the sum of the fair market value of the FLAG common stock issued to the Hogansville stockholders in the merger plus the liabilities of Hogansville assumed by FLAG (or to which Hogansville's assets are taken subject) at the time of the merger and Hogansville's basis in its assets. Hogansville would be liable for (and FLAG would assume as a result of the merger) any tax due with respect to any net gain recognized as a result of the deemed sale of assets by Hogansville.

     If the condition of receiving this tax opinion is waived by Hogansville, Hogansville will resolicit its stockholders prior to proceeding with the merger.

     Certain tax consequences of the merger may vary depending upon your particular circumstances. You are urged to consult your own tax advisors to determine the particular tax consequences of the merger to you (including the application and effect of federal, state, local and foreign income and other tax laws).

Accounting Treatment

     FLAG and Hogansville anticipate that the merger will be accounted for as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Hogansville will be carried forward at their previously recorded amounts.

     In order for the merger to qualify for pooling of interests accounting treatment, substantially all (90% or more) of the outstanding Hogansville common stock must be exchanged for FLAG common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the effective date of the merger.

     There are certain conditions on the exchange of Hogansville common stock for FLAG common stock by affiliates of Hogansville, and there are certain restrictions on the transferability of the FLAG common stock received by those affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment for the merger. See "-- Resales of FLAG Common Stock."

Expenses and Fees

     The Merger Agreement provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     In the event that Hogansville terminates the Merger Agreement by entering into a definitive agreement with respect to the sale of Hogansville to any person or entity who or which has made a proposal to acquire Hogansville, Hogansville will pay FLAG $100,000 as reimbursement for the expenses of FLAG incurred in connection with the merger.

Resales of FLAG Common Stock

     The FLAG common stock issued to stockholders of Hogansville in connection with the merger will be registered under the Securities Act. The shares of FLAG common stock that the holders of Hogansville common stock receive will be freely transferable by those stockholders of Hogansville and FLAG not considered to be "Affiliates" of Hogansville or FLAG. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Hogansville or FLAG at the time of the Special Meeting (generally, directors, executive officers and 10% stockholders).

     Rules 144 and 145 under the Securities Act restrict the sale of FLAG common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective date of the merger, Affiliates of Hogansville or FLAG may resell publicly the FLAG common stock received by them in the merger within certain limitations as to the amount of FLAG common stock sold in any three-month period and as to the manner of sale. After this one-year period, Affiliates of Hogansville who are not Affiliates of FLAG may resell their shares without restriction. The ability of Affiliates to resell shares of FLAG common stock received in the merger under Rule 144 or 145 as summarized in this Proxy Statement/Prospectus generally will be subject to FLAG's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell FLAG common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of FLAG common stock received by persons who may be deemed to be Affiliates of Hogansville or FLAG.

     Hogansville has agreed to use its reasonable efforts to cause each person who Hogansville considers to be an Affiliate of Hogansville to sign and deliver to FLAG an agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any FLAG common stock obtained as a result of the merger:

     o except in compliance with the Securities Act and the rules and regulations of the SEC and

     o in any case, until financial results covering at least 30 days of post-merger combined operations of FLAG have been published.

     The receipt of the Hogansville Affiliate Agreements by FLAG is also a condition to FLAG's obligations to consummate the merger. Prior to publication of such results, FLAG will not transfer on its books any shares of FLAG common stock received by an Affiliate in the merger. The stock certificates representing FLAG common stock issued to Affiliates in the merger may bear a legend summarizing these restrictions. See "-- Conditions to Consummation of the Merger."

                        DESCRIPTION OF FLAG COMMON STOCK

     FLAG's authorized capital stock consists of 20,000,000 shares of $1.00 par value common stock, and 10,000,000 shares of preferred stock. The holders of the FLAG common stock have unlimited voting rights and are entitled to one vote per share for all purposes. Subject to such preferential rights as may be determined by the Board of Directors of FLAG in connection with the future issuance of shares of FLAG preferred stock, holders of FLAG common stock are entitled to such dividends, if any, as may be declared by the Board of Directors of FLAG in compliance with the provisions of the Georgia Business Corporation Code and the regulations of the appropriate regulatory authorities, and to receive the net assets of the corporation upon dissolution. The FLAG common stock does not have any preemptive rights with respect to acquiring additional shares of FLAG common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of FLAG common stock are, and the shares to be issued by FLAG in connection with the Merger Agreement will be, when issued, fully-paid and nonassessable. The FLAG Board of Directors is divided into three classes, as nearly equal in number as possible. FLAG common stock does not have cumulative voting rights in the election of FLAG directors.

     The Board of Directors is authorized to determine the series, preferences, limitations, and relative rights, including par value, of any authorized but unissued shares of FLAG preferred stock. No shares of FLAG preferred stock are presently outstanding. Although such shares may be issued in the future, FLAG has no present plans to issue any preferred stock. The FLAG preferred stock was authorized for future flexibility, and could be issued in a manner that could have an anti-takeover effect by discouraging a third party from seeking to acquire FLAG. FLAG knows of no present attempts to acquire FLAG.

     In order to approve certain "business combinations" with certain "interested stockholders" (10% or more stockholders), or to amend the provisions in the FLAG Articles of Incorporation relating to such business combinations, the affirmative vote of two-thirds of the issued and outstanding shares of FLAG common stock entitled to vote thereon is required, unless:

     o at least two-thirds of the directors of FLAG approve a memorandum of understanding with the interested stockholder regarding the business combination prior to the date on which such stockholder became an interested stockholder, or

     o the business combination is unanimously approved by certain "continuing directors" of FLAG. In addition, in order to amend certain provisions of FLAG's Articles of Incorporation and Bylaws relating to the number, election, term and removal of FLAG Directors, a two-thirds vote of the issued and outstanding shares of FLAG is required, unless two-thirds of the directors then serving approve the amendment.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the merger, holders of Hogansville common stock will be exchanging their shares of a Georgia corporation governed by the GBCC and Hogansville's Articles of Incorporation (the "Hogansville Articles"), and Bylaws, for shares of common stock of FLAG, a Georgia corporation, which is governed by the GBCC, FLAG's Articles of Incorporation (the "FLAG Articles") and FLAG's Bylaws. Certain significant differences exist between the rights of Hogansville stockholders and those of FLAG stockholders. The differences that Hogansville and FLAG consider material are summarized below. The following discussion is necessarily general. It is not intended to be a complete statement of all the differences affecting the rights of stockholders, and their respective entities, and it is qualified in its entirety by reference to the Georgia Business Corporation Code, as well as to FLAG's Articles and Bylaws and Hogansville's Articles and Bylaws.

Authorized Capital Stock

     FLAG. The FLAG Articles authorize the issuance of an aggregate of 20,000,000 shares of common stock, $1.00 par value, of which 6,561,879 shares were issued and outstanding as of March 31, 1999. The FLAG Articles also authorize the issuance, in one or more series, of not more than 10,000,000 shares of preferred stock with preferences, limitations and relative rights, including par value, as the FLAG Board of Directors from time to time may determine and set forth in an amendment to the FLAG Articles. No shares of preferred stock are issued and outstanding.

     Shares of FLAG common stock have unlimited voting rights and are entitled to receive the net assets of FLAG upon the dissolution of the corporation. The FLAG Bylaws provide that each share of FLAG common stock is entitled to one vote per share for all purposes.

     FLAG's Board of Directors may authorize the issuance of authorized but unissued shares of FLAG common stock without further action by FLAG's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which FLAG's capital stock may be listed. FLAG's stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of FLAG common stock or FLAG Preferred Stock or any option or warrant for the purchase thereof.

     The authority to issue additional shares of FLAG common stock provides FLAG with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of FLAG common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, mergers, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of FLAG. In addition, the sale of a substantial number of shares of FLAG common stock to persons who have an understanding with FLAG concerning the voting of such shares, or the distribution or declaration of a dividend of shares of FLAG common stock (or the right to receive FLAG common stock) to FLAG stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of FLAG.

     Hogansville. Hogansville's authorized capital stock consists of 100,000 shares of Hogansville common stock, $10.00 par value, of which 94,500 shares of common stock were issued and outstanding as of the Hogansville Record Date. Hogansville's Bylaws provide that each share of Hogansville common stock is entitled to one vote per share for all purposes. Hogansville's Articles provide that stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Hogansville common stock or any option or warrant for the purchase thereof.

Amendment of Articles of Incorporation and Bylaws

     FLAG. The FLAG Articles and Bylaws are generally silent with respect to the issue of amending the FLAG Articles, and thus, the Georgia Business Corporation Code dictates the requirements for making such an amendment. The Georgia Business Corporation Code generally provides that other than in the case of certain routine amendments which may be made by a corporation's board of directors without stockholder action (such as changing the corporate name), and other amendments which the Georgia Business Corporation Code specifically allows without stockholder action, the corporation's board of directors must recommend any amendment of the FLAG Articles to the stockholders (unless the board elects to make no such recommendation because of a conflict of interest or other special circumstances, and the board communicates the reasons for its election to the stockholders) and the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment (unless the Georgia Business Corporation Code, the articles of incorporation, or the board require a greater vote or a vote by voting groups) is required to amend a corporation's articles of incorporation. The FLAG Articles provide that the provisions regarding the approval required for certain business combinations may only be changed by the affirmative vote of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote thereon at any regular or Special Meeting of the stockholders, and notice of the proposed change must be contained in the notice of the meeting, unless two-thirds of certain "continuing directors" approve the proposed amendment. The FLAG Articles also provide that the provisions regarding the election, term and removal of FLAG Directors may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of FLAG entitled to vote in an election of directors or at any regular or Special Meeting of the stockholders, and notice of any proposed change must be contained in the notice of the meeting, unless two-thirds of the directors then serving approve the proposed amendment.

     The FLAG Bylaws generally provide that the Bylaws may be made, amended or repealed by the FLAG Board of Directors unless the FLAG Articles or the Georgia Business Corporation Code reserve the power to amend or repeal the Bylaws exclusively to the stockholders in whole or in part, or the stockholders, in amending or repealing a particular Bylaw, provide expressly that the FLAG Board of Directors may not amend or repeal that Bylaw. Neither the FLAG Articles nor Bylaws expressly permit the FLAG stockholders to make, alter or rescind any Bylaws. Any amendment of the provisions in the FLAG Bylaws relating to the number of directors of FLAG requires the affirmative vote of two-thirds of all directors then in office or the affirmative vote of the holders of two-thirds of the issued and outstanding shares of FLAG entitled to vote at any regular or Special Meeting of the stockholders called for that purpose. Unless two-thirds of the directors then serving approve, the provisions in the FLAG Bylaws relating to the removal of FLAG directors by the FLAG stockholders may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of FLAG entitled to vote in an election of directors or at any regular or Special Meeting of the stockholders, and notice of any proposed change must be contained in the notice of the meeting.

     Hogansville. The Hogansville Articles and Bylaws are silent with respect to the issue of amending the Hogansville Articles, and thus, the Georgia Business Corporation Code dictates the requirements for making such an amendment..

     The Hogansville Bylaws provide that the Bylaws may be amended by the board of directors, but any bylaws adopted by the board of directors may be altered, amended or repealed and new bylaws adopted, by the stockholders by majority vote of all of the shares having voting power.

Classified Board of Directors and Absence of Cumulative Voting

     FLAG. FLAG's Bylaws generally provide that the number of directors constituting the FLAG Board of Directors shall be between ten and twenty-five. The Board of Directors fixes the precise number of directors. FLAG currently has thirteen directors.

     The FLAG Board of Directors is classified. The FLAG Articles and Bylaws provide that FLAG's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of FLAG having a classified Board of Directors is that only approximately one-third of the members of the Board of Directors are elected each year, which effectively requires two annual meetings for FLAG's stockholders to change a majority of the members of the Board of Directors.

     The FLAG Bylaws provide that in the event of a vacancy on the FLAG Board of Directors, including any vacancy created by reason of an increase in the number of directors, such vacancy may be filled by the stockholders of FLAG, the FLAG

Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by affirmative vote of a majority of the remaining directors. FLAG stockholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     Hogansville. The Hogansville Articles only address the number of initial directors. The Hogansville Bylaws generally provide that the Board of Directors may consist of between two and ten members. The Hogansville Bylaws state that in the event of a vacancy on the Hogansville Board of Directors, including a vacancy created by an increase in the number of directors, such vacancy may be filled by the affirmative vote of the majority of the remaining directors, although less than a quorum of the Board of Directors. A director elected to fill a vacancy serves until the next election of directors by the stockholders. The Hogansville Articles do not address the voting rights of stockholders. The Hogansville Bylaws provide that each holder of shares of Hogansville common stock shall be entitled to one vote for each share held by such holder, including votes for the election of directors. Hogansville stockholders are not entitled to cumulate votes.

Removal of Directors

     FLAG. Under the FLAG Articles and Bylaws, any one or more directors of FLAG may be removed from office, but only for cause (defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over FLAG, or breach of fiduciary duty involving personal profit). Such removal must be effected by the affirmative vote of the holders of a majority of the outstanding shares of FLAG.

     Hogansville. The Hogansville Bylaws provide that any director may be removed with or without case cause at a meeting of stockholders called expressly for that purpose by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, and his successor may be elected at the same or any subsequent meeting of stockholders; provided, that to the extent any vacancy created by such removal is not filled by such an election within 60 days after such removal, the remaining directors, shall, by majority vote, fill any such vacancy.

Indemnification

     FLAG. The FLAG Articles and Bylaws generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding which is initiated against such person by reason of his serving as a director, to the fullest extent authorized by the Georgia Business Corporation Code; provided, however, that FLAG will not indemnify any director for any liability or expenses incurred by such director:

     o for any appropriation, in violation of his duties, of any business opportunity of FLAG;

     o for any acts or omissions which involve intentional misconduct or a knowing violation of law;

     o for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or successor provisions; or

     o for any transaction from which the director derives an improper personal benefit.

     FLAG's Articles and Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the Georgia Business Corporation Code, the purchase of insurance by FLAG against any liability of the director arising from his duties and actions as a director, the survival of such indemnification to the director's heirs, executors and administrators, and the limitation of a director's liability to the corporation itself. The indemnification provisions state that they are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled. The FLAG Bylaws also provide for similar indemnification of the officers of FLAG. The FLAG Bylaws provide that stockholders are entitled to notification of any indemnification granted to the directors.

     Hogansville. The Hogansville Articles are silent with respect to the issue of indemnification of directors and officers. The Hogansville Bylaws provide for indemnification of directors and officers.

Special Meetings of Stockholders

     FLAG. FLAG's Bylaws provide that special meetings of the stockholders may be called at any time by a majority of the entire Board of Directors of FLAG, the Chairman of the Board, the President, or, upon delivery to FLAG's Secretary of a signed and dated written request setting out the purpose or purposes for the meeting, the holders of a majority of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     Hogansville. The Hogansville Bylaws provide that special meetings of the stockholders may be called for any purpose, by the President or the Chairman of the Board of Directors, or a majority of the Board of Directors. Hogansville is required to call a special meeting when requested in writing by not less than 50% of all shares of Hogansville entitled to vote at the meeting. Such request must state the purposes for which the meeting is being called.

Actions by Stockholders Without a Meeting

     FLAG.  In  accordance  with  Section   14-2-704  of  the  Georgia  Business
Corporation Code, action required or permitted by the Georgia Business Corporation Code to be taken at an annual or special meeting may be taken without a meeting if the action is taken by all the stockholders entitled to vote on the action.

     The provisions of the Georgia Business Corporation Code do not affect the special voting requirements contained in the FLAG Articles or FLAG's Bylaws for the approval of a business combination or the amendment of such provision. The approval of a business combination or of an amendment to the provision which sets forth the voting requirements of such combinations requires the affirmative vote of the holders of two-thirds of all shares of FLAG common stock outstanding and entitled to vote, unless:

     o two-thirds of the directors of FLAG approve a memorandum of understanding with the interested stockholder prior to the date when such interested stockholder first became an interested stockholder, or

     o the business combination is unanimously approved by the continuing directors of FLAG.

     Hogansville. In accordance with Section 14-2-704 of the Georgia Business Corporation Code, action required or permitted by the Georgia Business Corporation Code to be taken at an annual or special meeting may be taken without a meeting if the action is taken by all the stockholders entitled to vote on the action. The Hogansville Bylaws also specifically provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if all of the stockholders consent thereto in writing, setting forth the action so taken.

Mergers, Consolidations, and Sales of Assets

     FLAG. The FLAG Articles generally require the affirmative vote of the holders of at least two-thirds of all the issued and outstanding shares (other than shares held by an "interested stockholder") of FLAG common stock entitled to vote to approve a "business combination" with an interested stockholder (basically, a 10% or more stockholder of FLAG), unless:

     o two-thirds of the directors of FLAG approve a memorandum of understanding with the interested stockholder regarding the business combination prior to the date such stockholder became an interested stockholder, or

     o    the  business   combination   is   unanimously   approved  by  certain
          "continuing directors" of FLAG.

     In addition, FLAG's Bylaws expressly provide that the terms and requirements of Sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code will be applicable to FLAG and to any business combination approved or recommended by the Board of Directors of FLAG. As a result, Section 14-2-1111 requires that the business combination be:

     o unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or

     o recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders voting shares of the corporation (other than the voting shares beneficially owned by the interested stockholder who is a party to the business combination).

     These voting requirements are required in addition to any vote otherwise required by law or the FLAG Articles. Further, Section 14-2-1112 states that the voting requirements in Section 14-2-1111 do not apply as long as all of the stockholders of FLAG receive a fair price in return for their stock as a result of the business combination. However, the voting requirements contained within the FLAG Articles would continue to apply to any such business combinations.

     The provisions of the FLAG Articles and FLAG's Bylaws relating to business combinations and Sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code are designed as anti-takeover measures, and for the protection of the minority stockholders of FLAG against some of the inequities which arise in certain hostile takeover attempts.

     Hogansville. The Hogansville Articles and Bylaws are silent with respect to mergers, consolidations and sales of assets.

Stockholders' Rights to Examine Books and Records

     FLAG. The FLAG Bylaws state that the Board of Directors of FLAG has the power to determine which accounts and books of FLAG, if any, will be open to the inspection of stockholders, except such books and records which are required by law to be held open for inspection. The Georgia Business Corporation Code provides that a stockholder is entitled to inspect and copy certain books and records (such as the corporation's articles of incorporation or bylaws) upon written demand at least five days before the date on which he wishes to inspect such records. A stockholder is entitled to inspect certain other documents (such as minutes of the meetings of the board of directors, accounting records and the record of stockholders of the corporation) provided that:

     o such inspection must occur during regular business hours at a reasonable location determined by FLAG, and

          o any such demand for inspection will only be permitted if the following conditions are met:

          o the demand for inspection is made in good faith, or made for a proper purpose (a purpose reasonably relevant to such person's legitimate interest as a stockholder);

          o the stockholder describes with particularity his or her purpose for the inspection and the documents which he wishes to inspect;

          o the records requested for inspection by the stockholder are directly connected with his or her stated purpose; and,

          o the records are to be used solely for the stockholder's stated purpose.

     The FLAG Bylaws also state that the Board has the power to prescribe reasonable rules and regulations not in conflict with applicable law for the inspection of corporate books or accounts.

     Hogansville. The Hogansville Articles and Bylaws are silent with regard to the inspection of books and records.

Dividends

     FLAG. The FLAG Bylaws provide that dividends upon the capital stock of FLAG may be declared by the FLAG Board of Directors, as long as the Board of Directors complies with the requirements of the Georgia Business Corporation Code and the applicable rules and regulations of any relevant regulatory authorities. Such dividends may be paid in cash, property, or shares of FLAG's capital stock. Section 14-2-640 of the Georgia Business Corporation Code provides, generally, that no distribution, including dividends, may be made by a corporation if, after giving the distribution effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus any amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     Hogansville. The Hogansville Articles provide that Hogansville may distribute to stockholders out of capital surplus of the Corporation a portion of its assets. The Hogansville Bylaws provide that dividends upon the stock of Hogansville may be declared by the Hogansville Board of Directors at any regular or special meetings pursuant to law.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS


     FLAG common stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "FLAG." The following table sets forth the high and low sale prices per share of FLAG common stock on the Nasdaq National Market and the dividends paid per share of FLAG common stock for the indicated periods. Effective June 3, 1998, FLAG declared a 3-for-2 stock split. The amounts below have been adjusted to reflect the stock split.

                                           Sale Price Per
                                            Share of FLAG     Dividends Declared
                                            Common Stock       Per Share of FLAG
                                                                 Common Stock
                                        --------------------
                                         High       Low
                                        --------- ---------- -------------------
1996
First Quarter...........................  $ 9.67     $ 8.33       $0.042
Second Quarter..........................    9.00       8.00        0.034
Third Quarter...........................    8.50       6.33        0.034
Fourth Quarter..........................    7.83       7.17        0.034
1997
First Quarter...........................  $ 8.67     $ 6.83       $0.046
Second Quarter..........................    9.75       7.50        0.034
Third Quarter...........................   11.00       9.33        0.034
Fourth Quarter..........................   14.33      11.00        0.034
1998
First Quarter........................... $ 14.33    $ 11.92       $0.046
Second Quarter..........................   19.38      12.67        0.060
Third Quarter...........................   19.38      12.50        0.060
Fourth Quarter..........................   14.62      10.25        0.060
1999
First Quarter...........................   11.81       9.12        0.060
Second Quarter..........................   11.00       9.00        0.060
Third Quarter (through_______ __,1999)..


     On February 22, 1999, the last day prior to the public announcement of FLAG's proposed acquisition of Hogansville, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $11.37 as adjusted for 3-for-2 stock split effective June 3, 1998, and the resulting equivalent pro forma price per share of Hogansville common stock (based on the 6.08466 Exchange Ratio) was $69.21. On _____________, 1999, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $______, and the resulting equivalent pro forma price per share of Hogansville common stock was $_____. The equivalent per share price of a share of Hogansville common stock at each specified date represents the last reported sale price of a share of FLAG common stock on such date multiplied by the Exchange Ratio.

     The market price of FLAG common stock on the effective date of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the Merger Agreement was executed, at the time of mailing of this Proxy Statement/Prospectus, or at the time of the Special Meeting. Holders of Hogansville common stock are not assured of receiving any specific market value of FLAG common stock on the effective date of the merger, and such value may be substantially more or less than the current value of FLAG common stock.

     There is no established public trading market for the Hogansville common stock. To the knowledge of Hogansville, the most recent trade of Hogansville common stock prior to February 22, 1999, the last day prior to the public announcement of the proposed merger between FLAG and Hogansville, was the sale of 1,650 shares on March 22, 1996, at $25.00 per share. To the knowledge of Hogansville, there have been no trades of Hogansville common stock since the announcement of the merger.

     Hogansville's practice is to declare and pay dividends to its stockholders on a quarterly basis each year. Since its formation in 1982, Hogansville has declared a dividend of $0.10 per share per quarter, or $0.40 per share per year.

     The information regarding Hogansville common stock is provided for informational purposes only and, due to the absence of an active market for Hogansville's shares you should not view it as indicative of the actual or market value of Hogansville common stock.

     The holders of FLAG common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. FLAG has paid regular quarterly cash dividends on its common stock since 1987. Although FLAG currently intends to continue to pay quarterly cash dividends on FLAG common stock, FLAG cannot assure that its dividend policy will not change after consummation of the merger. Whether FLAG declares and pays dividends will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to the provisions of the Merger Agreement relating to FLAG's and Hogansville's abilities to pay dividends on their respective common stock during the pendency of the merger, see "DESCRIPTION OF MERGER -- Conduct of the Business Pending the Merger."

     FLAG is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary depository institutions. FLAG's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay.


                             BUSINESS OF HOGANSVILLE

General

     Hogansville is a bank holding company headquartered in Hogansville, Georgia. Hogansville's wholly-owned subsidiary, The Citizens Bank, operates two banking offices in Hogansville. The Citizens Bank is a community based financial institution that offers a broad range of banking and banking-related products and services. As of March 31, 1999, Hogansville had total consolidated assets of approximately $31 million, total consolidated deposits of approximately $27 million,  and  total  consolidated  stockholders'  equity  of  approximately  $3 million.

Management Stock Ownership

     The following table presents information about each of the directors and executive officers of Hogansville and all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. Information relating to beneficial ownership of the Hogansville common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934, as currently in effect (the "Exchange Act"). Under such rules, a person is considered to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                                                         Number of
Beneficial Owner                                          Shares    Percentage
----------------                                          ------    ----------

John R. Hines, Jr. (1) (2) (3) (4).....................   48,150       51.0 %
John C. McKibben (1) (2) ..............................    4,900        5.2
R.B. Crawford (2)(5)...................................    3,500        3.7
Phil L. Waldrop (2) (6)................................    2,500        2.6
Mack Reynolds (2) (7)..................................    2,000        2.1
Yvonne S. McKibben (2) (3).............................    1,250        1.3
Billy Tucker (2).......................................    1,250        1.3
Jim Lasater (2) (8)....................................    1,000        1.1
All directors and executive officers as a group (9)....   64,550       68.3

--------------------------------------------------------------------------------

(1) Beneficial owner of 5% or more of the outstanding shares of Hogansville common stock.
(2)  Director.
(3)  Executive officer.
(4) Includes (a) 9,430 shares in an employee profit sharing plan which Mr. Hines has the power to vote as trustee and (b) 500 shares owned by his wife, Charlene Morse Hines, of which Mr. Hines disclaims beneficial ownership.
(5) Consists of shares owned by Mr. Crawford's mother, which he has the power to vote.
(6)  Held jointly with Mr. Waldrop's wife.
(7) Includes 1,000 shares owned by a pension plan which Mr. Reynolds has the power to vote.
(8) Consists of shares owned by Mr. Lasater's wife of which he disclaims beneficial ownership.
(9) Consists of 8 persons. Includes shares with respect to which beneficial ownership is disclaimed. See notes 4 and 8.

Voting Securities and Principal Stockholders of Hogansville

     The following lists each stockholder of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 94,500 outstanding shares of Hogansville common stock as of the Record Date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Hogansville common stock is based upon "beneficial ownership" concepts set forth in rules under the Exchange Act. Under such rules, a person is considered to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be considered to be a beneficial owner of the same securities.

                                          Number of Shares          Percent
                                         Beneficially Owned            of
Name and Address                           at Record Date          Class (%)
----------------                           --------------          ---------

John R. Hines, Jr.                             48,150 (1)            51.0%
105 Maple Drive
Hogansville, Georgia  30230

John C. McKibben                                4,900                 5.2%
227 College Street
Hogansville, Georgia  30230
                              --------------------

(1) Includes (a) 9,430 shares in an employee profit sharing plan which Mr. Hines has the power to vote as trustee and (b) 500 shares owned by his wife, Charlene Morse Hines, of which Mr. Hines disclaims beneficial ownership.

Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL
-------

     First Hogansville Bankshares, Inc. (the "Company") is a one bank holding company organized in 1930. The Company has one subsidiary, The Citizens Bank, Hogansville, Georgia (the "Bank") at December 31, 1998 and 1997.

Year 2000 Considerations

     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" (Y2K) problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit value to
00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company has tested equipment and all appear to be compliant. Management does not expect Y2K to have a material affect on earnings for 1999.

Financial Condition 1998 Compared to 1997

     During 1998, average total assets increased $574,000 or 1.84% over 1997. Average deposits increased $509,000 or 1.94% in 1998 over 1997. Average loans increased $97,000 or .57% in 1998 over 1997.

     Total assets at December 31, 1998, were $30.8 million, representing a $425,000 or 1.36% decrease from December 31, 1997. Total deposits increased $830,000 or 3.18% from 1997 to 1998 while total gross loans decreased $189,000 or 1.08% during 1998. Time deposits increased $46,000 from 1997 to 1998 while all other deposit accounts increased $784,000 in 1998. All major categories of the Company's assets and liabilities remained fairly stable during 1998. Nonperforming assets at December 31, 1998 were $129,000 compared to $141,000 at December 31, 1997. The majority of the decrease is attributable to a decrease in loans past due 90 days. There were no related party loans which were considered nonperforming at December 31, 1998.

Results of Operations 1998 Compared to 1997

     The Company's operational results primarily depend on the earnings of the Bank. The Bank's earnings depend to a large degree on net interest income, which is the difference between the interest income received from its interest bearing assets (such as loans, investment securities, federal funds sold, etc.) and the interest expense which is paid on its interest bearing liabilities.

     For year ended December 31, 1998, the Company reported net earnings of $268,139 or $2.84 per share compared to $348,520 or $3.69 per share, for the same period in 1997. Net earnings for December 31, 1998 decreased $80,381 or 23% compared to the same period in 1997. The decrease is primarily a result of miscellaneous expense increasing by $98,164 for period of December 31, 1997 to December 31, 1998.

     Net interest income (on tax equivalent basis) decreased by $12,000 and net interest margin (on tax equivalent basis) decreased by 20 basis points from 5.43% in 1997 to 5.23% in 1998. Interest income decreased by $9,000; this was caused by a $53,000 decrease in interest income which resulted from a decrease in the interest rate on interest earning assets which was partially offset by an increase in interest income of $44,000 related to the volume of interest earning assets. Interest expense increased by $3,000; this was caused by an increase in interest expense of $14,000 as a result of an increase in the interest rate on interest bearing liabilities which was partially offset by a decrease in interest expense of $11,000 as a result of a decrease in the volume of interest bearing liabilities.

     The provision for loan losses in 1998 was $92,000 compared to $105,000 in 1997. The decrease in the provision for loan losses was primarily attributable to the decrease in the loan portfolio and a decrease in total non-performing assets in 1998 as compared to 1997. The provision for loan losses continues to reflect management's estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately 1.39% and 1.35% of total loans outstanding at December 31, 1998 and 1997, respectively. Net chargeoffs were $89,000 and $62,000 during 1998 and 1997, respectively.

     Other operating income totaled $268,000 in 1998 and $305,000 in 1997. This decrease of $37,000 or 12% was mainly due to a gain on sale of investment securities during 1997 and a loss on sale of investment securities during 1998. Other operating expenses increased $113,000 or 9.49% in 1998 over 1997 principally due to the increase in miscellaneous expense. No one individual expense category accounted for a significant portion of the increase.

     Income taxes expressed as a percentage of earnings before income taxes decreased from 32.4% in 1997 to 27.4% in 1998. The decrease relates to an increase in tax exempt income relative to earnings before income taxes.

Financial Condition 1997 Compared to 1996

     During 1997, average total assets increased $610,000 or 1.99% over 1996. Average deposits increased $290,000 or 1.12% in 1997 over 1996. Average loans increased $3,034,000 or 21.52% in 1997 over 1996.

     Total assets at December 31, 1997, were $31.2 million representing a $801,000 or 2.63% increase from December 31, 1996. Total deposits increased $338,000 or 1.31% from 1996 to 1997 while total gross loans increased $878,000 or 5.29% during 1997. Time deposits increased $487,000 from 1996 to 1997 while all other deposit accounts decreased $149,000 in 1997. The loan increase was funded partially by the proceeds of sales, calls, and paydowns of investment securities along with the increase in deposits. Nonperforming assets at December 31, 1997 were $141,000 compared to $100,000 at December 31, 1996. The majority of the increase is attributable to an increase in nonaccrual loans. There were no related party loans which were considered nonperforming at December 31, 1997.

Results of Operations 1997 Compared to 1996

     For year ended December 31, 1997, the Company reported net earnings of $348,520 or $3.69 per share compared to $304,127 or $3.24 per share for the same period in 1996 an increase of $44,393 or 15%.

     Net interest income (on a tax-equivalent basis) increased by $94,000; and net interest margin (on a tax equivalent basis) increased by 39 basis points from 5.04% in 1996 to 5.43% in 1997, this was caused by a $181,000 increase in interest income as a result of an increase in the volume of interest earning assets which was partially offset by a decrease in interest income of $87,000 as a result of a decreased in the interest rate on interest earning assets. Interest expense decreased by $45,000; this was primarily caused by a decrease in the interest rate on interest bearing liabilities.

     The provision for loan losses in 1997 was $105,000 compared to $54,000 in 1996. The significant increase in the provision for loan losses was primarily attributable to the increase in the loan portfolio and an increase in non-accrual loans as compared to 1996. The allowance for loan losses represented approximately 1.35% and 1.16% of total loans outstanding at December 31, 1997 and 1996, respectively. Net chargeoffs were $62,000 and $96,000 during 1997 and 1996, respectively.

     Other operating income was $305,000 in 1997 and $252,000 in 1996. This increase of $53,000 or 21% was due to an increase in service charges and insurance commissions. Service charges increased due to the Bank raising NSF fees from $20 to $24 from 1996 to 1997. Insurance commissions increased due to the fact that the Bank had an increase in the penetration of insurance sales efforts. Other operating expenses increased $55,000 or 4.8% in 1997 over 1996. No individual category made a significant contribution to this increase.

     Income taxes expressed as a percentage of earnings before income taxes increased from 27.7% in 1996 to 32.4% in 1997. The increase relates to a decrease in tax exempt income relative to earnings before income taxes.


Table 1 - Consolidated Average Balances, Interest, and Rates - Taxable Equivalent Basis

(dollars in thousands)

                                                                Years Ended December 31,
                                                                ------------------------
                                       1998                              1997                              1996
                                       ----                              ----                              ----
                                     Interest   Weighted               Interest   Weighted               Interest    Weighted
                          Average     Income/    Average      Average   Income/    Average     Average    Income/     Average
                          Balance     Expense     Rate        Balance   Expense     Rate       Balance    Expense      Rate
                          -------     -------     ----        -------   -------     ----       -------    -------      ----
ASSETS
Interest-earning assets:
  Loans..............    $ 17,229       1,866     10.83%       17,132    1,866     10.89%        14,098      1,625     11.53%
  Taxable investment
   securities........       7,761         481      6.20%        8,334      553      6.64%        10,119        664      6.56%
  Tax-free investment
   securities........       1,519         106      6.98%        1,676      120      7.16%         2,462        162      6.58%
  Interest-bearing deposits
    in other banks...           -           -      0.00%            -        -      0.00%           212         11      5.19%
  Federal funds sold.       2,862         154      5.38%        1,402       77      5.49%         1,096         60      5.47%
                            -----         ---      ----         -----       --      ----          -----         --      ----

Total interest-
     earning assets..      29,371       2,607      8.88%       28,544    2,616      9.16%        27,987      2,522      9.01%
Other assets.........       2,453                               2,706                             2,653
                            -----                               -----                             -----

    Total assets.....    $ 31,824                              31,250                            30,640
                           ======                              ======                            ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand
     deposits........    $  5,008         130      2.60%        5,574      144      2.58%         5,399        151      2.80%
  Savings deposits ..       2,718          77      2.83%        2,733       77      2.82%         2,635         76      2.88%
  Other time deposits      13,918         781      5.61%       13,558      747      5.51%        13,837        787      5.69%
  Federal funds purchased     -            -       0.00%           -        -       0.00%            33          1      3.03%
  FHLB advances and
     other borrowings       1,335          82      6.14%        1,585       99      6.25%         1,585         97      6.12%
                            -----          --      ----         -----       --      ----          -----         --      ----

     Total interest-
      bearing liabilities   22,979      1,070      4.66%       23,450    1,067      4.55%        23,489      1,112      4.73%
Noninterest bearing
     demand deposits.       5,147                               4,417                             4,088
Other liabilities....         384                                 374                               338
Stockholders' equity.       3,314                               3,009                             2,725
                          -------                             -------                           -------

     Total liabilities and
      stockholders' equity$31,824                              31,250                            30,640
                           ======                              ======                            ======
Net interest income..                   1,537                            1,549                               1,410
                                        =====                            =====                               =====
Interest rate spread.                              4.22%                            4.61%                               4.28%
Net interest margin..                              5.23%                            5.43%                               5.04%
Interest-earning assets/
 interest-bearing liabilities                    127.82%                          121.72%                             119.15%
Taxable equivalent adjustments:
    Investment securities                  36                               41                                  55
                                           --                               --                                  --

Net interest income..                   1,501                            1,508                               1,355
                                        =====                            =====                            ========

CONSOLIDATED AVERAGE BALANCES, INTEREST, AND RATES
--------------------------------------------------

     Net interest income is determined by the amount of interest-earning assets compared to interest-bearing liabilities and their related yields and costs. The difference between the weighted average interest rates earned on interest-earning assets (i.e., loans and investment securities) and the weighted average interest rates paid on interest-bearing liabilities (i.e., deposits and borrowings) is called the net interest spread. Another measure of the difference in interest income earned versus interest expense paid is net interest margin. Net interest margin (on a tax-equivalent basis) is calculated by dividing net interest income by average earning assets.

     Table 1 presents for the three years ended December 31, 1998, average balances of interest-earning assets and interest-bearing liabilities and the weighted average interest rates earned and paid on those balances. In addition, interest rate spreads, net interest margins (on a tax-equivalent basis) and the ratio of interest-earning assets versus interest-bearing liabilities for those years are presented. Average interest-earning assets were $29,371in 1998 versus $28,544 in 1997, and $27,987 in 1996. Average interest-bearing liabilities were $22,979 in 1998 versus $23,450 in 1997 and $23,489 in 1996. The interest rate spread was 4.22% in 1998 versus 4.61% in 1997 and 4.28% in 1996, while the net interest margin (on a tax equivalent basis) was 5.23% in 1998, 5.43% in 1997 and 5.04% in 1996.

     Table 2 shows the change in net interest income from 1998 to 1997 and from 1997 to 1996 due to changes in volumes and rates.

Table 2 - Rate/Volume Variance Analysis - Taxable Equivalent Basis

(dollars in thousands)

                                                      Years Ended December 31,
                                          1998 Compared to 1997   1997 Compared to 1996
                                          ---------------------   ---------------------
                                                  Rate/            Net    Rate/    Net
                                          Volume  Yield   Change  Volume  Yield   Change
                                          ------  -----   ------  ------  -----   ------
Interest income:
  Loans ................................    11     (11)     --     350    (109)    241
  Taxable investment securities ........   (36)    (36)    (72)   (119)      8    (111)
  Tax-free investment securities .......   (11)     (3)    (14)    (56)     14     (42)
  Interest-bearing deposits in
    other banks ........................     --      --     --     (11)     --     (11)
  Federal funds sold ...................    80      (3)     77      17       0      17
                                            --      --      --      --       -      --

Total interest income ..................    44     (53)     (9)    181     (87)     94
                                            ==     ===      ==     ===     ===      ==

Interest expense:
  Interest bearing demand deposits         (15)      1     (14)      5     (12)     (7)
  Savings deposits .....................    --      --      --       3      (2)      1
  Other time deposits ..................    20      14      34     (16)    (24)    (40)
  Federal funds purchased ..............    --      --      --      (1)     --       (1)
FHLB advances and other borrowings         (16)     (1)    (17)      2      --        2
                                           ---      --     ---       -                -

     Total interest expense ............   (11)     14       3      (7)    (38)    (45)
                                           ---      --       -      --     ---     ---

Net interest income ....................    55     (67)    (12)    188     (49)    139
                                            ==     ===     ===     ===     ===     ===


NONINTEREST INCOME
------------------

     Other income decreased to $268,000 in 1998 from $305,000 in 1997 and $252,000 in 1996. The decrease in other income in 1998 was due primarily to a loss on the sale of investment securities in 1998 compared to a gain on the sale of investment securities in 1997, while in 1997 the increase was due to an increase in insurance commissions received. Insurance commissions increased due to the fact that the Bank had an increase in the penetration of insurance sales efforts.

NONINTEREST EXPENSES
--------------------

     Salary and employee benefits decreased to $592,000 in 1998 from $594,000 in 1997 and $596,000 in 1996. This decrease in 1998 was primarily due to an officer leaving the Bank in April of 1998 that has not since been replaced, partially offset by other salary increases.

     Occupancy expense increased to $232,000 in 1998 from $215,000 in 1997 and $208,000 in 1996. The increases in occupancy expense was the result of an increase in real estate taxes and maintenance expense on equipment.

     Miscellaneous expense was $481,000 in 1998 versus $383,000 in 1997 and $329,000 in 1996. The increase in miscellaneous expense from 1998 to 1997 was not specifically identifiable to any one or small group of expenses.

INVESTMENT SECURITIES
---------------------

     The composition of the investment securities portfolio reflects management's strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The portfolio also provides a balance to interest rate risk and credit risk in other categories of the Company's balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and providing securities to pledge as required collateral for certain deposits.

     Investment securities decreased $1.5 million to $8.4 million at December 31, 1998 from $9.9 million at December 31, 1997. At December 31, 1998, all investment securities outstanding were classified as available-for-sale. The decrease in investments was due to increased loan demand in 1998, which required available funds generated by investment maturities and paydowns. At December 31, 1998, gross unrealized gains in the investment portfolio amounted to $98,000 and gross unrealized losses amounted to $78,000.

Table 3 reflects the carrying amount of the investment securities portfolio for the past three years.

Table 3 - Carrying Value of Investments

(dollars in thousands)

                                                          December 31,
                                                          ------------
                                                   1998        1997        1996
                                                   ----        ----        ----
Securities Available-for-sale:
     U.S. Treasuries and agencies ..........       3,932       5,012       1,890
     State, county and municipal ...........       1,741       1,236       1,910
     Mortgage-backed securities ............       2,573       3,424       6,040
Mutual fund investments ....................         186         186         183
                                                     ---         ---         ---
               Total .......................      $8,432       9,858      10,023
                                                  ======       =====      ======


CARRYING VALUE OF INVESTMENTS
-----------------------------

     The December 31, 1998 and 1997, market value of securities available-for-sale approximated their amortized cost. The market value of the securities available-for-sale will change as interest rates change and such unrealized gains and losses will not flow through the earnings statement unless the related securities become permanently impaired or they are sold or called at prices which differ from the carrying value at the time of the call.

LOANS
-----

     Gross loans receivable decreased by approximately $189,000 in 1998 to $17.3 million from $17.5 million at December 31, 1997. This decrease was the result of a decline in commercial, financial and agricultural loans, partially offset by an increase in real estate mortgages and loans. As shown in Table 4, commercial, financial and agricultural loans decreased approximately $1.2 million, installment loans increased approximately $481,000 and real estate mortgages increased approximately $541,000.


Table 4 - Loan Portfolio

(dollars in thousands)

                                                                           December 31,
                                                                           ------------
                                          1998              1997               1996             1995              1994
                                          ----              ----               ----             ----              ----
                                            Percent           Percent             Percent           Percent          Percent
                                    Amount  of Total   Amount of Total    Amount  of Total  Amount  of Total Amount  of Total
                                    ------  --------   ---------------    ------  --------  ------  ---------------  --------
Commercial, financial
   and agricultural............  $   4,931    28.5%     6,143   35.2%      6,657   40.1%     5,014    38.2%    4,059  35.2%
Real estate construction.......          -     0.0%         -    0.0%          -    0.0%         -     0.0%        -   0.0%
Real estate mortgage...........      7,751    44.9%     7,210   41.3%      5,800   35.0%     5,062    38.5%    4,536  39.3%
Installment loans to individuals     4,591    26.6%     4,110   23.5%      4,127   24.9%     3,058    23.3%    2,937  25.5%

Total loans....................     17,273   100.0%    17,463  100.0%     16,584  100.0%    13,134   100.0%   11,532 100.0%
                                    ------   -----     ------  -----      ------  -----     ------   -----    ------ -----
Less:
Allowance for loan losses......        239                236                193               235               211
                                       ---                ---                ---               ---               ---
     Total net loans...........  $  17,034             17,227             16,391            12,899            11,321
                                 =========             ======             ======            ======            ======


     Table 5 represents the expected maturities for commercial, financial and agricultural and real estate construction loans at December 31, 1998. The table also presents the rate structure for these loans that mature after one year.

Table 5  - Loan Portfolio Maturity

(dollars in thousands)

                                                                                    Rate Structure for Loans
                                                     Maturity                       Maturity Over One Year
                                                     --------                       ----------------------
                                               Over One Year
                                 One Year          Through   Over Five           Floating or Adjustable   Predetermined
                                   or Less       Five Years    Years     Total        Interest Rate              Rate
                                   -------       ----------    -----     -----        -------------              ----
Commercial, financial
  and agricultural.............  $   641         2,318        1,972      4,931           4,290                     -

PROVISION AND ALLOWANCE FOR LOAN LOSSES
---------------------------------------

     Table 6 presents an analysis of activity in the allowance for loan losses for the past five years. An allowance for possible losses is provided through charges to the Bank's earnings in the form of a provision for loan losses. The provision for loan losses was $92,000 in 1998, $105,000 in 1997 and $54,000 in 1996. Management determines the level of the provision for loan losses based on outstanding loan balances, the levels of nonperforming assets, and reviews of assets classified as substandard, doubtful, or loss and larger credits, together with an analysis of historical loss experience, and current economic conditions.

     As shown in Table 6, the year-end allowance for loan losses increased to $239,000 at December 31, 1998, from $236,000 at December 31, 1997. The allowance for loan losses was $193,000 at December 31, 1996. Total charge-offs in 1998, were $95,000 in 1998, $78,000 in 1997, and $99,000 in 1996. The ratio of net charge-offs to average net loans was .52% in 1998, versus .36% in 1997, and .68% in 1996.

     Management believes that the allowance for loan losses was both adequate and appropriate. However, the future level of the allowance for loan losses is highly dependent upon loan growth, loan loss experience, and other factors, which cannot be anticipated with a high degree of certainty.


Table 6 - Analysis of the Allowance for Loan Losses

(dollars in thousands)

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                      1998            1997          1996        1995         1994
                                                      ----            ----          ----        ----         ----
Average net loans...........................   $    17,192         17,054       14,645       12,110         11,217
Allowance for loan losses, beginning
  of the period.............................           236            193          235          211            206
Charge-offs for the period:
  Commercial/financial/agricultural.........             -              -           83            -              -
  Real estate construction loans ...........             -              -            -            -              -
  Real estate mortgage loans................             -             14            -            -              -
  Installment loans to individuals..........            95             64           16            8             26
                                                        --             --           --            -             --

Total charge-offs...........................            95             78           99            8             26
Recoveries for the period:
  Commercial/financial/agricultural.........             -              5            -            -              -
  Real estate construction loans............             -              -            -            -              -
  Real estate mortgage loans................             -              1            -            -              -
  Installment loans to individuals..........             6             10            3           16             17

                                                         -             --            -           --             --
Total recoveries............................             6             16            3           16             17
                                                         -             --            -           --             --
       Net charge-offs/(recoveries) for the period      89             62           96           (8)             9
Provision for loan losses...................            92            105           54           16             14
                                                        ==            ===           ==           ==             ==

Allowance for loan losses, end of period....   $       239            236          193          235            211
                                               ===========            ===          ===          ===            ===

Ratio of allowance for loan losses to total
 net loans outstanding .....................          1.39%          1.35%        1.16%        1.82%          1.86%
Ratio of net charge-offs/(recoveries)
 during the period to average net loans
 outstanding during the period..............           .52%           .36%         .66%        (.07)%          .08%

ASSET QUALITY
-------------

     At December 31, 1998, non-performing assets totaled $129,000 compared to $141,000 at year-end 1997. There were no commitments to lend additional funds on nonaccrual loans at December 31, 1998. Table 7 summarizes the non-performing assets for each of the last five years.

Table 7 - Risk Elements

(dollars in thousands)

                                                                       December 31,
                                                                       ------------
                                                   1998        1997         1996      1995         1994
                                                   ----        ----         ----      ----         ----
Loans on nonaccrual......................   $       116          95           78        76           49
Loans past due 90 days and still accruing            13          46           22        31           70
Other real estate owned..................             -           -            -         -            -
                                            -----------         ---          ---       ---          ---
Total non-performing assets..............   $       129         141          100       107          119
                                            ===========         ===          ===       ===          ===
Total non-performing loans as a
     percentage of net loans.............           .76%        .82%         .61%      .83%        1.05%


RISK ELEMENTS
-------------

     There may be additional loans within the Bank's loan portfolio that may become classified as conditions may dictate; however, management was not aware of any such loans that are material in amount at December 31, 1998. At December 31, 1998, management was unaware of any known trends, events, or uncertainties that will have, or that are reasonably likely to have a material effect on the Bank's liquidity, capital resources, or operations.

DEPOSITS
--------

     Total deposits increased approximately $830,000 during 1998, totaling $26.9 million at December 31, 1998 versus $26.1 million at December 31, 1997. The maturities of time deposits of $100,000 or more at December 31, 1998, are summarized in Table 8.

Table 8 - Maturities of Time Deposits Over $100,000

(dollars in thousands)

    Three months or less..................        $     355
    Over three months through six months..              411
    Over six months through twelve months.              986
    Over twelve months....................               -
                                                      ------

       Total..............................        $   1,752
                                                      =====

     At December 31, 1998, the Bank was a shareholder in the Federal Home Loan Bank of Atlanta ("FHLBA"). There were no advances outstanding at December 31, 1998. Management anticipates utilization of this short- and long-term source of funds to minimize interest rate risk and to fund competitive fixed rate loans to customers.

ASSET-LIABILITY MANAGEMENT
--------------------------

     A primary objective of the Bank's asset and liability management program is to control exposure to interest rate risk (the exposure to changes in net interest income due to changes in market interest rates) so as to enhance its earnings and protect its net worth against potential loss resulting from interest rate fluctuations.

     Historically, the average term to maturity or repricing (rate changes) of assets (primarily loans and investment securities) has exceeded the average repricing period of liabilities (primarily deposits and borrowings). Table 9 provides information about the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 1998, that are expected to mature, prepay, or reprice in each of the future time periods shown (i.e., the interest rate sensitivity). As presented in this table, at December 31, 1998, the liabilities subject to rate changes within one year exceeded its assets subject to rate changes within one year. This mismatched condition subjects the Bank to interest rate risk within the one year period. Although interest bearing DDA accounts and passbook accounts are shown to reprice in a year or less, historical experience show these deposits to be more stable over the course of a year.

     Management carefully measures and monitors interest rate sensitivity and believes that its operating strategies offer protection against interest rate risk.

     Management has maintained positive ratios of average interest-earning assets to average interest-bearing liabilities. As represented in Table 1 this ratio, based on average balances for the respective years, was 127.82% in 1998, 121.72% in 1997 and 119.15% in 1996.

Table 9 - Interest Rate Sensitivity Analysis

(dollars in thousands)

                                                                     December 31, 1998
                                                                     -----------------
                                                                   Maturing or Repricing in
                                                                   ------------------------
                                                         Over 1 Year    Over 3 Years
                                           One Year        Through         Through            Over
                                           or Less        3 Years        5 Years             5 Years           Total
                                          ----------      ---------      ----------          -------           -----
Interest-earning assets:
Fixed rate mortgages..................  $    504           1,015              892            5,340              7,751
 Other loans..........................     1,511           3,461            1,431            2,880              9,283
 Investment securities................       681           1,940            1,396            4,415              8,432
Interest-bearing deposits
   in other banks and Federal Funds sold   1,700               -                -                -              1,700
                                           -----                                                                -----

     Total interest-earning assets....     4,396           6,416            3,719           12,635             27,166
Interest-bearing liabilities:
 Fixed maturity deposits..............    11,404           1,535              902                -             13,841
 DDA accounts.........................     4,953               -                -                -              4,953
 Passbook accounts....................     2,733               -                -                -              2,733
Other borrowed funds..................        19              33                -                -                 52
                                              --              --                                                   --

Total interest-bearing liabilities....  $ 19,109           1,568              902                -             21,579
                                        ========           =====              ===                              ======

Interest rate sensitivity gap.........   (14,713)          4,848            2,817           12,635              5,587
Cumulative interest rate sensitivity gap$(14,713)         (9,865)          (7,048)           5,587

Cumulative interest rate sensitivity gap
      to total assets.................    (47.8%)          (32.0%)          (22.9%)           18.1%


     Table 10 represents the expected maturity of the investment portfolio by maturity date and average yields based on amortized cost at December 31, 1998. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

Table 10 - Expected Maturity of Investment Securities

(dollars in thousands)

                                                      After One But      After Five But
                                   Within One Year  Within Five Years  Within Ten Years   After Ten Years   Totals
                                   ---------------  -----------------  ----------------   ---------------   ------
                                    Amount  Yield     Amount  Yield     Amount   Yield    Amount Yield
                                    ------  -----     ------  -----     ------   -----    ------------
Securities available-for-sale:
     U.S. Treasury and agencies..   $  504             2,415             1,013                  -            3,932
     State, county and municipals      175               899                 -                666            1,740
     Equity securities...........        -                 -                 -                186              186
     Mortgage-backed securities..        -                24             1,150              1,400            2,574
                                        --                --             -----              -----            -----
              Total                 $  679             3,338             2,163              2,252            8,432
                                    ======             =====             =====              =====            =====


LIQUIDITY
---------

     The Bank's primary sources of liquidity (funds) are deposit inflows, loan repayments, proceeds from sales of securities, advances from the FHLBA, and earnings from investments. Short-term deposits, particularly noninterest-bearing checking accounts, are becoming a more significant source of liquidity than they have been historically to the Bank. There were no advances from the FHLBA at December 31, 1998. Advances from the FHLBA were $1.5 million at December 31, 1997.

     Subject to certain limitations, the Bank may borrow funds from the FHLBA in the form of advances. Credit availability from the FHLBA to the Bank is based on the Bank's financial and operating condition. In addition to creditworthiness, the Bank must own a minimum amount of FHLBA capital stock. This minimum is 5.0% of outstanding FHLBA advances. Unused borrowing capacity at December 31, 1998, was $5,000,000. The Bank uses FHLBA advances for both long-term and short-term liquidity needs. Other than normal banking operations, the Bank has no long-term liquidity needs. The Bank has never been involved with highly leveraged transactions that may cause unusual potential long-term liquidity needs.

     The consolidated statements of cash flows for the three years ended December 31, 1998 detail the Bank's sources and uses of funds for those periods.

CAPITAL RESOURCES AND DIVIDENDS
-------------------------------

     Shareholders' equity at December 31, 1998, increased 7.98% from December 31, 1997. This growth resulted from 1998 earnings and the increase in unrealized gain on securities available for sale. Dividends of $37,800 or $.40 per share were declared and paid in 1998 and 1997.

     Average stockholders' equity as a percent of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average total assets was 10.41% for 1998 and 9.63% for 1997. Table 11 summarizes these and other key ratios for the Bank for each of the last three years.

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required federal banking agencies to take "prompt corrective action" with regard to institutions that do not meet minimum capital requirements. As a result of FDICIA, the federal banking agencies introduced an additional capital measure called the "Tier 1 risk-based capital ratio." The Tier 1 ratio is the ratio of core capital to risk adjusted total assets. Note 10 to the consolidated financial statements presents a summary of FDICIA's capital tiers compared to the Bank's actual capital levels. The Bank exceeded all requirements of a "well-capitalized" institution at December 31, 1998.

Table 11 - Equity Ratios

                                           Years Ended December 31,
                                           ------------------------
                                          1998       1997      1996
                                          ----       ----      ----
Return on average assets...........        .84%      1.12%      .99%
Return on average equity...........       8.09%     11.60%    11.16%
Dividend payout ratio..............      14.08%     10.84%    12.42%
Average equity to average assets...      10.41%      9.63%     8.89%


PROVISION FOR INCOME TAXES
--------------------------

     The provision for income taxes was $101,000 in 1998, versus $167,000 in 1997, and $116,000 in 1996. The effective tax rates for 1998, 1997, and 1996
(tax provision as a percentage of income before taxes) were 27.4%, 32.4%, and 27.7%, respectively. These tax rates are lower than the statutory Federal tax rate of 34% primarily due to interest income on tax exempt securities. See the Company's consolidated financial statements for an analysis of income taxes.


IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation. The liquidity and maturity structures of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for
Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, but initial application of the statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. The Company believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

Management's Discussion and Analysis of Financial Condition and Results of Operations for Each of the Three Months Ended March 31, 1999 and 1998.


FINANCIAL CONDITION
-------------------

     Total assets at March 31, 1999 were virtually unchanged at $30.8 million, compared to December 31, 1998. Deposits increased approximately $32,000, or less than 1% from December 31, 1998, while net loans decreased approximately $1.8 million, or 10.6%. During the first quarter of 1999 the Bank had approximately
1.2 million in loan payoffs. Principally associated with participation loans with other banks. These proceeds have been invested in securities, which has caused securities to increase 23.7% from December 31, 1998. The allowance for loan losses at March 31, 1999 totaled $258,000, representing 1.7% of total loans compared to the December 31, 1998 total of $239,000, representing 1.4% of total loans.


RESULTS OF OPERATIONS
---------------------

     Net interest income decreased $49,000 for the first three months of 1999 compared to 1998. Interest income for the first three months of 1999 was $576,000, representing a decrease of $77,000, or 11.8%, over the same period in 1998. Interest expense for the first three months of 1999 decreased approximately $37,000, or 13.8%, compared to the same period in 1998. This decrease in interest income and interest expense during the first three months of 1999 compared to 1998 is primarily attributable to the decrease in interest bearing assets and liabilities. The Company recognized a provision for loan losses in the first three months of 1999 and 1998 of $17,000 and $15,000, respectively. It is management's belief that the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. Noninterest income decreased 29.0% to approximately $63,000 for the three month period ended March 31, 1999, as compared to the same period in 1998 due to a decrease in credit life insurance income. Credit life insurance income has decreased due to the decrease in loan production for the first quarter in 1999. Noninterest expense for the first three months of 1999 and 1998 totaled $330,000 and $323,000, respectively. This increase of 1.9% was due to normal salary increases.


CAPITAL RESOURCES
-----------------

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines, The Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1capital (as defined) to risk-weighted assets and of Tier 1 capital (as defined) to average assets. As of March 31, 1999, the Company met all capital adequacy requirements to which it is subject. The following tables present The Company's regulatory capital position at March 31, 1999:

RISK-BASED CAPITAL RATIOS
-------------------------

Tier 1 Capital ....................................       21.20%
Tier 1 Capital minimum requirement ................        4.00%
Excess ............................................       17.20%

Total Capital .....................................       22.40%
Total Capital minimum requirement ................         8.00%
Excess ............................................       14.40%

Leverage Ratio Tier 1 Capital to adjusted
   total assets ...................................       11.10%
Minimum leverage requirement ......................        4.00%
Excess ............................................        8.10%

                                BUSINESS OF FLAG

General

     FLAG is a bank holding company headquartered in LaGrange, Georgia. FLAG is the sole stockholder of Citizens Bank, Vienna, Georgia, and First Flag Bank, LaGrange, Georgia. Citizens Bank is a commercial bank organized under the laws of the State of Georgia, with 14 branch offices located in 14 communities throughout Southern Georgia. First Flag Bank is a commercial bank organized under the laws of the State of Georgia, with five branch offices which serve markets located in western Georgia.

     Through its subsidiaries, FLAG offers a full array of deposit accounts and retail and commercial banking services, engages in small business lending, residential and commercial real estate lending, mortgage banking services, brokerage services and performs real estate appraisal services. As of June 30, 1999, FLAG had total consolidated assets of $545 million, total consolidated deposits of $419 million, and total consolidated stockholders' equity of $48 million.

     As a routine part of its business, FLAG evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential mergers may occur or be in progress. These transactions may involve FLAG acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the FLAG common stock to be issued to holders of Hogansville common stock in the merger.

Directors and Executive Officers

     The directors of FLAG after the merger will be:

     Dennis D. Allen               John S. Holle
     Dr. A. Glenn Bailey           James W. Johnson
     Leonard H. Bateman            Kelly R. Linch
     H. Speer Burdette, III        J. Preston Martin
     Patti S. Davis                J. Daniel Speight, Jr.
     Fred A. Durand, III           John W. Stewart, Jr.
     John R. Hines, Jr.            Robert W. Walters

     The executive officers of FLAG after the merger will be:

     John S. Holle          Chairman of the Board
     J. Daniel Speight, Jr. President and Chief Executive Officer
     Charles O. Hinely      Chief Operating Officer and Executive Vice President
     Patti S. Davis         Chief Financial Officer, Secretary,
                            Senior Vice President
     J. Preston Martin      Senior Vice President

     Upon the completion of the merger of Hogansville with FLAG, John R. Hines, Jr., President and Chairman of the Board of Hogansville, will be elected as a member of FLAG's Board of Directors. Additional persons may be elected as directors or executive officers following the merger. See "SUMMARY - Recent Developments in FLAG's Business."

     The following section sets forth certain information regarding each of the persons who, after the consummation of the merger, will be a director or executive officer of FLAG. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

     Dennis D. Allen. Mr. Allen served as a director of The Brown Bank from 1981 until December 1998 and has served as the President and Chief Executive Officer of The Brown Bank since 1991. Following the merger of The Brown Bank with Citizens Bank, Mr. Allen has served as a member of the Board of Directors of FLAG and is President of The Brown Bank division of Citizens Bank. Mr. Allen is 42 years old.

     Dr. A. Glenn Bailey. Dr. Bailey is a physician and surgeon in LaGrange. He also serves as President of Chattahoochee Land & Investment and from 1980 to 1989 was President, of Clark-Holder Clinic, a LaGrange medical clinic. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Dr. Bailey will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Dr. Bailey is 64 years old.

     Leonard H. Bateman. Mr. Bateman has served as President and Chief Executive Officer of Empire Bancorp, Inc. and Empire Banking Corp. from 1986 until December 1998. Following consummation of the merger of Empire and FLAG, Mr. Bateman has served as a member of the Board of Directors of FLAG and as President of the Empire Banking Company division of Citizens Bank. Mr. Bateman is 51 years old.

     H. Speer Burdette, III. Mr. Burdette is an owner, director and Vice President/Treasurer of J. K. Boatwright & Co., P.C., an accounting firm located in LaGrange. He has been a director of First Flag Bank since 1993 and a director of FLAG since 1994. Following the merger, Mr. Burdette will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Burdette is 46 years old.

     Patti S. Davis. Ms. Davis served as Executive Vice President and Chief Financial Officer of Middle Georgia since 1994 until Middle Georgia merged with FLAG in March 1998. Ms. Davis has been Senior Vice President and Chief Financial Officer of Citizens Bank since 1990. Following the consummation of the merger of Middle Georgia and FLAG, Ms. Davis has served as a Senior Vice President and as a member of the Board of Directors of FLAG. Since July 1998, Ms. Davis has served as Chief Financial Officer of FLAG, and since July 1999, she also has served as Secretary of FLAG. In addition, Ms. Davis continues to act as Senior Vice President and Chief Financial Officer of Citizens Bank. Following the merger, Ms. Davis will continue to act in these capacities. Ms. Davis and J. Daniel Speight, Jr. are cousins. Ms. Davis is 42 years old.

     Fred A. Durand, III. Mr. Durand is President, Chief Executive Officer and a director of Durand-Wayland, Inc., a manufacturer of produce sorting and spray equipment. He has been a director of First Flag Bank since 1990 and director of FLAG since 1994. Following the merger, Mr. Durand will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Durand is 57 years old.

     Charles O. Hinely. Mr. Hinely has served as Executive Vice President and Chief Operating Officer of FLAG since December 1997. Mr. Hinely has 30 years of banking and financial industry related experience. He has worked for Citizens and Southern National Bank and was a principal of Bank Management Resources, Inc. (BMR Financial Group) and LSI Partners, Inc. Following the merger, Mr. Hinely will continue to serve as Executive Vice President and Chief Operating Officer of FLAG. Mr. Hinely is 52 years old.

     John R. Hines, Jr. Mr. Hines is President and Chairman of the Board of Hogansville. Following the merger, Mr. Hines will serve as a member of the Board of Directors of FLAG. Mr. Hines has served as President of The Citizens Bank since 1971 and will continue to serve as President after the merger. Mr. Hines is 65 years old.

     John S. Holle. Mr. Holle served as Chairman of the Board, President, Chief Executive Officer and as a director of FLAG since 1993, and he has been President, Chief Executive Officer and a director of First Flag Bank since 1985 and Chairman of the Board of First Flag Bank since 1990. Following the merger of FLAG and Middle Georgia, Mr. Holle has served as Chairman of the Board of FLAG and President, Chief Executive Officer and a member of the Board of Directors of First Flag Bank and as a director of Citizens Bank. Mr. Holle also has been Chairman of the Board and President of First Flag Bank's wholly-owned subsidiary, Piedmont, since 1986. Following the merger, Mr. Holle will continue to be the Chairman of the Board of FLAG and will continue to serve as a member of the Board of Directors of FLAG. In addition, Mr. Holle will continue to act as President, Chief Executive Officer and a member of the Board of Directors of First Flag Bank and as a director of Citizens Bank following the merger. Mr. Holle is 49 years old.

     James W. Johnson. Mr. Johnson is the President of McCannie Motor and Tractor Company, Inc., a retail seller of tractors and implement equipment and President of McCannie Indement Company. He served as a director of Middle Georgia and Citizens Bank since 1982 until the merger of FLAG and Middle Georgia. Following the merger of FLAG and Middle Georgia, Mr. Johnson has served as a member of the Board of Directors of FLAG and continues to serve as a director of Citizens Bank. Following the merger, Mr. Johnson will continue in these capacities. Mr. Johnson is 58 years old.

     Kelly R. Linch. Mr. Linch is owner of Linch's, Inc., a retail appliance and electronics store in LaGrange. He has been a director of First Flag Bank since 1986 and a director of FLAG since 1994. Following the merger, Mr. Linch will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Linch also is a director of Key Distributors of Georgia, Inc. Mr. Linch is 56 years old.

     J. Preston Martin. Mr. Martin served as the President and Chief Executive Officer of Three Rivers and as President of Bank of Milan from 1986 until May 1998 when Three Rivers merged with and into FLAG. Mr. Martin currently serves as Senior Vice President, on the Boards of Directors of FLAG, Citizens Bank and Milan and as President of the Bank of Milan division of Citizens Bank. Mr. Martin is 46 years old.

     J. Daniel Speight, Jr. Mr. Speight served as Chief Executive Officer and as a director of Middle Georgia since 1989 and has been President and Chief Executive Officer of Citizens Bank since 1984. Following the merger of FLAG and Middle Georgia, Mr. Speight has served as the President and Chief Executive Officer of FLAG, and as a member of the Board of Directors of FLAG. In addition, Mr. Speight serves as President and Chief Executive Officer and a director of Citizens Bank and as a director of First Flag Bank. Following the merger, Mr. Speight will continue to act in these capacities. Mr. Speight is 42 years old.

     John W. Stewart, Jr. Mr. Stewart is an owner, Chairman of the Board and President of Stewart Wholesale Hardware Company, a wholesale grocery and hardware business in LaGrange. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Mr. Stewart will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Stewart is 65 years old.

     Robert W. Walters. Mr. Walters retired in March 1996 as owner and director of The Mill Store, Inc., a retail and contract floor covering business in LaGrange. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Mr. Walters will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Walters is 66 years old.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the three months ended March 31, 1999, and for each of the three years in the period ended December 31, 1998 (collectively, the "Pro Forma Earnings Statements"), combine the historical financial statements of FLAG with Hogansville after giving effect to the Merger using the pooling of interests method of accounting. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Merger occurred at March 31, 1999, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the Merger were consummated on January 1, 1996, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by FLAG after consummation of the Merger.

The pro forma information does not purport to represent what FLAG's and Hogansville combined results of operations actually would have been if the Merger had occurred on January 1, 1996.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
                 Pro Forma Condensed Consolidated Balance Sheet
                                 March 31, 1999
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                     Pro          Other
                                                                    Pro Forma       Forma        Pending       Pro Forma   Pro Forma
                                              FLAG   Hogansville    Adjustments   Combined    Acquisitions    Adjustments   Combined
                                              ----   -----------    -----------   --------    ------------    -----------   --------
     ASSETS
Cash and due from banks                  $    17,138       1,434                    18,572         2,467                      21,039
 Federal funds sold                            2,000       2,700                     4,700         3,975                       8,675
 Interest bearing deposits in banks            1,039           -                     1,039         4,318                       5,357
 Securities held to maturity                   4,107           -                     4,107        16,334                      20,441
 Securities available for sale                67,528      10,427                    77,955        16,464                      94,419
 Trading securities                              324           -                       324             -                         324
 Other investments                             7,267           -                     7,267             -                       7,267
 Mortgage loans held for sale                  2,836           -                     2,836         4,071                       6,907
 Loans                                       395,074      15,231                   410,305        59,271                     469,576
 Premises and equipment                       14,340         240                    14,580         3,762                      18,342
 Other assets                                 19,861         768                    20,629         4,075                      24,704
                                              ------         ---                    ------         -----                      ------
     Total assets                        $   531,514       30,800                  562,314       114,737                     677,051
                                         ===========       ======                  =======       =======                     =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
 Non-interest bearing                    $    44,955       5,377                    50,332         4,640                      54,972
 Interest bearing                            376,664      21,585                   398,249        89,843                     488,092
                                             -------      ------                   -------        ------                     -------

     Total deposits                          421,619      26,962                   448,581        94,483                     543,064
 Accrued expenses and other liabilities        9,868         407                    10,275           877                      11,152
 Federal Home Loan Bank Advances              47,352           -                    47,352         3,000                      50,352
 Fed funds purchased                           3,000           -                     3,000             -                       3,000
 Other borrowed funds                          1,080           -                     1,080         5,729                       6,809
                                               -----                                 -----         -----                       -----

     Total liabilities                       482,919      27,369                   510,288       104,089                     614,377
     -----------------                       -------      ------                   -------       -------                     -------

 Shareholders' equity:
 Preferred stock
 Common stock                                  6,562         120           455       7,137         1,904             47        9,088
 Capital surplus                              10,500       1,925          (825)     11,600         2,370           (363)      13,607
Retained earnings                             29,542       1,786                    31,328         6,842                      38,170
Accumulated other comprehensive
  income                                       1,991         (30)                    1,961           (92)                      1,809
                                               -----         ---                     -----           ---                       -----
                                              48,595       3,801                    52,396        10,964                      63,360

Less treasury stock                                -        (370)          370           -          (316)           316            -
                                                            ----           ---                      ----            ---

    Total shareholders' equity                48,595       3,431                    52,026        10,648                      62,990
                                              ------       -----                    ------        ------                      ------

Total liabilities and equity             $  531,514       30,800                   562,314       114,737                     677,051
                                         ==========       ======                   =======       =======                     =======


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
                  Pro Forma Consolidated Statement of Earnings
                    For the Three Months Ended March 31, 1999
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                                              Other
                                                                  Pro Forma    Pro Forma     Pending       Pro Forma    Pro Forma
                                          FLAG     Hogansville   Adjustments   Combined    Acquisitions    Adjustments   Combined
                                          ----     -----------   -----------   --------    ------------    -----------   --------
Interest Income                       $  10,977          576                      11,553         1,960                    13,513

 Interest Expense                         5,119          234                       5,353         1,069                     6,422
                                          -----          ---                       -----         -----                     -----

     Net Interest Income                  5,858          342                       6,200           891                     7,091

 Provision for loan losses                  345           17                         362            18                       380
                                            ---           --                         ---            --                       ---

    Net interest income after
    provision for loan losses             5,513          325                       5,838           874                     6,712

 Non interest income:
    Service charges and fees              1,205           38                       1,243            13                     1,376
    Net realized gains on
      the sale of assets                    581            -                         581           340                       921
    Other                                   320           25                         345            94                       439
                                            ---           --                         ---            --                       ---

    Total non interest income             2,106           63                       2,169           567                     2,736

 Non interest expense
    Salaries and benefits                 3,096          143                       3,239           615                     3,854
    Occupancy                               711           56                         767           190                       957
    Other                                 2,284          131                       2,415           254                     2,669
                                          -----          ---                       -----           ---                     -----

Total noninterest expense                 6,091          330                       6,421         1,059                     7,480

     Income before taxes                  1,528           58                       1,586           382                     1,968

 Income tax expense                         477           18                         495           128                       623
                                            ---           --                         ---           ---                       ---

 Net Income                           $   1,051           40                       1,091           254                     1,345
                                      =========           ==                       =====           ===                     =====

    Net income per common
        share outstanding             $     .16          .42                         .15                                     .18
                                      =========          ===                         ===                                     ===

Weighted average outstanding shares       6,561           95                       7,136                                   9,050
                                          =====           ==                       =====                                   =====


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
                  Pro Forma Consolidated Statement of Earnings
                      For the Year Ended December 31, 1998
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                                              Other
                                                                Pro Forma      Pro Forma      Pending     Pro Forma    Pro Forma
                                         FLAG    Hogansville   Adjustments     Combined     Acquisitions  Adjustments   Combined
                                         ----    -----------   -----------     --------     ------------  -----------   --------
Interest Income                       $  44,732       2,571                       47,303        7,846                    55,149

 Interest Expense                        21,909       1,070                       22,979        4,299                    27,278
                                         ------       -----                       ------        -----                    ------

     Net Interest Income                 22,823       1,501                       24,324        3,547                    27,871

 Provision for loan losses                3,382          93                        3,475           41                     3,516
                                          -----          --                        -----           --                     -----

    Net interest income after
      provision for loan losses          19,441       1,408                       20,849        3,506                     24,355

 Non interest income:
    Service charges and fees              4,619         173                        4,792        2,441                     7,233
    Net realized gain on
      the sale of assets                  1,202          29                        1,231           30                     1,261
    Other                                 1,618          66                        1,684          126                     1,810
                                          -----          --                        -----          ---                     -----

Total non interest income                 7,439         268                        7,707        2,597                    10,304

 Non interest expense
    Salaries and benefits                10,949         592                       11,541        2,424                    13,965
    Occupancy                             3,931         232                        4,163          400                     4,563
    Other                                 9,737         481                       10,218        1,483                    11,701
                                          -----         ---                       ------        -----                    ------

Total noninterest expense                24,617       1,305                       25,922        4,307                    30,229

     Income before taxes                  2,263         370                        2,633        1,795                     4,428

 Income tax expense                         303         101                          404          563                       967
                                            ---         ---                          ---          ---                       ---

 Net Income                           $   1,960         269                        2,229        1,232                     3,461
                                      =========         ===                        =====        =====                     =====
    Net income per common
        share outstanding             $     .30        2.84                         .31                                     .38
                                      =========        ====                         ===                                     ===

Weighted average outstanding shares       6,555          95                        7,130                                  9,047
                                          =====          ==                        =====                                  =====


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
                  Pro Forma Consolidated Statement of Earnings
                      For the Year Ended December 31, 1997
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                                              Other
                                                                Pro Forma     Pro Forma      Pending       Pro Forma    Pro Forma
                                         FLAG    Hogansville   Adjustments    Combined    Acquisitions    Adjustments   Combined
                                         ----    -----------   -----------    --------    ------------    -----------   --------
Interest Income                       $  38,730      2,575                       41,305          7,556                    48,861

 Interest Expense                        18,623      1,066                       19,689          3,963                    23,652
                                         ------      -----                       ------          -----                    ------

     Net Interest Income                 20,107      1,508                       21,615          3,593                    25,208

 Provision for loan losses                1,596        106                        1,702             65                     1,767
                                          -----        ---                        -----             --                     -----

    Net interest income after
       provision for loan losses         18,511      1,402                       19,913          3,528                    23,441

 Non interest income:
    Service charges and fees              4,232        174                        4,406          2,306                     6,712
    Net realized gains on
       on the sale of assets                909         69                          978             20                       998
    Other                                 1,002         63                        1,065            103                     1,168
                                          -----         --                        -----            ---                     -----

Total non interest income                 6,143        306                        6,449          2,429                     8,878

 Non interest expense
    Salaries and benefits                 8,913        594                        9,507          2,338                    11,845
    Occupancy                             3,351        215                        3,566            367                     3,933
    Other                                 6,260        383                        6,643          1,390                     8,033
                                          -----        ---                        -----          -----                     -----

Total noninterest expense                18,524      1,192                       19,716          4,095                    23,811

     Income before taxes                  6,130        515                        6,645          1,863                     8,508

 Income tax expense                       1,820        167                        1,987            628                     2,615
                                          -----        ---                        -----            ---                     -----

     Net Income                      $    4,310        348                        4,658          1,235                     5,893
                                     ==========        ===                        =====          =====                     =====

    Net income per common
        share outstanding            $     .66        3.69                         .66                                       .65
                                     =========        ====                         ===                                       ===

Weighted average outstanding shares      6,519         95                        7,094                                     9,048
                                         =====         ==                        =====                                     =====


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
                  Pro Forma Consolidated Statement of Earnings
                      For the Year Ended December 31, 1996
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                             Other
                                                                 Pro Forma    Pro Forma     Pending      Pro Forma   Pro Forma
                                           FLAG   Hogansville   Adjustments   Combined    Acquisitions  Adjustments   Combined
                                           ----   -----------   -----------   --------    ------------  -----------   --------
Interest Income                        $   34,608      2,467                    37,075         7,112                   44,187

 Interest Expense                          16,374      1,112                    17,486         3,696                   21,182
                                           ------      -----                    ------         -----                   ------

     Net Interest Income                   18,234      1,355                    19,589         3,416                   23,005

 Provision for loan losses                  4,475         54                     4,529            95                    4,624
                                            -----         --                     -----            --                    -----

    Net interest income after
       provision for loan losses           13,759      1,301                    15,060         3,321                   18,381

 Non interest income:
    Service charges and fees                3,802        156                     3,958         2,324                    6,282
    Net realized gains on
    the sale of assets                        752         51                       803            34                      837
    Other                                     662         45                       707            94                      801
                                              ---         --                       ---            --                      ---

Total non interest income                   5,216        252                     5,468         2,453                    7,920

 Non interest expense
    Salaries and benefits                   7,553        596                     8,149         2,233                   10,382
    Occupancy                               2,660        208                     2,868           369                    3,237
    Other                                   6,613        329                     6,942         1,633                    8,575
                                            -----        ---                     -----         -----                    -----

Total noninterest expense                  16,826      1,133                    17,959         4,235                   22,194

     Income before taxes                    2,149        420                     2,569         1,539                    4,107

 Income tax expense                           451        116                       567           530                    1,097
                                              ---        ---                       ---           ---                    -----

 Net Income                            $    1,698        304                     2,002         1,009                    3,010
                                       ==========        ===                     =====         =====                    =====

    Net income per common
        share outstanding              $      .26       3.24                       .28                                    .33
                                       ==========       ====                       ===                                    ===

Weighted average outstanding shares         6,481         94                     7,052                                  9,013
                                            =====         ==                     =====                                  =====


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
              Notes to Consolidated Pro Forma Financial Statements


(1) The unaudited pro forma consolidated balance sheet as of March 31, 1999 and consolidated statements of earnings for the three months ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996 have been prepared based on the historical consolidated balance sheets and statements of earnings, which give effect to the Merger of Hogansville with and into FLAG accounted for as a pooling of interests, based on the exchange of
     6.08466 shares of FLAG Common Stock for each outstanding share of Hogansville Common Stock.

(2) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders of FLAG intended to be presented at the 2000 annual meeting of stockholders must be received by FLAG at its principal executive offices on or before the date that is 120 calendar days in advance of the date of FLAG's release of its 1999 proxy statement to security holders, in order to be included in FLAG's proxy statement and proxy relating to the 2000 annual meeting of stockholders. As of the date of the mailing of this Proxy Statement/Prospectus, FLAG's 1999 proxy statement has not been completed. The specific date by which proposals of stockholders of FLAG intended to be represented at the 2000 annual meeting of stockholders must be received by FLAG in order to be included in FLAG's 1999 proxy statement is December 15, 1999.


                                     EXPERTS

     The restated consolidated financial statements of FLAG and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, incorporated by reference herein and in the Registration Statement, have been audited by Porter Keadle Moore, LLP, independent certified public accountants, are included in the FLAG Annual Report to Stockholders which is incorporated by reference in FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. The financial statements audited by Porter Keadle Moore, LLP have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of FLAG and subsidiary for the year ended December 31, 1996, included in the restated consolidated financial statements of FLAG, incorporated herein and in the Registration Statement by reference, have been audited by Robinson, Grimes and Company, P.C. independent certified public accountants. The financial statements audited by Robinson, Grimes and Company P.C., have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Three Rivers Bancshares, Inc. as of December 31, 1997 and 1996 and for each of the years in the two year period ended December 31, 1997, included in the restated consolidated financial statements of FLAG, incorporated herein and in the Registration Statement by reference, have been audited by Thigpen, Jones, Seaton & Co., P.C., independent certified public accountants. The financial statements audited by Thigpen, Jones, Seaton & Co., P.C. have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Hogansville as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, are contained herein and in the Registration Statement in reliance upon the report of Porter Keadle Moore, LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The legality of the shares of FLAG common stock to be issued in the merger and certain tax consequences of the merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                  OTHER MATTERS

     Management of Hogansville does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

                                TABLE OF CONTENTS


   To Consolidated Financial Statements of First Hogansville Bankshares, Inc.



                                                                           Page
                                                                           ----

Consolidated Balance Sheets as of March 31, 1999 and 1998..................  F-2

Consolidated Statements of Earnings for the
  Three Months Ended March 31, 1999 and 1998................................ F-3

Consolidated Statements of Comprehensive Income
  for the Three Months Ended March 31, 1999 and 1998.........................F-4

Consolidated Statements of Cash Flows, March 31, 1999 and 1998...............F-5

Notes to Consolidated Financial Statements (Unaudited).......................F-6

Report of Independent Certified Public Accountants...........................F-7

Consolidated Balance Sheets, December 31, 1998 and 1997......................F-9

Consolidated Statements of Earnings, December 31, 1998, 1997 and 1996.......F-10

Consolidated Statements of Comprehensive Income,
  December 31, 1998, 1997 and 1996..........................................F-12

Consolidated Statements of Changes in Shareholders' Equity,
  December 31, 1998, 1997 and 1996..........................................F-13

Consolidated Statements of Cash Flows, December 31, 1998, 1997 and 1996.....F-14

Notes to Consolidated Financial Statements..................................F-16

                First Hogansville Bankshares, Inc. and Subsidiary
                           Consolidated Balance Sheets
                             March 31, 1999 and 1998




                                     Assets

                                                                           1999             1998
                                                                           ----             ----
Cash and due from banks ...........................................  $  1,433,999       1,564,735
Federal funds sold ................................................     2,700,000       1,640,000
                                                                     ------------    ------------
            Cash and cash equivalents .............................     4,133,999       3,204,735

Securities available for sale .....................................    10,427,320       9,670,603
Loans .............................................................    15,230,714      17,564,738
Premises and equipment ............................................       240,502         324,791
Other assets ......................................................       767,938         787,712
                                                                     ------------    ------------
            Total assets ..........................................  $ 30,800,473      31,552,579
                                                                     ============    ============

                      Liabilities and Shareholders' Equity

Deposits:
    Demand ........................................................  $  5,376,797       4,610,561
    Interest bearing demand .......................................     4,959,448       5,004,811
    Savings .......................................................     2,751,039       2,871,929
    Time ..........................................................    13,875,204      13,924,713
                                                                     ------------    ------------
            Total deposits ........................................    26,962,488      26,412,014

Advances from the FHLB ............................................          --         1,500,000
Accrued interest payable and other liabilities ....................       407,456         375,249
                                                                     ------------    ------------
            Total liabilities .....................................    27,369,944      28,287,263

Shareholders' equity:
    Common stock ..................................................       120,000         120,000
    Capital surplus ...............................................     1,924,625       1,924,625
    Retained earnings .............................................     1,785,778       1,618,387
    Treasury stock ................................................      (369,625)       (369,625)
    Accumulated other comprehensive income ........................       (30,249)        (28,071)
                                                                     ------------    ------------
            Total shareholders' equity ............................     3,430,529       3,265,316
                                                                     ------------    ------------
            Total liabilities and shareholders' equity ............  $ 30,800,473      31,552,579

                First Hogansville Bankshares, Inc. and Subsidiary
                       Consolidated Statements of Earnings
               For the Three Months Ended March 31, 1999 and 1998



                                                               1999       1998
                                                               ----       ----
Interest income:
    Loans .................................................  $413,987    476,445
    Federal funds sold ....................................    33,972     27,670
    Investments-taxable ...................................   101,297    127,053
    Investments-nontaxable ................................    18,080     14,184
    Other interest income .................................     8,880      8,284
                                                             --------   --------
           Total interest income ..........................   576,216    653,636

 Interest expense:
    Deposits ..............................................   233,920    248,716
    Federal Home Loan Bank advances .......................      --       22,599
                                                             ---------  --------
           Total interest expense .........................   233,920    271,315
                                                             ---------  --------
           Net interest income ............................   342,296    382,321

 Provision for loan losses ................................    17,000     15,000
                                                             --------   --------
          Net interest income after provision for loan loss   325,296    367,321
                                                             --------   --------
 Non interest income:
    Service charges and fees ..............................    38,210     46,074
    Other .................................................    24,513     42,274
                                                             --------   --------
          Total non interest income .......................    62,723     88,348
                                                             --------   --------
Non interest expense:
    Salaries and benefits .................................   143,407    149,535
    Occupancy .............................................    55,525     58,760
    Other 131,374 .........................................   114,658
                                                             --------   --------
          Total noninterest expense .......................   330,306    322,953
                                                             --------   --------
           Income before taxes ............................    57,713    132,716

 Income tax expense .......................................    17,679     43,673
                                                             --------   --------
           Net earnings ...................................  $ 40,034     89,043
                                                             ========   ========
Basic earnings per share ..................................  $    .42        .94
                                                             ========   ========
Average shares outstanding ................................    94,500     94,500

                First Hogansville Bankshares, Inc. and Subsidiary
                 Consolidated Statements of Comprehensive Income
               For the Three Months Ended March 31, 1999 and 1998



                                                     1999          1998
                                                     ----          ----

Net earnings ...................................   $ 40,034      89,043

  Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities
     available for sale:
        Holding gains (losses) arising during
        period, net of tax of $24,438 and $7,155    (36,657)    (10,733)
                                                   --------    --------
     Comprehensive income ......................   $  3,377      78,310
                                                   ========    ========

                First Hogansville Bankshares, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                             March 31, 1999 and 1998


                                                                    1999           1998
                                                                    ----           ----
Cash flows from operating activities:
   Net earnings ............................................   $    40,034         89,043
   Adjustments to reconcile net earnings to net cash
        provided by operating activities:
      Depreciation, amortization and accretion .............        28,145         29,964
      Provision for loan losses ............................        17,000         15,000
      Loss on sale of premises and equipment ...............          --             (897)
      Change in:
          Other assets .....................................         3,375        (52,212)
          Other liabilities ................................       (12,894)       (40,837)
                                                               -----------    -----------

          Net cash provided by operating activities ........        75,660         40,061
                                                               -----------    -----------

Cash flows from investing activities:
   Proceeds from maturities of securities available for sale       942,301        666,607
   Purchases of securities available for sale ..............    (2,999,704)      (500,000)
   Change in loans .........................................     1,786,408       (352,901)
                                                               -----------    -----------

          Net cash used in investing activities ............      (270,995)      (186,294)
                                                               -----------    -----------
Cash flows from financing activities:
   Net change in deposits ..................................        32,465        312,471
   Repayment of note payable ...............................        (4,750)        (4,750)
   Dividends paid ..........................................        (9,450)        (9,450)
                                                               -----------    -----------

          Net cash provided by financing activities ........        18,265        298,271
                                                               -----------    -----------

          Net change in cash and cash equivalents ..........      (177,070)       152,038

Cash and cash equivalents at beginning of period ...........     4,311,069      3,052,697
                                                               -----------    -----------

Cash and cash equivalents at end of period .................   $ 4,133,999      3,204,735
                                                               ===========    ===========

                First Hogansville Bankshares, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements
                                   (Unaudited)


(1)  Organization and Basis of Presentation
-------------------------------------------

     FirstHogansville Bankshares, Inc. (the "Company"), a bank holding company, owns 100% of the outstanding common stock of The Citizens Bank (the "Bank"), which operates in the Hogansville, Georgia area.

     The consolidated financial statements includes the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

     The interim financial statements included herein are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim period presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended March 31, 1999 are not necessarily indicative of the results of a full year's operations.

     The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

                       FIRST HOGANSVILLE BANKSHARES, INC.
                                 AND SUBSIDIARY


                        Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

                 (with Independent Accountants' Report thereon)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






The Board of Directors and Shareholders
First Hogansville Bankshares, Inc.


We have audited the accompanying consolidated balance sheets of First Hogansville Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Hogansville Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.







Atlanta, Georgia
March 18, 1999

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997

                                     Assets

                                                                       1998            1997
                                                                  ------------    ------------
Cash and due from banks ......................................... $  2,611,069       1,452,697
Federal funds sold ..............................................    1,700,000       1,600,000
                                                                  ------------    ------------
     Cash and cash equivalents ..................................    4,311,069       3,052,697
                                                                  ------------    ------------
Securities available for sale ...................................    8,432,907       9,858,730
Loans, net ......................................................   17,034,122      17,226,837
Premises and equipment, net .....................................      265,671         350,404
Accrued interest receivable and other assets ....................      747,956         728,166
                                                                  ------------    ------------
                                                                  $ 30,791,725      31,216,834
                                                                  ============    ============
                      Liabilities and Shareholders' Equity
Deposits:
  Demand ........................................................ $  5,403,628       4,120,101
  Interest-bearing demand .......................................    4,953,044       5,511,544
  Savings .......................................................    2,732,755       2,673,426
  Time ..........................................................   13,840,596      13,794,472
                                                                  ------------    ------------
     Total deposits .............................................   26,930,023      26,099,543
Other borrowings ................................................       52,250       1,571,250
Accrued interest payable and other liabilities ..................      372,850         363,524
                                                                  ------------    ------------
     Total liabilities ..........................................   27,355,123      28,034,317
                                                                  ------------    ------------

Commitments
Shareholders' equity:
  Common stock, par value $1; 1,000,000 shares authorized;
   120,000 shares issued ........................................      120,000         120,000
  Capital surplus ...............................................    1,924,625       1,924,625
  Retained earnings .............................................    1,755,194       1,524,855
  Accumulated other comprehensive income ........................        6,408         (17,338)
                                                                  ------------    ------------

                                                                     3,806,227       3,552,142
  Less treasury stock, at cost; 25,500 shares ...................     (369,625)       (369,625)
                                                                  ------------    ------------

     Total shareholders' equity .................................    3,436,602       3,182,517
                                                                  ------------    ------------

                                                                  $ 30,791,725      31,216,834
                                                                  ============    ============

See accompanying notes to consolidated financial statements.

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                       Consolidated Statements of Earnings

              For the Years Ended December 31, 1998, 1997 and 1996

                                                                     1998           1997          1996
                                                                 -----------    -----------   -----------
Interest income:
  Interest and fees on loans ..................................  $ 1,865,535      1,865,571     1,624,827
  Interest on deposits with other banks .......................         --             --          12,209
  Interest on investment securities:
   Mortgage-backed securities .................................      172,251        331,669       451,701
   U.S. Treasury and government agencies ......................      283,739        197,103       189,551
   State, county and municipal ................................       70,082         79,350       106,785
   Other securities ...........................................       24,601         24,464        22,736
  Interest on federal funds sold ..............................      154,016         76,525        59,522
                                                                 -----------    -----------   -----------
     Total interest income ....................................    2,570,224      2,574,682     2,467,331
                                                                 -----------    -----------   -----------
Interest expense:
  Interest-bearing demand deposits ............................      129,945        144,478       150,756
  Savings deposits ............................................       76,823         76,639        76,369
  Time deposits ...............................................      780,696        747,215       786,914
                                                                 -----------    -----------   -----------
                                                                     987,464        968,332     1,014,039
  Other borrowings ............................................       82,358         98,183        97,978
                                                                 -----------    -----------   -----------
     Total interest expense ...................................    1,069,822      1,066,515     1,112,017
                                                                 -----------    -----------   -----------

     Net interest income ......................................    1,500,402      1,508,167     1,355,314

Provision for loan losses .....................................       92,500        105,500        53,660
                                                                 -----------    -----------   -----------
     Net interest income after provision for loan losses ......    1,407,902      1,402,667     1,301,654
                                                                 -----------    -----------   -----------

Other income:
  Service charges on deposit accounts .........................      172,968        173,762       156,393
  Insurance commissions .......................................       46,162         60,734        30,697
  Gain (loss) on sales of investment securities ...............      (17,456)         8,208        19,884
  Miscellaneous ...............................................       65,922         62,640        45,413
                                                                 -----------    -----------   -----------
     Total other income .......................................      267,596        305,344       252,387
                                                                 -----------    -----------   -----------

Other expenses:
  Salaries and employee benefits ..............................      592,235        594,469       595,750
  Occupancy and equipment .....................................      232,247        214,960       208,366
  Miscellaneous ...............................................      481,430        383,266       329,495
                                                                 -----------    -----------   -----------
     Total other expenses .....................................    1,305,912      1,192,695     1,133,611
                                                                 -----------    -----------   -----------
     Earnings before income taxes .............................      369,586        515,316       420,430
Income tax expense ............................................      101,447        166,796       116,303
                                                                 -----------    -----------   -----------
     Net earnings .............................................  $   268,139        348,520       304,127
                                                                 ===========    ===========   ===========

Net earnings per common share based on average
  outstanding shares of 94,500 in 1998 and 1997
  and 93,794 in 1996:
     Net earnings per share ...................................  $      2.84           3.69          3.24
                                                                 ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income

              For the Years Ended December 31, 1998, 1997 and 1996



                                                                  1998       1997        1996
                                                                --------   --------    --------
Net earnings ................................................   $268,139    348,520     304,127

Other comprehensive income, net of tax:
 Unrealized gains (losses) on securities available for sale:
   Holding gains (losses) arising during period, net of tax
     of $8,845, $24,793 and $6,899 ..........................     13,272     37,190     (10,348)
   Reclassification adjustment for (gains) losses included
     in net earnings, net of tax of $6,982, $3,283 and $7,954     10,474     (4,925)    (11,930)
                                                                --------   --------    --------

   Total other comprehensive income (loss) ..................     23,746     32,265     (22,278)
                                                                --------   --------    --------

   Comprehensive income .....................................   $291,885    380,785     281,849
                                                                ========   ========    ========


See accompanying notes to consolidated financial statements.

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Shareholders' Equity
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                                          Accumulated
                                                                                            Other
                                      Common      Capital     Retained    Comprehensive    Treasury
                                      Stock       Surplus     Earnings       Income          Stock        Total
                                      -----       -------     --------       ------          -----        -----
Balance, December 31, 1995 .....   $  120,000    1,480,000    1,347,808       (31,325)     (431,250)    2,485,233

Net earnings ...................         --           --        304,127          --            --         304,127

Dividends paid, $.40 per share .         --           --        (37,800)         --            --         (37,800)

Transfer of retained earnings to
   capital surplus .............         --        400,000     (400,000)         --            --            --

Change in accumulated other
   comprehensive income ........         --           --           --         (22,278)         --         (22,278)

Sale of treasury stock .........         --         44,625         --            --          61,625       106,250
                                     --------    ---------    ---------       -------        ------       -------

Balance, December 31, 1996 .....      120,000    1,924,625    1,214,135       (53,603)     (369,625)    2,835,532

Net earnings ...................         --           --        348,520          --            --         348,520

Dividends paid, $.40 per share .         --           --        (37,800)         --            --         (37,800)

Change in accumulated other
   comprehensive income ........         --           --           --          36,265          --          36,265
                                     --------  ----------   ----------    ----------    ----------     ----------

Balance, December 31, 1997 .....      120,000    1,924,625    1,524,855       (17,338)     (369,625)    3,182,517

Net earnings ...................         --           --        268,139          --            --         268,139

Dividends paid, $.40 per share .         --           --        (37,800)         --            --         (37,800)

Change in accumulated other
   comprehensive income ........         --           --            --         23,746          --          23,746
                                     --------   ----------   ----------    ----------    ----------    ----------

Balance, December 31, 1998 .....   $  120,000    1,924,625    1,755,194         6,408      (369,625)    3,436,602
                                   ==========   ==========   ==========    ==========    ==========    ==========


See accompanying notes to consolidated financial statements.

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

              For the Years Ended December 31, 1998, 1997 and 1996


                                                                            1998           1997           1996
                                                                        -----------    -----------    -----------
Cash flows from operating activities:
  Net earnings ......................................................   $   268,139        348,520        304,127
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation, amortization and accretion .......................       110,945        105,640        110,292
     Provision for loan losses ......................................        92,500        105,500         53,660
     Deferred income tax (benefit) ..................................       (22,336)       (19,820)        25,776
     (Gain) loss on sales of securities .............................        17,456         (8,208)       (19,884)
     Gain on sale of other real estate ..............................          --             --           (4,751)
     Loss on sale of premises and equipment .........................          --             --            3,587
     Change in:
       Interest receivable ..........................................        29,468        (34,025)        10,059
       Interest payable .............................................         4,763          4,413         (8,155)
       Other assets .................................................       (42,753)        29,650        (55,553)
       Other liabilities ............................................         4,563        131,126        (13,753)
                                                                        -----------    -----------    -----------

           Net cash provided by operating activities ................       462,745        662,796        405,405
                                                                        -----------    -----------    -----------
Cash flows from investing activities:
  Purchases of securities available for sale ........................    (5,435,160)    (4,168,931)    (4,302,110)
  Proceeds from sales of securities available for sale ..............     1,192,836      1,970,966      4,368,625
  Proceeds from maturities and calls of securities available for sale     5,680,195      2,423,632      2,307,006
  Proceeds from maturities and calls of securities held to maturity .          --             --          729,700
  Net change in loans ...............................................       100,216       (967,563)    (3,604,249)
  Purchases of equipment ............................................       (16,140)       (44,217)       (53,470)
  Proceeds from sale of other real estate ...........................          --           27,181         61,857
                                                                        -----------    -----------    -----------

           Net cash provided (used) in investing activities .........     1,521,947       (758,932)      (492,641)
                                                                        -----------    -----------    -----------
Cash flows from financing activities:
  Net change in deposits ............................................       830,480        337,802         85,900
  Repayment of notes payable ........................................       (19,000)       (19,000)      (129,000)
  Proceeds from FHLB note payable ...................................          --             --        1,500,000
  Repayment of FHLB note payable ....................................    (1,500,000)          --       (1,500,000)
  Proceeds from sale of treasury stock ..............................          --             --          106,250
  Dividends paid ....................................................       (37,800)       (37,800)       (37,800)
                                                                        -----------    -----------    -----------

           Net cash provided (used) by financing activities .........      (726,320)       281,002         25,350
                                                                        -----------    -----------    -----------

Net change in cash and cash equivalents .............................     1,258,372        184,866        (61,886)

Cash and cash equivalents, beginning of year ........................     3,052,697      2,867,831      2,929,717
                                                                        -----------    -----------    -----------

Cash and cash equivalents, end of year ..............................   $ 4,311,069      3,052,697      2,867,831
                                                                        ===========    ===========    ===========

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                Consolidated Statements of Cash Flows, continued

              For the Years Ended December 31, 1998, 1997 and 1996


                                                                                    1998         1997         1996
                                                                                 ----------   ----------   ----------

Supplemental  disclosures of cash flow information:
  Cash paid during the year for:
   Interest ..................................................................   $1,060,038    1,064,374    1,109,449
   Income taxes ..............................................................   $  262,750       98,500      111,000

Noncash investing activities:
   Change in unrealized gains (losses) on securities
    available for sale, net of tax ...........................................   $   23,746       36,265      (22,278)
   Transfer of loans to other real estate owned ..............................   $     --         27,181       57,106
   Securities transferred, at amortized cost, to
    securities available for sale.............................................   $     --           --      2,026,915


See accompanying notes to consolidated financial statements.

                FIRST HOGANSVILLE BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies

     Basis of Presentation and Nature of Operations
     ----------------------------------------------
     FirstHogansville Bankshares, Inc. (the "Company"), is a one-bank holding company whose business is conducted by its wholly-owned bank subsidiary, The Citizens Bank (the "Bank"). The Company is regulated by the Federal Reserve Bank and is subject to periodic examinations.

     The Bank was established in 1930 and was granted a State of Georgia commercial banking charter in 1961. It is regulated by the State of Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these agencies. The Bank provides a full range of commercial and consumer banking services in Troup, Meriwether and Heard Counties in West Georgia.

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and the valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Investment Securities
     ---------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1998 and 1997, the Company has no trading or held to maturity securities.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of shareholders' equity. The unrealized holding gains or losses included in the separate component of shareholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Loans and Allowance for Loan Losses Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated primarily by using the simple interest method on daily balances of the principal amount outstanding.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgements different than those of management.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.

     Premises and Equipment
     ----------------------
     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using a combination of accelerated and straight-line methods over the estimated useful lives of the related assets (25 years for buildings and 3 to 10 years for furniture and equipment). When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and improvements are capitalized.

     Income Taxes
     ------------
     The Company accounts for income taxes under the liability method. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Net Earnings Per Common Share Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" specifies the computation, presentation and disclosure requirements for earnings per share and is designed to simplify previous earnings per share standards and to make domestic and international practices more compatible. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period such as options, convertible securities and warrants are included in diluted earnings per share. The Company has no potential common shares and correspondingly, earnings per share amounts for all years presented are based on the weighted average number of common shares outstanding.

     Comprehensive Income
     --------------------
     In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has elected to present comprehensive income in a separate consolidated statement of comprehensive income. Accumulated other comprehensive income is solely related to the net of tax effect of unrealized gains and losses on securities available for sale.

     Recent Accounting Pronouncements
     --------------------------------
     In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. Instruments used as fair value hedges account for the change in fair value in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Cash flow hedges account for the change in fair value of the effective portion in comprehensive income rather than earnings and foreign currency hedges are accounted for in comprehensive income as part of the translation adjustment. Derivative instruments that are not intended as a hedge account for the change in fair value in the earnings of the period of the change. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, but initial application of the Statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. The Bank believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

(2)  Investment Securities

     Investment securities available for sale at December 31, 1998 and 1997 are as follows:

                                                December 31, 1998
                                                -----------------
                                                Gross       Gross      Estimated
                               Amortized     Unrealized   Unrealized     Fair
                                 Cost           Gains       Losses       Value
                                 ----           -----       ------       -----
U.S. Treasuries and
   government agencies ....... $3,894,761       37,420         --      3,932,181
 Mortgage-backed securities ..  2,609,376       18,618       54,737    2,573,257
 Mutual fund investments .....    200,007         --         13,513      186,494
 State, county and municipal .  1,709,074       41,701        9,800    1,740,975
                               ----------   ----------   ----------   ----------
      Total .................. $8,413,218       97,739       78,050    8,432,907
                               ==========   ==========   ==========   ==========



                                              December 31, 1997
                                              -----------------
                                               Gross       Gross     Estimated
                               Amortized    Unrealized  Unrealized      Fair
                                 Cost          Gains       Losses      Value
                                 ----          -----       ------      -----
U.S. Treasuries and
  government agencies ....... $4,997,128       15,494          573    5,012,049
Mortgage-backed securities ..  3,473,122       31,717       80,708    3,424,131
Mutual fund investments .....    200,007         --         13,514      186,493
State, county and municipal .  1,208,359       27,849          151    1,236,057
                              ----------   ----------   ----------   ----------
Total ....................... $9,878,616       75,060       94,946    9,858,730
                              ==========   ==========   ==========   ==========

     Proceeds from sales of investment securities during 1998, 1997 and 1996 were $1,192,836, $1,970,966 and $4,368,625, respectively. Gross gains of
     $897, $24,352 and $45,714, along with gross losses of $18,353,  $16,144 and
     $25,830, respectively, were realized on these sales.

     Securities with a carrying value of $1,723,000 and $2,480,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits as required by law.

     The amortized cost and estimated fair value of investment securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized    Estimated
                                                       Cost      Fair Value
                                                       ----      ----------
U.S. Treasuries and
  U.S. government agencies:
   Within 1 year .................................  $  500,918      504,687
   1 to 5 years ..................................   2,397,745    2,414,857
   5 to 10 years .................................     996,098    1,012,637
                                                    ----------   ----------
                                                    $3,894,761    3,932,181
                                                    ==========   ==========
State, county and municipal:
   Within 1 year .................................  $  175,000      176,107
   1 to 5 years ..................................     874,035      898,698
   5 to 10 years                                            --           --
                                                    ----------   ----------
   More than 10 years ............................     660,039      666,170
                                                    ----------   ----------
                                                    $1,709,074    1,740,975
                                                    ==========   ==========

Total securities other than mortgage-backed
 securities and mutual fund investments:
   Within 1 year .................................  $  675,918      680,794
   1 to 5 years ..................................   3,271,780    3,313,555
   5 to 10 years .................................     996,098    1,012,637
   More than 10 years ............................     660,039      666,170

Mutual fund investments ..........................     200,007      186,494
Mortgage-backed securities .......................   2,609,376    2,573,257
                                                    ----------   ----------
                                                    $8,413,218    8,432,907
                                                    ==========   ==========


(3)  Loans

     Major classifications of loans are summarized as follows:

                                      1998          1997
                                  -----------   -----------

Commercial ....................   $ 4,931,003     6,142,646
Real estate - mortgage ........     7,751,001     7,210,585
Consumer ......................     4,591,535     4,109,779
                                  -----------   -----------
                                   17,273,539    17,463,010
Less: Allowance for loan losses       239,417       236,173
                                  -----------   -----------
Total net loans ...............   $17,034,122    17,226,837
                                  ===========   ===========

     The Company grants loans and extensions of credit to individuals and a variety of firms and corporations located in Troup County, Georgia and portions of surrounding counties. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     Changes in the allowance for loan losses were as follows:

                                            1998         1997         1996
                                         ---------    ---------    ---------
Balance, beginning of year ...........   $ 236,173      192,974      235,368
Loans charged off ....................     (95,455)     (78,293)     (99,419)
Recoveries ...........................       6,199       15,992        3,365
Provision charged to operating expense      92,500      105,500       53,660
                                         ---------    ---------    ---------
Balance, end of year .................   $ 239,417      236,173      192,974
                                         =========    =========    =========

(4)  Premises and Equipment

     Major classifications of premises and equipment are summarized as follows:

                                     1998         1997         1996
                                  ----------   ----------   ----------
Land ..........................   $    5,000        5,000        5,000
Buildings .....................      379,512      379,512      379,512
Furniture and equipment .......      949,329      933,188      912,121
                                  ----------   ----------   ----------
                                   1,333,841    1,317,700    1,296,633
Less:  Accumulated depreciation    1,068,170      967,296      889,463
                                  ----------   ----------   ----------
                                  $  265,671      350,404      407,170
                                  ==========   ==========   ==========

     Depreciation expense amounted to approximately $101,000 in 1998 and $99,800 in 1997 and 1996.

(5)  Time Deposits

     At December 31, 1998, the scheduled maturities of time deposits are as follows:

               1999                        $11,403,728
               2000                          1,269,842
               2001                            264,966
               2002                            139,526
               2003 and thereafter             762,534
                                           -----------
                                           $13,840,596

     At December 31, 1998 and 1997, the Bank had individual time deposits over $100,000 of approximately $1,750,000 and $2,200,000, respectively.

(6)  Other Borrowings

     Notes payable at December 31, 1998 and 1997 consists of the following:

                                                             1998    1997
                                                             ----    ----
Note payable to a bank in monthly principal
  installments of $1,583 through September 2001,
  plus interest at the prime rate, secured by all
  the stock of the Company's subsidiary ................ $  52,250   71,250
                                                            ======   ======


     The Bank is party to an agreement with the Federal Home Loan Bank ("FHLB") whereby the FHLB provides the Bank with credit facilities under varying terms. Any amounts advanced by the FHLB are collateralized under a blanket security lien covered by all of the Bank's 1-4 family first mortgage loans.
     At December 31, 1998, the Bank had no borrowings under this agreement with the FHLB while borrowings at December 31, 1997, were $1,500,000.

     Maturities of other borrowings for future years are as follows:

               1999                 $19,000
               2000                  19,000
               2001                  14,250
                                     -------
                                     $52,250


                                      F-21

(7)  Employee Benefit Plans

     The Company has a noncontributory defined benefit pension plan covering substantially all of its employees who have completed one year of service.
     The Company's funding policy is to fund the maximum amount deductible for income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table sets forth the Plan's funded status and amounts recognized in the balance sheets at December 31, 1998 and 1997. Plan assets are stated at fair value and consist of cash, certificates of deposit, equity and government securities. Actuarial present value of benefit obligations:

TABLE>
                                                                             1998         1997
                                                                             ----         ----
Vested ................................................................   $ 430,368      334,188
Nonvested .............................................................       5,394        2,377
                                                                          ---------    ---------
        Total accumulated benefit obligations .........................     435,762      336,565
                                                                          =========    =========
rojected benefit obligations for services rendered to date ...........     528,873      442,695
Plan assets at fair value .............................................     714,419      619,463
                                                                          ---------    ---------
        Assets in excess of projected benefit obligation ..............     185,546      176,768

Unamortized transition gain existing at date of adoption of SFAS No. 87     (39,570)     (43,556)
Unamortized net gain from past experience different from that assumed
  and effects of changes in assumptions ...............................    (177,297)    (159,638)
                                                                          ---------    ---------
        Accrued pension cost ..........................................   $ (31,321)     (26,426)
                                                                          =========    =========

     The components of net pension cost for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                    1998        1997       1996
                                                --------    --------   --------

Service cost for benefits earned ...............$ 22,920      21,507     22,793
Interest cost on projected benefit obligations .  33,197      39,966     36,134
Actual return on plan assets ................... (96,437)   (134,873)   (80,895)
Net amortization and deferral ..................  45,215      79,242     30,473
                                                --------    --------   --------
Net pension cost ...............................$  4,895       5,842      8,505
                                                ========    ========   ========

     The following assumptions were used in determining the actuarial present value of the projected benefit obligations at December 31, 1998, 1997 and 1996:

                                                  1998       1997       1996
                                                -------    -------    -------

Discount rate ..................................  7.00%      7.00%      7.00%
Rate of increase in future compensation levels..  5.00%      5.00%      5.00%
Expected long-term rate of return on assets ....  8.25%      8.25%      8.50%

     The Company also has a profit sharing plan covering substantially all employees subject to minimum service and age requirements that complies with Section 401(k) of the Internal Revenue Code. The plan allows each participant to purchase Company stock with the vested portion of their plan assets and allows each participant to contribute up to 15% of their annual salary. The Company can make contributions at the discretion of the board of directors. The Company made matching contributions of $12,100, $9,000 and $12,100 in 1998, 1997 and 1996, respectively.

     The Company also has a deferred compensation plan available to its directors, whereby participants will forego receipt of director fees in return for an annuity of payments to begin upon retirement. Benefits accrued under this plan amounted to approximately $54,000, $49,500 and $18,000 for 1998, 1997 and 1996, respectively. (8) Income Taxes The components of income tax expense for the years ended December 31, 1997 and 1996 are as follows:

                                          1998         1997         1996
                                       ---------    ---------    ---------

Current ............................   $ 123,783      186,616       90,527
Deferred ...........................     (22,336)     (19,820)      25,776
                                       ---------    ---------    ---------
         Total income tax expense...   $ 101,447      166,796      116,303
                                       =========    =========    =========

     The total income tax expense as shown in the financial statements differs from the expected income tax at the statutory rate principally because of tax-exempt interest income and nondeductible interest expense.

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                            1998         1997
                                                         ---------    ---------
Deferred tax assets:
    Unrealized (gain) loss on investment securities
         available for sale ..........................   $ (13,281)       2,549
    Allowance for loan losses ........................      65,522       64,291
    State tax operating loss carryforwards and credits      22,965       30,340
    Deferred compensation ............................     125,714       98,079
    Other ............................................         981        2,230
                                                         ---------    ---------
         Total gross deferred tax assets .............     201,901      197,489
Less: Valuation allowance ............................      51,300       51,300
                                                         ---------    ---------
         Net deferred tax asset ......................     150,601      146,189
Deferred tax liabilities - premises and equipment ....      26,402       28,496
                                                         ---------    ---------
         Net deferred tax asset ......................   $ 124,199      117,693
                                                         =========    =========

     At December 31, 1998, the Company has remaining loss carryforwards of approximately $150,000 for state income tax purposes, which begin to expire in 2001 and state tax credits of approximately $26,000. The use of these carryforwards is limited to future state taxable earnings of the Company.

     The valuation allowance of $51,300 at December 31, 1998 and 1997 is primarily due to the uncertainty regarding the future utilization of the Company's state operating loss and tax credits carryforwards.

(9)  Miscellaneous Operating Expenses

     Components of other operating expense in excess of 1% interest and other income for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                           1998      1997      1996
                                          -------   -------   -------

Professional services .................   $92,056    66,614    62,338
Office supplies .......................   $52,394    47,902    47,609
Service charges .......................   $96,462    56,056    57,551
Directors fees and related compensation   $78,197    61,364    28,344


(10) Commitments

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In some cases, the Company requires collateral or other security to support financial instruments with credit risk.


                                                            Approximate
                                                           Contract Amount
                                                           ---------------
                                                          1998          1997
                                                          ----          ----
Financial instruments whose contract amounts
  represent credit risk:
        Commitments to extend credit ................$   2,228,542   2,046,000
         Standby letters of credit and
             financial guarantees written ...........$        --        50,000


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of the customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various types of collateral supporting those commitments for which collateral is deemed necessary. Substantially all standby letters of credit at December 31, 1997, were collateralized.

(11) Related Party Transactions

     The Bank conducts transactions with directors and officers, including companies in which they have beneficial interests, in the normal course of business. Loans to executive officers and directors are made on terms comparable to those available to other Bank customers. The following summary reflects approximate activity for related party loans during 1998:

          Beginning balance   $ 501,000
          New loans .......     603,000
          Repayments ......    (656,000)
                              ---------
          Ending balance ..   $ 448,000
                              =========

     The Bank had related party deposits at December 31, 1998, of approximately $1,643,000.

(12) Shareholders' Equity and Dividend Restrictions

     Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its shareholders and other needs. Banking regulations restrict the amount of dividends which the Bank may pay without obtaining prior approval. In additional to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the Bank. At December 31, 1998, the Bank could have declared dividends without prior approval of regulatory authorities of approximately $136,000.

(13) Regulatory Matters

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table. Consolidated and Bank only amounts and ratios do not materially differ.

                                                                                 To Be Well
                                                                              Capitalized Under
                                                              For Capital     Prompt Corrective
                                           Actual          Adequacy Purposes  Action Provisions
                                           ------          -----------------  -----------------
                                     Amount      Ratio     Amount    Ratio    Amount     Ratio
                                     ------      -----     ------    -----    ------     -----
As of December 31, 1998
  Total Capital
    (to Risk Weighted Assets) .....  $3,650,145  21.7%   $1,343,482   8.0%   $1,679,353   10.0%
Tier 1 Capital
    (to Risk Weighted Assets) .....  $3,440,599  20.5%   $  671,741   4.0%   $1,007,612    6.0%
Tier 1 Capital
    (to Average Assets) ...........  $3,440,599  10.8%   $1,273,120   4.0%   $3,536,639    5.0%

As of December 31, 1997
  Total Capital
    (to Risk Weighted Assets) .....  $3,477,450  17.6%   $1,584,945   8.0%   $1,981,180   10.0%
Tier 1 Capital
    (to Risk Weighted Assets) .....  $3,241,277  16.4%   $  792,472   4.0%   $1,188,708    6.0%
Tier 1 Capital
    (to Average Assets) ...........  $3,241,277  10.5%   $1,232,989   4.0%   $1,541,236    5.0%

(14) First  Hogansville   Bankshares,   Inc.  (Parent  Company  Only)  Financial
     Information

                                 Balance Sheets

                           December 31, 1998 and 1997



                                     Assets

                                                                    1998           1997
                                                                -----------    -----------
Cash .......................................................... $     8,608        104,024
Investment in subsidiary ......................................   3,444,649      3,209,999
Other assets ..................................................      35,595           --
                                                                -----------    -----------
                                                                $ 3,488,852      3,314,023
                                                                ===========    ===========

                      Liabilities and Shareholders' Equity

Other liabilities ..............................................$      --           60,256
Note payable ...................................................     52,250         71,250
Shareholders' equity ...........................................  3,436,602      3,182,517
                                                                -----------    -----------
                                                                $ 3,488,852      3,314,023
                                                                ===========    ===========



                             Statements of Earnings
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                    1998           1997           1996
                                                                -----------    -----------    -----------
Dividends from bank subsidiary ................................ $    61,813         63,404         71,090

Other operating expenses ......................................      (6,936)        (8,569)       (11,688)
                                                                -----------    -----------    -----------
         Earnings before income taxes and equity in
              undistributed earnings of bank subsidiary .......      54,877         54,835         59,402

Income tax benefit ............................................       2,358          2,913          3,974
                                                                -----------    -----------    -----------
         Earnings before equity in undistributed earnings
              of bank subsidiary ..............................      57,235         57,748         63,376

Equity in undistributed earnings of bank subsidiary ...........     210,904        290,772        240,751
                                                                -----------    -----------    -----------
                              Net earnings .................... $   268,139        348,520        304,127
                                                                ===========    ===========    ===========

                            Statements of Cash Flows

              For the Years Ended December 31, 1998, 1997 and 1996

                                                                       1998         1997         1996
                                                                    ---------    ---------    ---------
Cash flows from operating activities:
  Net earnings ..................................................   $ 268,139      348,520      304,127
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Equity in undistributed earning in bank subsidiary ........    (210,904)    (290,772)    (240,751)
      Change in:
         Other liabilities ......................................     (60,256)      57,023        3,233
         Other assets ...........................................     (35,595)        --         18,727
                                                                    ---------    ---------    ---------
             Net cash (used) provided by operating activities ...     (38,616)     114,771       85,336
                                                                    ---------    ---------    ---------
Cash flows from financing activities:
  Sale of treasury stock ........................................        --           --        106,250
  Dividends paid ................................................     (37,800)     (37,800)     (37,800)
  Repayments of note payable ....................................     (19,000)     (19,000)    (129,000)
                                                                    ---------    ---------    ---------
             Net cash used by financing activities ..............     (56,800)     (56,800)     (60,550)
                                                                    ---------    ---------    ---------
Net change in cash ..............................................     (95,416)      57,971       24,786

Cash at beginning of year .......................................     104,024       46,053       21,267
                                                                    ---------    ---------    ---------
Cash at end of year .............................................   $   8,608      104,024       46,053
                                                                    =========    =========    =========
Supplemental disclosure of cash flow information:
  Cash paid during the yearfor:
    Interest ....................................................   $   4,921        6,554       10,723
    Income taxes ................................................   $ 262,750       98,500      111,000

Supplemental disclosure of noncash investing activities:
  Change in unrealized gains (losses) on securities available for
    for sale of Bank subsidiary, net of tax .....................   $  23,746       36,265      (22,278)


(15) Proposed Merger

      During February 1999, the Board of directors of the Company approved a merger agreement between the Company and FLAG Financial Corporation ("FLAG") whereby all of the Company's outstanding common stock would be acquired by FLAG in a business combination, accounted for as a pooling of interests. FLAG, a multi-bank holding company, headquartered in LaGrange, Georgia, is the parent company of First FLAG Bank LaGrange (formerly First Federal Savings Bank of LaGrange) and Citizens Bank, Vienna, Georgia. Pursuant to the merger agreement, each share of the Company's common stock will be converted into approximately 6.08 shares of FLAG common stock. The merger agreement is subject to approval of regulatory authorities and the Company's shareholders.

                                   APPENDIX A




                          AGREEMENT AND PLAN OF MERGER
                    BY AND BETWEEN FLAG FINANCIAL CORPORATION
                     AND FIRST HOGANSVILLE BANKSHARES, INC.
                            DATED AS OF JUNE 1, 1999


                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JULY 28, 1999

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           FLAG FINANCIAL CORPORATION

                                       AND

                       FIRST HOGANSVILLE BANKSHARES, INC.


                            Dated as of June 1, 1999

                                TABLE OF CONTENTS



LIST OF EXHIBITS..............................................................IV


AGREEMENT AND PLAN OF MERGER...................................................1


ARTICLE 1.        TRANSACTIONS AND TERMS OF THE MERGER.........................1

   1.1   MERGER................................................................1
   1.2   TIME AND PLACE OF CLOSING.............................................2
   1.3   EFFECTIVE TIME........................................................2

ARTICLE 2.        TERMS OF MERGER..............................................2

   2.1   ARTICLES OF INCORPORATION.............................................2
   2.2   BYLAWS................................................................2
   2.3   DIRECTORS AND OFFICERS................................................2

ARTICLE 3.        MANNER OF CONVERTING SHARES..................................3

   3.1   CONVERSION OF SHARES..................................................3
   3.2   ANTI-DILUTION PROVISIONS..............................................3
   3.3   SHARES HELD BY HOGANSVILLE OR FLAG....................................3
   3.4   DISSENTING SHAREHOLDERS...............................................3
   3.5   FRACTIONAL SHARES.....................................................4

ARTICLE 4.        EXCHANGE OF SHARES...........................................4

   4.1   EXCHANGE PROCEDURES...................................................4
   4.2   RIGHTS OF FORMER SHAREHOLDERS OF HOGANSVILLE..........................5

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF HOGANSVILLE................6

   5.1   ORGANIZATION, STANDING, AND POWER.....................................6
   5.2   AUTHORITY OF HOGANSVILLE; NO BREACH BY AGREEMENT......................6
   5.3   CAPITAL STOCK.........................................................7
   5.4   HOGANSVILLE SUBSIDIARIES..............................................7
   5.5   FINANCIAL STATEMENTS..................................................8
   5.6   ABSENCE OF UNDISCLOSED LIABILITIES....................................8
   5.7   ABSENCE OF CERTAIN CHANGES OR EVENTS..................................9
   5.8   TAX MATTERS...........................................................9
   5.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES...................................10
   5.10  ASSETS...............................................................11
   5.11  INTELLECTUAL PROPERTY................................................11
   5.12  ENVIRONMENTAL MATTERS................................................12
   5.13  COMPLIANCE WITH LAWS.................................................13
   5.14  IMMIGRATION MATTERS..................................................13
   5.15  LABOR RELATIONS......................................................14
   5.16  EMPLOYEE BENEFIT PLANS...............................................14
   5.17  MATERIAL CONTRACTS...................................................16
   5.18  LEGAL PROCEEDINGS....................................................17
   5.19  REPORTS..............................................................17
   5.20  STATEMENTS TRUE AND CORRECT..........................................17
   5.21  ACCOUNTING, TAX AND REGULATORY MATTERS...............................18
   5.22  CHARTER PROVISIONS...................................................18
   5.23  BOARD RECOMMENDATION.................................................18
   5.24  Y2K..................................................................18

ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF FLAG......................19

   6.1   ORGANIZATION, STANDING, AND POWER....................................19
   6.2   AUTHORITY OF FLAG; NO BREACH BY AGREEMENT............................19
   6.3   CAPITAL STOCK........................................................20
   6.4   FLAG SUBSIDIARIES....................................................20
   6.5   SEC FILINGS, FINANCIAL STATEMENTS....................................21
   6.6   ABSENCE OF UNDISCLOSED LIABILITIES...................................22
   6.7   ABSENCE OF CERTAIN CHANGES OR EVENTS.................................22
   6.8   TAX MATTERS..........................................................22
   6.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES...................................24
   6.10  ASSETS...............................................................24
   6.11  INTELLECTUAL PROPERTY................................................25
   6.12  ENVIRONMENTAL MATTERS................................................25
   6.13  COMPLIANCE WITH LAWS.................................................26
   6.14  LABOR RELATIONS......................................................26
   6.15  EMPLOYEE BENEFIT PLANS...............................................27
   6.16  MATERIAL CONTRACTS...................................................28
   6.17  LEGAL PROCEEDINGS....................................................29
   6.18  REPORTS..............................................................29
   6.19  STATEMENTS TRUE AND CORRECT..........................................30
   6.20  ACCOUNTING TAX AND REGULATORY MATTERS................................30
   6.21  CHARTER PROVISIONS...................................................30
   6.22  BOARD RECOMMENDATION.................................................30
   6.23  Y2K..................................................................30

ARTICLE 7.        CONDUCT OF BUSINESS PENDING CONSUMMATION....................31

   7.1   AFFIRMATIVE COVENANTS OF HOGANSVILLE.................................31
   7.2   NEGATIVE COVENANTS OF HOGANSVILLE....................................31
   7.3   AFFIRMATIVE COVENANTS OF FLAG........................................33
   7.4   NEGATIVE COVENANTS OF FLAG...........................................34
   7.5   ADVERSE CHANGES IN CONDITION.........................................34
   7.6   REPORTS..............................................................34

ARTICLE 8.        ADDITIONAL AGREEMENTS.......................................34

   8.1   REGISTRATION STATEMENT...............................................34
   8.2   NASDAQ LISTING.......................................................35
   8.3   SHAREHOLDER APPROVAL.................................................35
   8.4   APPLICATIONS.........................................................35
   8.5   FILINGS WITH STATE OFFICES...........................................35
   8.6   AGREEMENT AS TO EFFORTS TO CONSUMMATE................................35
   8.7   INVESTIGATION AND CONFIDENTIALITY....................................36
   8.8   PRESS RELEASES.......................................................36
   8.9   CERTAIN ACTIONS......................................................36
   8.10  ACCOUNTING AND TAX TREATMENT.........................................37
   8.11  CHARTER PROVISIONS...................................................37
   8.12  AGREEMENTS OF AFFILIATES.............................................37
   8.13  EMPLOYEE BENEFITS AND CONTRACTS......................................38
   8.14  INDEMNIFICATION......................................................38

ARTICLE 9.        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........39

   9.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY..............................39
   9.2   CONDITIONS TO OBLIGATIONS OF FLAG....................................41
   9.3   CONDITIONS TO OBLIGATIONS OF HOGANSVILLE.............................42

ARTICLE 10.       TERMINATION.................................................43

   10.1  TERMINATION..........................................................43
   10.2  EFFECT OF TERMINATION................................................44
   10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS........................44

ARTICLE 11.       MISCELLANEOUS...............................................44

   11.1  DEFINITIONS..........................................................44
   11.2  EXPENSES.............................................................52
   11.3  BROKERS AND FINDERS..................................................52
   11.4  ENTIRE AGREEMENT.....................................................52
   11.5  AMENDMENTS...........................................................53
   11.6  WAIVERS..............................................................53
   11.7  ASSIGNMENT...........................................................53
   11.8  NOTICES..............................................................53
   11.9  GOVERNING LAW........................................................54
   11.10 COUNTERPARTS.........................................................54
   11.11 CAPTIONS, ARTICLES AND SECTIONS......................................54
   11.12 INTERPRETATIONS......................................................54
   11.13 ENFORCEMENT OF AGREEMENT.............................................55
   11.14 SEVERABILITY.........................................................55

SIGNATURES TO AGREEMENT AND PLAN OF MERGER......................................

                                LIST OF EXHIBITS


Exhibit
Number          Description
------          -----------

    1. Form of Agreement of Affiliates of FIRST HOGANSVILLE BANKSHARES, INC.. (ss. 8.12,ss. 9.2(f)).

    2.   Matters as to which Kilpatrick Stockton LLP will opine. (ss. 9.2(d)).

    3.   Form of Claims Letter (ss. 9.2(g)).

    4. Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine. (ss. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of June 1, 1999, by and between FLAG FINANCIAL CORPORATION ("FLAG"), a Georgia corporation located in LaGrange, Georgia, and FIRST HOGANSVILLE BANKSHARES, INC.("HOGANSVILLE"), a Georgia corporation located in Hogansville, Georgia.

                                    Preamble
                                    --------

         The respective Boards of Directors of HOGANSVILLE and FLAG are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of HOGANSVILLE by FLAG, pursuant to the merger of HOGANSVILLE with and into FLAG. At the effective time of such merger, the outstanding shares of the capital stock of HOGANSVILLE shall be converted into the right to receive shares of the common stock of FLAG (except as provided herein). As a result, shareholders of HOGANSVILLE shall become shareholders of FLAG, and FLAG shall conduct the business and operations of HOGANSVILLE. The transactions described in this Agreement are subject to (a) approval of the shareholders of HOGANSVILLE, (b) approval of the Georgia Department of Banking and Finance, (c) approval of the Board of Governors of the Federal Reserve, and
(d) satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the merger, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and, for accounting purposes, shall qualify for treatment as a pooling of interests.

         Certain  terms used in this  Agreement  are  defined  in  Section  11.1 hereof.

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                   ARTICLE 1.
                      TRANSACTIONS AND TERMS OF THE MERGER
                      ------------------------------------


     1.1 Merger.
     -----------

     Subject to the terms and conditions of this Agreement, at the Effective Time, HOGANSVILLE will merge with and into FLAG in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in
Section 14-2-1106 of the GBCC (the "Merger"). FLAG shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of HOGANSVILLE and FLAG, as set forth herein.

     1.2 Time and Place of Closing.
     ------------------------------

     The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3  Effective  Time.
     ---------------------

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the earliest date on which the shareholders of HOGANSVILLE have approved this Agreement to the extent such approval is required by applicable Law; provided, however, that the date of the Effective Time shall not extend past the termination date set forth in ss. 10.1(e) hereof.


                                   ARTICLE 2.
                                 TERMS OF MERGER
                                 ---------------

     2.1 Articles of  Incorporation.
     -------------------------------

     The Articles of Incorporation of FLAG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2 Bylaws. The Bylaws of FLAG in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 Directors and Officers.
     ---------------------------

     (a) The directors of the Surviving Corporation shall be (i) the directors of FLAG immediately prior to the Effective Time and (ii) John R. Hines, Jr., together with such additional persons as may thereafter be elected. Such persons shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     (b) The executive officers of the Surviving Corporation shall be (i) the executive officers of the Surviving Corporation immediately prior to the Effective Time and (ii) such additional persons as may thereafter be elected. Such persons shall serve as the executive officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3.
                           MANNER OF CONVERTING SHARES
                           ---------------------------

     3.1  Conversion of Shares.
     --------------------------

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of HOGANSVILLE, or the shareholders of the foregoing, the shares of HOGANSVILLE shall be converted as follows:

     (a) Each share of capital stock of FLAG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of HOGANSVILLE Common Stock (excluding shares held by any HOGANSVILLE Entity or any FLAG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 6.08466 shares of FLAG Common Stock (the "Exchange Ratio").

     3.2  Anti-Dilution Provisions.
     ------------------------------

     In the event FLAG changes the number of shares of FLAG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by HOGANSVILLE or FLAG.
     ---------------------------------------

     Each of the shares of HOGANSVILLE Common Stock held by any HOGANSVILLE Entity or by any FLAG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting  Shareholders.
     -----------------------------

     Any holder of shares of HOGANSVILLE Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Article 13, Part 2 of Title 14 of the GBCC, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to FLAG the certificates or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting shareholder of HOGANSVILLE fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, FLAG shall issue and deliver the consideration to which such holder of shares of HOGANSVILLE Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of HOGANSVILLE Common Stock held by him. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to FLAG.

     3.5 Fractional Shares.
     ----------------------

     Notwithst anding any other provision of this Agreement, each holder of shares of HOGANSVILLE Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FLAG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FLAG Common Stock multiplied by the market value of one share of FLAG Common Stock at the Effective Time. The market value of one share of FLAG Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FLAG) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                   ARTICLE 4.
                               EXCHANGE OF SHARES
                               ------------------

     4.1 Exchange Procedures.
     ------------------------

     Promptly after the Effective Time, FLAG shall cause the exchange agent selected by FLAG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of HOGANSVILLE Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of HOGANSVILLE Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of HOGANSVILLE Common Stock represented by Certificates that are not registered in the transfer records of HOGANSVILLE, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as FLAG and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of HOGANSVILLE Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. FLAG shall not be obligated to deliver the consideration to which any former holder of HOGANSVILLE Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither FLAG nor the Exchange Agent shall be liable to a holder of HOGANSVILLE Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Approval of this Agreement by the shareholders of HOGANSVILLE shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former Shareholders of HOGANSVILLE.
     -------------------------------------------------

     At the Effective Time, the stock transfer books of HOGANSVILLE shall be closed as to holders of HOGANSVILLE Common Stock immediately prior to the Effective Time and no transfer of HOGANSVILLE Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of HOGANSVILLE Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to FLAG's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by HOGANSVILLE in respect of such shares of HOGANSVILLE Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of HOGANSVILLE shall be entitled to vote after the Effective Time at any meeting of FLAG shareholders the number of whole shares of FLAG Common Stock into which their respective shares of HOGANSVILLE Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing FLAG Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FLAG on the FLAG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FLAG Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FLAG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the FLAG Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 3.1 of this Agreement except to the extent required in connection with the exercise of dissenters' rights.

                                   ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF HOGANSVILLE
                  ---------------------------------------------

         HOGANSVILLE hereby represents and warrants to FLAG as follows:

     5.1  Organization,  Standing,  and  Power.
     -------------------------------------------

     HOGANSVILLE is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. HOGANSVILLE is duly qualified or licensed to transact business as a foreign corporation in good standing in the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. The minute book and other organizational documents for HOGANSVILLE have been made available to FLAG for its review and, except as disclosed in Section 5.1 of the HOGANSVILLE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.2  Authority of HOGANSVILLE; No Breach By Agreement.
     ------------------------------------------------------

     (a) HOGANSVILLE has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HOGANSVILLE, subject to the approval of this Agreement by the holders of a majority of the outstanding voting stock of HOGANSVILLE, which is the only shareholder vote required for approval of this Agreement, and consummation of the Merger by HOGANSVILLE. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of HOGANSVILLE, enforceable against HOGANSVILLE in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by HOGANSVILLE, nor the consummation by HOGANSVILLE of the transactions contemplated hereby, nor compliance by HOGANSVILLE with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HOGANSVILLE's Articles of Incorporation or Bylaws, or the Charter, Articles of Incorporation, or Bylaws of any HOGANSVILLE Subsidiary or any resolution adopted by the board of directors or the shareholders of any HOGANSVILLE Entity, or (ii) except as disclosed in
Section 5.2 of the HOGANSVILLE Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any HOGANSVILLE Entity under, any Contract or Permit of any HOGANSVILLE Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, or (iii) create any right in any third party to exercise any rights adverse to any FLAG entity or acquire any asset of any FLAG entity, or (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under or require any Consent pursuant to, any Law or Order applicable to any HOGANSVILLE Entity or any of their respective material Assets (including any FLAG Entity or any HOGANSVILLE Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FLAG Entity or any HOGANSVILLE Entity being reassessed or revalued by any Taxing authority).

     (c)  Other  than  in  connection  or  compliance  with  the  provisions  of applicable federal banking laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HOGANSVILLE of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.
     ------------------

     (a) As of the date of this Agreement, the authorized capital stock of HOGANSVILLE consists of 1,000,000 shares of HOGANSVILLE Common Stock of which 94,500 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of HOGANSVILLE are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of HOGANSVILLE has been issued in violation of any preemptive rights of the current or past shareholders of HOGANSVILLE.

     (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the HOGANSVILLE Disclosure Memorandum, there are no shares of capital stock or other equity securities of HOGANSVILLE outstanding and no outstanding Equity Rights relating to the capital stock of HOGANSVILLE.

     5.4  HOGANSVILLE Subsidiaries.
     ------------------------------

     HOGANSVILLE has disclosed in Section 5.4 of the HOGANSVILLE Disclosure Memorandum all of the HOGANSVILLE Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the HOGANSVILLE Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the

HOGANSVILLE Disclosure Memorandum, HOGANSVILLE or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each HOGANSVILLE Subsidiary. No capital stock (or other equity interest) of any HOGANSVILLE Subsidiary is or may become required to be issued (other than to another HOGANSVILLE Entity) by reason of any Equity Rights, and there are no Contracts by which any HOGANSVILLE Subsidiary is bound to issue (other than to another HOGANSVILLE Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any HOGANSVILLE Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any HOGANSVILLE Subsidiary (other than to another HOGANSVILLE Entity). There are no Contracts relating to the rights of any HOGANSVILLE Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any HOGANSVILLE Subsidiary. All of the shares of capital stock (or other equity interests) of each HOGANSVILLE Subsidiary held by a HOGANSVILLE Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable State Law, if any, in the case of State depository institutions) nonassessable and are owned by the HOGANSVILLE Entity free and clear of any Lien. Except as disclosed in Section
5.4 of the HOGANSVILLE Disclosure Memorandum, each HOGANSVILLE Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each HOGANSVILLE Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. Each HOGANSVILLE Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each HOGANSVILLE Subsidiary have been made available to FLAG for its review, and, except as disclosed in Section
5.4 of the HOGANSVILLE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.5  Financial Statements.
     --------------------------

     Each of the HOGANSVILLE Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of HOGANSVILLE and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6  Absence of Undisclosed  Liabilities.
     -----------------------------------------

     No HOGANSVILLE Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of HOGANSVILLE as of December 31, 1998, included in the
HOGANSVILLE Financial Statements or reflected in the notes thereto. No HOGANSVILLE Entity has incurred or paid any Liability since December 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7 Absence of Certain Changes or Events.
     -----------------------------------------

     Since December 31, 1998, except as disclosed in the HOGANSVILLE Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.7 of the HOGANSVILLE Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, and (ii) HOGANSVILLE Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of HOGANSVILLE provided in
Article 7.

     5.8 Tax Matters.
     ----------------

     (a) All Tax Returns required to be filed by or on behalf of any HOGANSVILLE Entities have been timely filed or requests for extensions have been timely filed, granted, and, to the Knowledge of HOGANSVILLE, have not expired for such periods, except to the extent that all such failures to file, taken together, are not reasonably likely to have a HOGANSVILLE Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, except as reserved against in the HOGANSVILLE Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the HOGANSVILLE Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of HOGANSVILLE Entities, except for any such Liens which are not reasonably likely to have a HOGANSVILLE Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

     (b) None of the HOGANSVILLE Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the HOGANSVILLE Entities for the period or periods through and including the date of the respective HOGANSVILLE Financial Statements that has been made and is reflected on such HOGANSVILLE Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of HOGANSVILLE Entities have been provided for in accordance with GAAP.

     (e) Except as disclosed in Section 5.8 of the HOGANSVILLE Disclosure Memorandum, none of the HOGANSVILLE Entities is a party to any Tax allocation or sharing agreement and none of HOGANSVILLE Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HOGANSVILLE) or has any Liability for Taxes of any Person (other than HOGANSVILLE and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the HOGANSVILLE Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     (g) Except as disclosed in Section 5.8 of the HOGANSVILLE Disclosure Memorandum, none of the HOGANSVILLE Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

     (h) Exclusive of the Merger, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of HOGANSVILLE Entities that occurred during or after any Taxable Period in which HOGANSVILLE Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

     (i) No HOGANSVILLE Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) All material elections with respect to Taxes affecting HOGANSVILLE Entities have been or will be timely made.

     5.9  Allowance for Possible Loan Losses.
     ----------------------------------------

     The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of HOGANSVILLE included in the most recent HOGANSVILLE Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of HOGANSVILLE included in the HOGANSVILLE Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of HOGANSVILLE Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by HOGANSVILLE Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a HOGANSVILLE Material Adverse Effect.

     5.10 Assets.
     ------------

     (a) Except as disclosed in Section 5.10 of the HOGANSVILLE Disclosure Memorandum or as disclosed or reserved against in the HOGANSVILLE Financial Statements delivered prior to the date of this Agreement, HOGANSVILLE Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a HOGANSVILLE Material Adverse Effect. All tangible properties used in the businesses of the HOGANSVILLE Entities are usable in the ordinary course of business consistent with HOGANSVILLE's past practices.

     (b) All Assets which are material to HOGANSVILLE's business on a consolidated basis, held under leases or subleases by any of the HOGANSVILLE Entities, are held under valid Contracts enforceable against HOGANSVILLE in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect.

     (c) HOGANSVILLE Entities currently maintain the insurance policies described in Section 5.10(c) of the HOGANSVILLE Disclosure Memorandum. None of the HOGANSVILLE Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no written notices of claims in excess of such amounts have been given by any HOGANSVILLE Entity under such policies.

     (d) The Assets of the HOGANSVILLE Entities include all material Assets required to operate the business of the HOGANSVILLE Entities as presently conducted.

     5.11 Intellectual Property.
     ---------------------------

     Each HOGANSVILLE Entity owns or has a license to use all of the Intellectual Property used by such HOGANSVILLE Entity in the ordinary course of its business. Each HOGANSVILLE Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such HOGANSVILLE Entity in connection with such HOGANSVILLE Entity's business operations, and such HOGANSVILLE Entity has the right to convey by sale or license any Intellectual Property so conveyed. No HOGANSVILLE Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of HOGANSVILLE, threatened, which challenge the rights of any HOGANSVILLE Entity with respect to Intellectual Property used, sold or licensed by such HOGANSVILLE Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of HOGANSVILLE, the conduct of the business of the HOGANSVILLE Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the HOGANSVILLE Disclosure Memorandum, no HOGANSVILLE Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

     5.12 Environmental Matters.
     ---------------------------

     (a) Except as disclosed in Section 5.12 of the HOGANSVILLE Disclosure Memorandum, to the Knowledge of HOGANSVILLE, each HOGANSVILLE Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     (b) There is no Litigation pending or, to the Knowledge of HOGANSVILLE, threatened, before any court, governmental agency, or authority or other forum in which any HOGANSVILLE Entity or any of its Operating Properties or Participation Facilities (or HOGANSVILLE in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any HOGANSVILLE Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, nor, to the Knowledge of HOGANSVILLE, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     (c) Except as  disclosed  in  Section  5.12 of the  HOGANSVILLE  Disclosure
Memorandum, during the period of (i) any HOGANSVILLE Entity's ownership or operation of any of their respective current Assets, or (ii) any HOGANSVILLE Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of HOGANSVILLE, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. Except as disclosed in Section 5.12 of the HOGANSVILLE Disclosure Memorandum, prior to the period of (i) any HOGANSVILLE Entity's ownership or operation of any of their respective current properties, (ii) any HOGANSVILLE Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of HOGANSVILLE, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating

Property, except such as are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     5.13  Compliance with Laws.
     ----  ---------------------

     Each HOGANSVILLE Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, and, to the Knowledge of HOGANSVILLE, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. Except as disclosed in Section 5.13 of the HOGANSVILLE Disclosure Memorandum, none of the HOGANSVILLE Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect; or

     (c) since January 1, 1995, has received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any HOGANSVILLE Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate,  a  HOGANSVILLE  Material  Adverse  Effect,  or (iii)  requiring  any
HOGANSVILLE Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to FLAG.


     5.14 Immigration Matters.
     -------------------------

     (a) With respect to all current employees (as defined in Section 27a.1(g) of Title 8, Code of Federal Regulations) of each HOGANSVILLE Entity, true and complete copies of all Form I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986 and all Regulations promulgated thereunder (the "IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to FLAG. Each HOGANSVILLE Entity has complied with the IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

     (b) With respect to a former employee who has left a HOGANSVILLE Entity's employment within three (3) years prior to Closing, the HOGANSVILLE Entity has complied with the IRCA with respect to the maintenance of Forms I-9 for at least three years or for one year beyond the date of termination, whichever is later. True and complete copies of all Forms I-9 maintained for former employees pursuant to the IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to FLAG.

     5.15 Labor Relations.
     ---------------------

     No HOGANSVILLE Entity is the subject of any Litigation asserting that it or any other HOGANSVILLE Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other HOGANSVILLE Entity to bargain with any labor organization as to wages or conditions of employment, nor is any HOGANSVILLE Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any HOGANSVILLE Entity, pending or threatened, or to the Knowledge of HOGANSVILLE, is there any activity involving any HOGANSVILLE Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.16  Employee Benefit Plans.
     -----------------------------

     (a) HOGANSVILLE has disclosed in Section 5.16 of the HOGANSVILLE Disclosure Memorandum, and has delivered or made available to FLAG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any HOGANSVILLE Entity or ERISA Affiliate (as defined in subparagraph (c) below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, "HOGANSVILLE Benefit Plans"). Each HOGANSVILLE Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "HOGANSVILLE ERISA Plan." Each HOGANSVILLE ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140 of the Internal Revenue Code) is referred to herein as an "HOGANSVILLE Pension Plan." No HOGANSVILLE Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All HOGANSVILLE Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. Each HOGANSVILLE ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and HOGANSVILLE has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. To the

Knowledge of HOGANSVILLE, no HOGANSVILLE Entity has engaged in a transaction with respect to any HOGANSVILLE Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any HOGANSVILLE Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     (c) No HOGANSVILLE Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any HOGANSVILLE Pension Plan, (ii) no change in the actuarial assumptions with respect to any HOGANSVILLE Pension Plan, and
(iii) no increase in benefits under any HOGANSVILLE Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any HOGANSVILLE Pension Plan nor any "single employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any HOGANSVILLE Entity, or the single-employer plan of any entity which is considered one employer with HOGANSVILLE under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a HOGANSVILLE Material Adverse Effect. No HOGANSVILLE Entity has provided, or is required to provide, security to a HOGANSVILLE Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any HOGANSVILLE Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a HOGANSVILLE Material Adverse Effect. No HOGANSVILLE Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a HOGANSVILLE Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any HOGANSVILLE Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.16 of the HOGANSVILLE Disclosure Memorandum, no HOGANSVILLE Entity has any Liability for retiree health and life benefits under any of the HOGANSVILLE Benefit Plans and there are no restrictions on the rights of such HOGANSVILLE Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a HOGANSVILLE Material Adverse Effect.

     (f) Except as disclosed in Section 5.16 of the HOGANSVILLE Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any HOGANSVILLE Entity from any HOGANSVILLE Entity under any HOGANSVILLE Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any HOGANSVILLE Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any HOGANSVILLE Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the HOGANSVILLE Financial Statements to the extent required by and in accordance with GAAP.

     5.17 Material Contracts.
     ------------------------

     Except as disclosed in Section 5.17 of the HOGANSVILLE Disclosure Memorandum or otherwise reflected in the HOGANSVILLE Financial Statements, none of the HOGANSVILLE Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any HOGANSVILLE Entity or the guarantee by any HOGANSVILLE Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any HOGANSVILLE Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among the HOGANSVILLE Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any HOGANSVILLE Entity, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by HOGANSVILLE with the SEC (assuming HOGANSVILLE were subject to the reporting requirements of the 1934
Act) as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.16(a), the "HOGANSVILLE Contracts"). With respect to each HOGANSVILLE Contract and except as disclosed in Section 5.17 of the HOGANSVILLE Disclosure Memorandum: (i) assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect; (ii) no HOGANSVILLE Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect; (iii) no HOGANSVILLE Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such

Contract is, to the Knowledge of HOGANSVILLE, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.17 of the HOGANSVILLE Disclosure Memorandum, no officer, director or employee of any HOGANSVILLE Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any HOGANSVILLE Entity. All of the indebtedness of any HOGANSVILLE Entity for money borrowed (excluding deposits obtained in the ordinary course of business) is prepayable at any time by such HOGANSVILLE Entity without penalty or premium.

     5.18 Legal Proceedings
     ----------------------

     . There is no Litigation instituted or pending or, to the Knowledge of HOGANSVILLE, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any HOGANSVILLE Entity, or against any director, employee or employee benefit plan (acting in such capacity) of any HOGANSVILLE Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any HOGANSVILLE Entity, that are reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. Section 5.18 of the HOGANSVILLE Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any HOGANSVILLE Entity is a party and which names a HOGANSVILLE Entity as a defendant or cross-defendant or for which, to the Knowledge of HOGANSVILLE, any HOGANSVILLE Entity has any potential Liability.

     5.19 Reports.
     -------------

     Since January 1, 1995, or the date of organization if later, each HOGANSVILLE Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except for such filings which the failure to so file is not reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Since January 1, 1995, no HOGANSVILLE Entity has filed any Suspicious Activity Report or any claim under any fidelity blanket bond, general liability, errors and omissions, directors and officers or other insurance policies that pertain to the operations of its business or the ownership of its assets.

     5.20  Statements True and Correct.
     ----------------------------------

     No statement, certificate, instrument, or other writing furnished or to be furnished by any HOGANSVILLE Entity to FLAG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any HOGANSVILLE Entity for inclusion in the registration statement to be filed by FLAG with the SEC in accordance with Section 8.1 will, when such registration statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. All documents that any HOGANSVILLE Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. No documents to be filed by a HOGANSVILLE Entity with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.21 Accounting, Tax and Regulatory Matters.
     --------------------------------------------

     No HOGANSVILLE Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interest accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.22 Charter Provisions.
     ------------------------

     Each HOGANSVILLE Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any HOGANSVILLE Entity or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any HOGANSVILLE Entity that may be directly or indirectly acquired or controlled by them.

     5.23 Board Recommendation.
     --------------------------

     The Board of Directors of HOGANSVILLE, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of HOGANSVILLE Common Stock approve this Agreement.

     5.24 Y2K.
     ---------

     No HOGANSVILLE Entity has received, nor to HOGANSVILLE's Knowledge are there facts that would form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4,
1998). HOGANSVILLE has disclosed to FLAG a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statement dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December

17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any HOGANSVILLE Entity. Between the date of this Agreement and the Effective Time, HOGANSVILLE shall use its reasonable best efforts to implement such plan. HOGANSVILLE has formed a committee to review policies and directives issued by Regulatory Authorities with respect to preparedness for year 2000 data processing and other operations, and intends to implement such committee's recommendations for ensuring compliance with such policies and directives.


                                   ARTICLE 6.
                     REPRESENTATIONS AND WARRANTIES OF FLAG
                     --------------------------------------

     FLAG hereby represents and warrants to HOGANSVILLE as follows:

     6.1  Organization, Standing, and Power.
     ---------------------------------------

     FLAG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FLAG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. The minute book and other organizational documents for FLAG have been made available to HOGANSVILLE for its review and, except as disclosed in
Section 6.1 of the FLAG Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.2  Authority of FLAG; No Breach By Agreement.
     -----------------------------------------------

     (a) FLAG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FLAG. This Agreement represents a legal, valid, and binding obligation of FLAG, enforceable against FLAG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FLAG, nor the consummation by FLAG of the transactions contemplated hereby, nor compliance by FLAG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FLAG's Articles of Incorporation or Bylaws, or the Charter, or Articles of Incorporation or Bylaws of any FLAG Entity, or any resolution adopted by the Board of Directors or the shareholders of any FLAG Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FLAG Entity under, any Contract or Permit of any FLAG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9. 1 (b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FLAG Entity or any of their respective material Assets (including any FLAG Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FLAG Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FLAG of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock.
     ------------------

     (a) The authorized capital stock of FLAG consists of (i) 20,000,000 shares of FLAG Common Stock, of which 6,561,879 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of FLAG Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of FLAG Capital Stock are, and all of the shares of FLAG Common Stock to be issued in exchange for shares of HOGANSVILLE Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of FLAG Capital Stock has been, and none of the shares of FLAG Common Stock to be issued in exchange for shares of HOGANSVILLE Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FLAG.

     (b) Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the FLAG Disclosure Memorandum, there are no shares of capital stock or other equity securities of FLAG outstanding and no outstanding Equity Rights relating to the capital stock of FLAG.

     6.4 FLAG Subsidiaries.
     ----------------------

     FLAG has disclosed in Section 6.4 of the FLAG Disclosure Memorandum all of the FLAG Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FLAG Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the FLAG Disclosure Memorandum, FLAG or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FLAG Subsidiary. No capital stock (or other equity interest) of any FLAG Subsidiary are or may become required to be issued (other than to another FLAG Entity) by reason of any Equity Rights, and there are no Contracts by which any FLAG Subsidiary is bound to issue (other than to another FLAG Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FLAG Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FLAG Subsidiary (other than to another FLAG Entity). There are no Contracts relating to the rights of any FLAG Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FLAG Subsidiary. All of the shares of capital stock (or other equity interests) of each FLAG Subsidiary held by a FLAG Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FLAG Entity free and clear of any Lien. Each FLAG Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FLAG Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Each FLAG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each FLAG Subsidiary have been made available to HOGANSVILLE for its review, and, except as disclosed in Section 6.4 of the FLAG Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.5 SEC Filings, Financial Statements.
     --------------------------------------

     (a) FLAG has timely filed and made available to HOGANSVILLE all SEC Documents required to be filed by FLAG since December 31, 1993 (the "FLAG SEC Reports"). The FLAG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FLAG SEC Reports or necessary in order to make the statements in such FLAG SEC Reports, in light of the circumstances under which they were made, not misleading. No FLAG Subsidiary is required to file any SEC Documents.

(b) Each of the FLAG Financial Statements (including, in each case, any related notes) contained in the FLAG SEC Reports, including any FLAG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FLAG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 Absence of Undisclosed Liabilities.
     ---------------------------------------

     No FLAG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FLAG as of December 31, 1998, included in the FLAG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No FLAG Entity has incurred or paid any Liability since December 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     6.7 Absence of Certain Changes or Events.
     -----------------------------------------

     Since December 31, 1998, except as disclosed in the FLAG Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.7 of the FLAG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, and (ii) the FLAG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FLAG provided in Article 7.

     6.8 Tax Matters.
     ----------------

     (a) All Tax Returns required to be filed by or on behalf of any of the FLAG Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a FLAG Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a FLAG Material Adverse Effect, except as reserved against in the FLAG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8 of the FLAG Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FLAG Entities, except for any such Liens which are not reasonably likely to have a FLAG Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

     (b) None of the FLAG Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the FLAG Entities for the period or periods through and including the date of the respective FLAG Financial Statements that has been made and is reflected on such FLAG Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the FLAG Entities have been provided for in accordance with GAAP.

     (e) None of the FLAG Entities is a party to any Tax allocation or sharing agreement and none of the FLAG Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FLAG) or has any Liability for Taxes of any Person (other than FLAG and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign, Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the FLAG Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (g) Except as disclosed in Section 6.8 of the FLAG Disclosure Memorandum, none of the FLAG Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FLAG Entities that occurred during or after any Taxable Period in which the FLAG Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (i) No FLAG Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) All material elections with respect to Taxes affecting the FLAG Entities have been or will be timely made.

     6.9 Allowance for Possible Loan Losses.
     ---------------------------------------

     The Allowance shown on the consolidated balance sheets of FLAG included in the most recent FLAG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FLAG included in the FLAG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FLAG Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FLAG Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a FLAG Material Adverse Effect.

     6.10 Assets.
     ------------

     (a) Except as disclosed in Section 6.10 of the FLAG Disclosure Memorandum or as disclosed or reserved against in the FLAG Financial Statements delivered prior to the date of this Agreement, the FLAG Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a FLAG Material Adverse Effect. All tangible properties used in the businesses of the FLAG Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FLAG's past practices.

     (b) All Assets which are material to FLAG's business on a consolidated basis, held under leases or subleases by any of the FLAG Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The FLAG Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the FLAG Entities has received notice from any insurance carrier that (i) any policy of insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any FLAG Entity under such policies.

     (d) The Assets of the FLAG Entities include all Assets required to operate the business of the FLAG Entities as presently conducted.

     6.11 Intellectual Property.
     ---------------------------

     Each FLAG Entity owns or has a license to use all of the Intellectual Property used by such FLAG Entity in the course of its business. Each FLAG Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such FLAG Entity in connection with such FLAG Entity's business operations, and such FLAG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FLAG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FLAG threatened, which challenge the rights of any FLAG Entity with respect to Intellectual Property used, sold or licensed by such FLAG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the FLAG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.11 of the FLAG Disclosure Memorandum, no FLAG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.11 of the FLAG Disclosure Memorandum, no officer, director or employee of any FLAG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FLAG Entity.

     6.12 Environmental Matters.
     ---------------------------

     (a) To the Knowledge of FLAG, each FLAG Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any FLAG Entity or any of its Operating Properties or Participation Facilities (or FLAG in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FLAG Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (c) During the period of (i) any FLAG Entity's ownership or operation of any of their respective current properties, (ii) any FLAG Entity's participation in the management of any Participation Facility or any Operating Property, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Prior to the period of (i) any FLAG Entity's ownership or operation of any of their respective current properties, (ii) any FLAG Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of FLAG, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     6.13 Compliance with Laws.
     --------------------------

     Each FLAG Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Except as disclosed in Section 6.13 of the FLAG Disclosure Memorandum, none of the FLAG Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to, have, individually or in the aggregate, a FLAG Material Adverse Effect; or

     (c) since January 1, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FLAG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, or (iii) requiring any FLAG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to HOGANSVILLE.

     6.14 Labor Relations.
     ---------------------

     No FLAG Entity is the subject of any Litigation asserting that it or any other FLAG Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FLAG Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FLAG Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FLAG Entity, pending or threatened, or to the Knowledge of FLAG, is there any activity involving any FLAG Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.15 Employee Benefit Plans.
     ----------------------------

     (a) FLAG has disclosed in Section 6.15 of the FLAG Disclosure Memorandum and has delivered or made available to HOGANSVILLE prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FLAG Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FLAG Benefit Plans"). Each FLAG Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FLAG ERISA Plan." Each FLAG ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140) of the Internal Revenue Code) is referred to herein as a "FLAG Pension Plan." No FLAG Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All FLAG Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Each FLAG ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FLAG is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Flag, no FLAG Entity has engaged in a transaction with respect to any FLAG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FLAG Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (c) No FLAG Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a FLAG Pension Plan, (ii) no change in the actuarial assumptions with respect to any FLAG Pension Plan, and (iii) no increase in benefits under any FLAG Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any FLAG Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FLAG Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a FLAG Material Adverse Effect. No FLAG

Entity has provided, or is required to provide, security to a FLAG Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 40 1
(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FLAG Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a FLAG Material Adverse Effect. No FLAG Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a FLAG Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FLAG Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 6.15 of the FLAG Disclosure Memorandum, no FLAG Entity has any Liability for retiree health and life benefits under any of the FLAG Benefit Plans and there are no restrictions on the rights of such FLAG Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a FLAG Material Adverse Effect.

     (f) Except as disclosed in Section 6.15 of the FLAG Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FLAG Entity from any FLAG Entity under any FLAG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FLAG Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FLAG Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FLAG Financial Statements to the extent required by and in accordance with GAAP.

     6.16 Material Contracts.
     ------------------------

     Except as disclosed in Section 6.16 of the FLAG Disclosure Memorandum or otherwise reflected in the FLAG Financial Statements, none of the FLAG Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any FLAG Entity or the guarantee by any FLAG Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FLAG Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among FLAG Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FLAG Entity, (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, or (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FLAG with the SEC as of the date of this Agreement that has not been filed as an exhibit to FLAG's Form 10-K filed for the fiscal year ended December 31, 1997, or in an SEC Document and identified to HOGANSVILLE (together with all Contracts referred to in Sections 6.10 and 6.15(a), the "FLAG Contracts"). With respect to each FLAG Contract and except as disclosed in Section 6.16 of the FLAG Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no FLAG Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect; (iii) no FLAG Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FLAG, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any FLAG Entity for money borrowed is prepayable at any time by such FLAG Entity without penalty or premium.

     6.17 Legal Proceedings.
     -----------------------

     There is no Litigation instituted or pending or, to the Knowledge of FLAG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FLAG Entity, or against any director, employee or employee benefit plan of any FLAG Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FLAG Entity, that are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Section 6.17 of the FLAG Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FLAG Entity is a party and which names a FLAG Entity as a defendant or cross-defendant or for which any FLAG Entity has any potential Liability.

     6.18 Reports.
     -------------

     Since January 1, 1993, each FLAG Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.19 Statements True and Correct.
     ---------------------------------

     No statement, certificate, instrument or other writing furnished or to be furnished by any FLAG Entity to HOGANSVILLE pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FLAG Entity for inclusion in the Registration Statement to be filed by FLAG with the SEC, will, when such Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the documents to be filed by any FLAG Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FLAG Entity thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.20 Accounting Tax and Regulatory  Matters.
     --------------------------------------------

     No FLAG Entity has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.l(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.21 Charter Provisions.
     ------------------------

     Each FLAG Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any FLAG Entity or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FLAG Entity that may be directly or indirectly acquired or controlled by them.

     6.22 Board Recommendation.
     ---------------------------

     The Board of Directors of FLAG, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the FLAG shareholders.

     6.23 Y2K.
     ---------

     No FLAG Entity has received, nor to FLAG's Knowledge are there facts that would form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998). FLAG has disclosed to

HOGANSVILLE a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statement dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any FLAG Entity. Between the date of this Agreement and the Effective Time, FLAG shall use its reasonable best efforts to implement such plan. FLAG has formed a committee to review policies and directives issued by Regulatory Authorities with respect to preparedness for year 2000 data processing and other operations, and intends to implement such committee's recommendations for ensuring compliance with such policies and directives.


                                   ARTICLE 7.
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     7.1 Affirmative Covenants of HOGANSVILLE.
     -----------------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FLAG shall have been obtained, and except as otherwise expressly contemplated herein, HOGANSVILLE shall, and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and
(c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of HOGANSVILLE.
     --------------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FLAG shall have been obtained, and except as otherwise expressly contemplated herein, HOGANSVILLE covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any HOGANSVILLE entity, or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a HOGANSVILLE Entity to another HOGANSVILLE Entity) in excess of an aggregate of $100,000 (for HOGANSVILLE Entities on a consolidated basis) except in the ordinary course of the business of the HOGANSVILLE Subsidiaries consistent with past practices (which shall include, for the HOGANSVILLE Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any HOGANSVILLE Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the HOGANSVILLE Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any HOGANSVILLE Entity, or declare or pay any dividend or make any other distribution in respect of HOGANSVILLE's capital stock, other than regularly scheduled quarterly dividends of $0.10 per share of HOGANSVILLE Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of HOGANSVILLE
Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by FLAG and HOGANSVILLE, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of FLAG Common Stock is before the Effective Time; or

     (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the HOGANSVILLE Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of HOGANSVILLE Common Stock or any other capital stock of any HOGANSVILLE Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any HOGANSVILLE Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of HOGANSVILLE Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration or any shares of capital stock of any HOGANSVILLE Subsidiary (unless any such shares of stock are sold or otherwise transferred to another HOGANSVILLE Entity); or

     (f) except for loans made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned HOGANSVILLE Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any HOGANSVILLE Entity, except in accordance with past practice specifically disclosed in Section 7.2(g) of the HOGANSVILLE Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the HOGANSVILLE Disclosure Memorandum; and enter into or amend any severance agreements with officers of any HOGANSVILLE Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any HOGANSVILLE Entity except in accordance with past practice disclosed in Section 7.2(g) of the HOGANSVILLE Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

     (h) enter into or amend any employment Contract between any HOGANSVILLE Entity and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the HOGANSVILLE Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any HOGANSVILLE Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any HOGANSVILLE Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than in accordance with past practice or except as set forth in Section 7.2(k) of the HOGANSVILLE Disclosure Memorandum, settle any Litigation involving any Liability of any HOGANSVILLE Entity for material money damages or restrictions upon the operations of any HOGANSVILLE Entity; or

     (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

     7.3  Affirmative  Covenants of FLAG.
     ------------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HOGANSVILLE shall have been obtained, and except as otherwise expressly contemplated herein, FLAG shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.4  Negative  Covenants  of FLAG.
     ----------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HOGANSVILLE shall have been obtained, and except as otherwise expressly contemplated herein, FLAG covenants and agrees that it will not amend the Articles of Incorporation or Bylaws of FLAG in any manner adverse to the holders of HOGANSVILLE Common Stock, or take any action which will materially adversely impact the ability of FLAG Entities to consummate the transactions contemplated by this Agreement.

     7.5 Adverse Changes in Condition.
     ---------------------------------

     Each of FLAG and HOGANSVILLE agrees to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable, or
(ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6 Reports.
     ------------

     Each of FLAG and HOGANSVILLE and their Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other copies of all such periodic reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8.
                              ADDITIONAL AGREEMENTS
                              ---------------------

     8.1 Registration Statement.
     ---------------------------

     As soon as practicable after execution of this Agreement, FLAG shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of FLAG Common Stock upon consummation of the Merger. HOGANSVILLE shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as FLAG may reasonably request in connection with such action. FLAG and HOGANSVILLE shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 Nasdaq Listing.
     -------------------

     FLAG shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of FLAG Common Stock to be issued to the holders of HOGANSVILLE Common Stock pursuant to the Merger, and FLAG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     8.3 Shareholder Approval.
     -------------------------

     HOGANSVILLE shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, the Board of Directors of HOGANSVILLE shall recommend to its shareholders, subject to the conditions in such authorization and recommendation by the Board of Directors, the approval of the matters submitted for approval (subject to the Board of Directors of HOGANSVILLE, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to HOGANSVILLE's shareholders, under applicable law), and the Board of Directors and officers of HOGANSVILLE shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of HOGANSVILLE, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the HOGANSVILLE shareholders, under applicable law).

     8.4  Applications.
     ------------------

     FLAG shall promptly prepare and file, and HOGANSVILLE shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including without limitation, the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.5 Filings with State Offices.
     -------------------------------

     Upon the terms and subject to the conditions of this Agreement, FLAG shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Georgia.

     8.6 Agreement as to Efforts to  Consummate.
     -------------------------------------------

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.7 Investigation and Confidentiality.
     --------------------------------------

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of any other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party  shall use its  reasonable  efforts to  exercise  its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to such Party to preserve the confidentiality of the information relating to such Party and its Subsidiaries provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a HOGANSVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable.

     8.8 Press Releases.
     -------------------

     Prior to the Effective Time, HOGANSVILLE and FLAG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.9 Certain Actions.
     --------------------

     Except with respect to this Agreement and the transactions contemplated hereby, no HOGANSVILLE Entity nor any Representatives thereof retained by any HOGANSVILLE Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of HOGANSVILLE, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to

HOGANSVILLE's shareholders, under applicable Law, no HOGANSVILLE Entity or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but HOGANSVILLE may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. HOGANSVILLE shall promptly advise FLAG following the receipt of any Acquisition Proposal and the details thereof, and advise FLAG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. HOGANSVILLE shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause its Representatives not to engage in any of the foregoing.

     8.10 Accounting and Tax Treatment.
     ----------------------------------

     Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify for pooling of interests accounting treatment and as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.11 Charter Provisions
     -----------------------

     Each Party shall take, and shall cause its Subsidiaries to take, all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the charter, articles of incorporation, bylaws or other governing instruments of such Party or any of its Subsidiaries or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any HOGANSVILLE Entity that may be directly or indirectly acquired by them.

     8.12 Agreements of Affiliates.
     ------------------------------

     HOGANSVILLE has disclosed in Section 8.12 of the HOGANSVILLE Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of HOGANSVILLE for purposes of Rule 145 under the 1933 Act. HOGANSVILLE shall use its reasonable efforts to cause each such Person to deliver to FLAG not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of the HOGANSVILLE Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FLAG Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FLAG and HOGANSVILLE have been published within the meaning of Section 201.01 of the SEC's Codification of

Financial Reporting Policies, except that transfers may be made in compliance with Staff Accounting Bulletin No. 76 issued by the SEC. Except for transfers made in compliance with Staff Accounting Bulletin No. 76, shares of FLAG Common Stock issued to such affiliates of HOGANSVILLE shall not be transferable until such time as financial results covering at least 30 days of combined operations of FLAG and HOGANSVILLE have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.12. FLAG shall be entitled to place restrictive legends upon certificates for shares of FLAG Common Stock issued to affiliates of HOGANSVILLE pursuant to this Agreement to enforce the provisions of this Section 8.12. FLAG shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FLAG Common Stock by such affiliates.

     8.13 Employee  Benefits and Contracts.
     --------------------------------------

     Following the Effective Time, FLAG shall either (i) continue to provide to officers and employees of the HOGANSVILLE Entities employee benefits under HOGANSVILLE's existing employee benefit and welfare plans or, (ii) if FLAG shall determine to provide to officers and employees of the HOGANSVILLE Entities employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of the HOGANSVILLE Entities employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the FLAG Entities to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under FLAG's employee benefit plans, (i) service under any qualified defined benefit plan of HOGANSVILLE shall be treated as service under FLAG's defined benefit plan, if any, (ii) service under any qualified defined contribution plans of HOGANSVILLE shall be treated as service under FLAG's qualified defined contribution plans, and (iii) service under any other employee benefit plans of HOGANSVILLE shall be treated as service under any similar employee benefit plans maintained by FLAG. With respect to officers and employees of the HOGANSVILLE Entities who, at or after the Effective Time, become employees of a FLAG Entity and who, immediately prior to the Effective Time, are participants in one or more employee welfare benefit plans maintained by the HOGANSVILLE Entities, FLAG shall cause each comparable employee welfare benefit plan which is substituted for a HOGANSVILLE welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if any, that overlaps with the then current plan year for each such substituted employee welfare benefit plans. FLAG also shall cause the Surviving Bank and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in
Section 8.13 of the HOGANSVILLE Disclosure Memorandum to FLAG between any HOGANSVILLE Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the HOGANSVILLE Benefit Plans.

     8.14 Indemnification.
     ---------------------

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six years after the Effective Time, FLAG shall indemnify, defend and hold harmless each person entitled to indemnification from a HOGANSVILLE Entity (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and by HOGANSVILLE's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FLAG is required to effectuate any indemnification, FLAG shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FLAG and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim  indemnification under paragraph
(a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify FLAG thereof. In the event of any such Liability or Litigation (whether arising before or after the Effective Time), (i) FLAG shall have the right to assume the defense thereof (provided FLAG acknowledges responsibility for such indemnification) and FLAG shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FLAG elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FLAG and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FLAG shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FLAG shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) FLAG shall not be liable for any settlement effected without its prior written consent; and provided further that FLAG shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.


                                   ARTICLE 9.
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

     9.1 Conditions to Obligations of Each Party.
     --------------------------------------------

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

     (a) Shareholder Approval. The shareholders of HOGANSVILLE shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of FLAG shall have approved the issuance of shares of FLAG Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1 (b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, makes illegal or, in good faith, inadvisable, the consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FLAG Common Stock issuable pursuant to the Merger shall have been received.

     (f) Nasdaq Listing. The shares of FLAG Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

     (g) Tax Matters. Each Party shall have received a written opinion of counsel from Powell, Goldstein, Frazer & Murphy LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of HOGANSVILLE Common Stock for FLAG Common Stock will not give rise to gain or loss to the shareholders of HOGANSVILLE with respect to such exchange (except to the extent of any cash received), and (iii) neither HOGANSVILLE nor FLAG will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of HOGANSVILLE and FLAG reasonably satisfactory in form and substance to such counsel.

     (h) Employment Matters. John R. Hines, Jr. shall have negotiated a mutually satisfactory employment relationship with FLAG, and any agreement between Mr. Hines and HOGANSVILLE concerning post termination payments subsequent to a change in ownership shall have been terminated.

     9.2 Conditions to Obligations of FLAG.
     --------------------------------------

     The obligations of FLAG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FLAG pursuant to Section 11.6(a):

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of HOGANSVILLE set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections
5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of HOGANSVILLE set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HOGANSVILLE Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of HOGANSVILLE to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. HOGANSVILLE shall have delivered to FLAG (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its secretary, to the effect that to the best of their Knowledge the conditions set forth in Section 9.1 as relates to HOGANSVILLE and in Section 9.2(a) and 9.2(b) have been satisfied; provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and (ii) certified copies of resolutions duly adopted by HOGANSVILLE's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FLAG and its counsel shall request.

     (d) Opinion of Counsel. FLAG shall have received an opinion of Kilpatrick Stockton LLP, counsel to HOGANSVILLE, dated as of the Closing Date, in form reasonably satisfactory to FLAG, as to the matters set forth in Exhibit 2.

     (e) Pooling Letters. FLAG shall have received an opinion of Porter Keadle Moore, LLP, dated as of the Closing Date, addressed to FLAG and in form and substance reasonably acceptable to FLAG, to the effect that the Merger, for accounting purposes, shall qualify for treatment as a pooling of interests.

     (f) Affiliates Agreements. FLAG shall have received from each affiliate of HOGANSVILLE the affiliates letter referred to in Section 8.12 and Exhibit 1.

     (g) Claims Letters. Each of the directors and officers of HOGANSVILLE shall have executed and delivered to FLAG letters in substantially the form of Exhibit 3.

     9.3 Conditions to Obligations of HOGANSVILLE.
     ---------------------------------------------

     The obligations of HOGANSVILLE to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HOGANSVILLE pursuant to Section 11.6(b):

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of FLAG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of FLAG set forth in
Section 6.16 and 6.17 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FLAG set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.16 and 6.17) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FLAG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FLAG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. FLAG shall have delivered to HOGANSVILLE (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that to the best of their knowledge the conditions set forth in Section 9.1 as relates to FLAG and in Section 9.3(a) and 9.3(b) have been satisfied, provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and (ii) certified copies of resolutions duty adopted by FLAG's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as HOGANSVILLE and its counsel shall request.

     (d) Opinion of Counsel. HOGANSVILLE shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to FLAG, dated as of the Closing Date, in form reasonably acceptable to HOGANSVILLE, as to the matters set forth in Exhibit 4.


                                   ARTICLE 10.
                                   TERMINATION
                                   -----------

     10.1  Termination.
     ------------------

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of HOGANSVILLE, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of FLAG and HOGANSVILLE; or

     (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a HOGANSVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable, on the breaching Party; or

     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of HOGANSVILLE fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

     (e) By either Party in the event that the Merger shall not have been consummated by October 31, 1999, (i) if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this

Section 10.1(e), or (ii) if the failure to consummate the transactions contemplated hereby on or before such date is caused by a breach or breaches of this Agreement by both Parties to the Agreement.

     10.2 Effect of Termination.
     ---------------------------

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.7(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(e) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants.
     ---------------------------------------------------

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Articles 1, 2, 3, 4 and 11 and Section 8.10.


                                   ARTICLE 11.
                                  MISCELLANEOUS
                                  -------------

     11.1 Definitions.
     -----------------

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "Agreement"  shall mean this  Agreement  and Plan of Merger,  including the
Exhibits,   the  FLAG  Disclosure  Memorandum  and  the  HOGANSVILLE  Disclosure
Memorandum delivered pursuant hereto and incorporated herein by reference.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, or any Affiliate of such Person and wherever located.

     "Certificate of Merger" shall mean the Certificate of Merger to be executed by FLAG and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement (provided such oral agreement is, in any one year period, in excess of $5,000 individually, or $25,000 in the aggregate), arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, after failing to cure any such breach, violation, default, contravention or conflict within any applicable grace or cure period (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and other federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, migrations, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, generation, recycling, transport, or handling of any Hazardous Material.

     "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exhibits 1 through 4," inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FLAG Capital Stock" shall mean, collectively, the FLAG Common Stock, the FLAG Preferred Stock and any other class or series of capital stock of FLAG.

     "FLAG Common Stock" shall mean the $1.00 par value common stock of FLAG.

     "FLAG Disclosure Memorandum" shall mean the written information entitled "FLAG Financial Corporation Disclosure Memorandum" delivered prior to execution of this Agreement to HOGANSVILLE describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

     "FLAG Entities" shall mean, collectively, FLAG and all FLAG Subsidiaries.

     "FLAG Financial Statements" shall mean the consolidated balance sheets (including related notes and schedules, if any) of FLAG as of December 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by FLAG in SEC Documents, and (ii) the consolidated balance sheets of FLAG (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

     "FLAG Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FLAG and its Subsidiaries, taken as a whole, or (ii) the ability of FLAG Entities to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to savings associations, banks, and their holding companies, and (c) actions and omissions of FLAG (or any of its Subsidiaries) taken with the prior informed written Consent of HOGANSVILLE in contemplation of the transactions contemplated hereby.

     "FLAG Preferred Stock" shall mean the shares of preferred stock of FLAG.

     "FLAG Subsidiaries" shall mean the Subsidiaries of FLAG, which shall include the FLAG Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FLAG in the future and held as a Subsidiary by FLAG at the Effective Time.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Hazardous Material" shall mean (i) any hazardous substance, hazardous constituent, hazardous waste, solid waste, special waste, regulated substance, or toxic substance (as those terms are listed, defined or regulated by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement. removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HOGANSVILLE Common Stock" shall mean the $1.00 par value common stock of HOGANSVILLE.

     "HOGANSVILLE Disclosure Memorandum" shall mean the written information entitled "HOGANSVILLE Disclosure Memorandum" delivered prior to execution of this Agreement to FLAG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

     "HOGANSVILLE Entities" shall mean, collectively, HOGANSVILLE and all HOGANSVILLE Subsidiaries.

     "HOGANSVILLE Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of HOGANSVILLE as of December 31, 1998, and (ii) the consolidated balance sheets of HOGANSVILLE (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1998.

     "HOGANSVILLE  Material  Adverse  Effect"  shall  mean an  event,  change or occurrence  which,  individually  or together  with any other  event,  change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of HOGANSVILLE and its Subsidiaries, taken as a whole, or (ii) the ability of HOGANSVILLE to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that an "HOGANSVILLE Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (c) actions and omissions of HOGANSVILLE (or any of its Subsidiaries) taken with the prior informed written Consent of FLAG in contemplation of the transactions contemplated hereby.

     "HOGANSVILLE Subsidiaries" shall mean the Subsidiaries of HOGANSVILLE, which shall include the HOGANSVILLE Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of HOGANSVILLE in the future and held as a Subsidiary by HOGANSVILLE at the Effective Time.

     "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, inventions, and other intellectual property rights.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" as used with respect to a FLAG Entity (including references to being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such FLAG Entity. "Knowledge" as used with respect to a HOGANSVILLE Entity (including references to being aware of a particular matter) shall mean those facts that are actually known (with no obligation of inquiry) by the president and chief executive officer of such HOGANSVILLE Entity.

     "Law" shall mean any code, law (including common law), ordinance, regulation, decision, judicial interpretation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     "Litigation" shall mean any action, arbitration, cause of action. claim, complaint investigation hearing, criminal prosecution, governmental or other examination or other administrative or other proceeding relating to or affecting a Party, its business. its Assets (including Contracts related to it), or the transactions contemplated by this Agreement. but shall not include regular. periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

     "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either HOGANSVILLE or FLAG, and "Parties" shall mean HOGANSVILLE and FLAG.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FLAG under the 1933 Act with respect to the shares of FLAG Common Stock to be issued to the shareholders of HOGANSVILLE in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders Meeting" shall mean the meeting of the shareholders of HOGANSVILLE to be held pursuant to Section 8. 3, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Surviving Corporation" shall mean FLAG as the surviving corporation resulting from the Merger.

     "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "Tax" or Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

         Allowance                      Section 5.
         Certificates                   Section 4.1
         Closing                        Section 1.2
         Effective Time                 Section 1.3
         ERISA Affiliate                Section 5.16(c)
         Exchange  Agent                Section 4.1
         Exchange Ratio                 Section 3.1(b)
         FLAG Benefit Plans             Section 6.15(a)
         FLAG ERISA Plan                Section 6.15(a)
         FLAG  Pension Plan             Section 6.15(a)
         FLAG SEC Reports               Section 6.5(a)
         HOGANSVILLE  Benefit Plans     Section 5.16(a)
         HOGANSVILLE Contracts          Section 5.17
         HOGANSVILLE ERISA Plan         Section 5.16(a)
         HOGANSVILLE  Pension Plan      Section 5.16(a)
         Indemnified  Party             Section 8.14(a)
         Merger                         Section 1.1
         Tax Opinion                    Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.
     --------------

     (a) Except as otherwise provided in this Section 11.2, each Party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     (b) If this  Agreement is terminated by FLAG pursuant to Sections  10.1(b),
(c) or (d)(ii), HOGANSVILLE shall pay to FLAG an amount equal to the lesser of $100,000 or FLAG's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement.

     (c) If this Agreement is terminated by HOGANSVILLE pursuant to Sections 10.1(b) or (c), FLAG shall pay to HOGANSVILLE an amount equal to the lesser of $100,000 or HOGANSVILLE's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement.

     (d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3  Brokers  and  Finders.
     ----------------------------

     Except as disclosed in Section 11.3 of the FLAG Disclosure Memorandum, and except as disclosed in Section 11.3 of the HOGANSVILLE Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by HOGANSVILLE or by FLAG, each of HOGANSVILLE and FLAG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement.
-----------------------

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5  Amendments.
     ------------------

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of HOGANSVILLE Common Stock, there shall be made no amendment that, pursuant to the GBCC, requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.
     -------------

     (a) Prior to or at the Effective Time, FLAG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HOGANSVILLE, to waive or extend the time for the compliance or fulfillment by HOGANSVILLE of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FLAG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FLAG.

     (b) Prior to or at the Effective Time, HOGANSVILLE, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FLAG, to waive or extend the time for the compliance or fulfillment by FLAG, of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HOGANSVILLE under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HOGANSVILLE.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment.
     ----------------

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices.
     -------------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  HOGANSVILLE:        First Hogansville Bankshares, Inc.
                                      111 High Street
                                      Hogansville, GA  30230-0669
                                      Telecopy Number:  (706) 637-6506
                                      Attention:  John R. Hines, Jr., President

                  Copy to Counsel:    Kilpatrick Stockton LLP
                                      Suite 2800
                                      1100 Peachtree Street
                                      Atlanta, GA  30309-4530
                                      Telecopy Number: (404) 815-6555
                                      Attention: Richard R. Cheatham, Esq.

                  FLAG:               Citizens Bank
                                      100 Union Street
                                      P. O. Box 156
                                      Vienna, GA  31092
                                      Telecopy Number: (912) 268-1370
                                      Attention:  J. Daniel Speight, Jr.

                  Copy to Counsel:    Powell Goldstein Frazer & Murphy LLP
                                      Sixteenth Floor
                                      191 Peachtree Street, N.E.
                                      Atlanta, GA 30303
                                      Telecopy Number: (404) 572-5954
                                      Attention:  Walter G. Moeling IV, Esq.

     11.9 Governing Law.
     ---------------------

     This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts.
     -------------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions,  Articles and Sections.
     ---------------------------------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12  Interpretations.
     -----------------------

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 Enforcement of Agreement.
     -------------------------------

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability.
     -------------------

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                        [SIGNATURES APPEAR ON NEXT PAGE]

                  [SIGNATURES TO AGREEMENT AND PLAN OF MERGER]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                               FLAG FINANCIAL CORPORATION

                               By:  /s/J. Daniel Speight, Jr.
                                    -------------------------
                                    J. Daniel Speight, Jr.
                                    President & Chief Executive Officer



                               FIRST HOGANSVILLE BANKSHARES, INC.

                               By:  /s/John R. Hines, Jr.
                                    ---------------------
                                    John R. Hines, Jr.
                                    President

                                    Exhibit 1

                               AFFILIATE AGREEMENT


FLAG Financial Corporation
101 North Greenwood Street
LaGrange, GA  30240

Attention:  J. Daniel Speight, Jr., President and Chief Executive Officer

Gentlemen:

         The undersigned is a shareholder of First Hogansville Bankshares, Inc. ("HOGANSVILLE"), a Georgia Corporation, and will become a shareholder of FLAG Financial Corporation ("FLAG"), a Georgia corporation, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of June 1, 1999 (the "Agreement"), by and between FLAG and HOGANSVILLE. Under the terms of the Agreement, HOGANSVILLE will be merged with and into FLAG (the "Merger"), and the shares of the $1.00 par value common stock of HOGANSVILLE ("HOGANSVILLE Common Stock") will be converted into and exchanged for shares of the $1.00 par value common stock of FLAG ("FLAG Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and FLAG regarding certain rights and obligations of the undersigned in connection with the shares of FLAG to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and FLAG hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to HOGANSVILLE he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

         2. Initial Restrictions on Disposition. The undersigned agrees that he will not sell, transfer or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of FLAG Common Stock into which his shares of HOGANSVILLE Common Stock are converted upon consummation of the Merger until such time as FLAG notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met except that transfers may be made in compliance with Staff Accounting Bulletin No. 76 issued by the SEC. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of FLAG and HOGANSVILLE. FLAG agrees that it will publish such results within 45 days after the end of the first fiscal quarter of FLAG containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

                    Exhibit 1 - Affiliate Agreement - Page 2

         3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

         (a) At any meeting of shareholders of HOGANSVILLE called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Shareholders' Meeting"), the undersigned shall, to the extent that the Shareholder has the power, vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the execution and delivery by HOGANSVILLE of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of FLAG Common Stock or otherwise to materially and adversely impair the Shareholder's rights or increase the Shareholder's obligations thereunder. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

         (b) The FLAG Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

         (c) FLAG has informed the undersigned that any distribution by the undersigned of FLAG Common Stock has not been registered under the 1933 Act and that shares of FLAG Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that FLAG is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of FLAG Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

         (d) The undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to
Section 9 hereof, have all shares of HOGANSVILLE Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker-dealer, nominee or clearinghouse.

         (e) During the thirty (30) days immediately preceding the Effective Time of the Merger, the undersigned has not sold, transferred, or otherwise disposed of his interests in, or reduced his risk relative to, any of the shares of HOGANSVILLE Common Stock beneficially owned by the undersigned as of the record date for determination of shareholders entitled to vote at the Shareholders' Meeting of HOGANSVILLE held to approve the Merger.

         (f) The undersigned is aware that FLAG intends to treat the Merger as a tax-free reorganization under Section 368 of the Code for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as FLAG for federal income tax purposes.

                    Exhibit 1 - Affiliate Agreement - Page 3

         4. Restrictions on Transfer. The undersigned understands and agrees that stop-transfer instructions with respect to the shares of FLAG Common Stock received by the undersigned pursuant to the Merger will be given to FLAG's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

                  The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as FLAG Financial Corporation ("FLAG") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is an affiliate of FLAG) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for FLAG that such sale or transfer is otherwise exempt from the registration requirements of such Act.

Such legend will also be placed on any certificate representing FLAG securities issued subsequent to the original issuance of FLAG Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the FLAG Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner as to justify the removal of the legend therefrom. Upon the request of the undersigned, FLAG shall cause the certificates representing the shares of FLAG Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the FLAG Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), FLAG, upon the request of the undersigned, will cause the certificates representing the shares of FLAG Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by FLAG of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Disposition. The undersigned has carefully read the Agreement and this Affiliate Agreement and has discussed their requirements and impact upon his ability to sell, transfer or otherwise dispose of the shares of FLAG Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for HOGANSVILLE.

         6. Filing of Reports by FLAG. FLAG agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to

                    Exhibit 1 - Affiliate Agreement - Page 4 the undersigned in the event the undersigned desires to transfer any shares of FLAG Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of FLAG Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for FLAG Common Stock, together with such additional information as the transfer agent may reasonably request. If FLAG's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), FLAG shall cause such counsel to provide such opinions as may be necessary to FLAG's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Certain Actions. The undersigned covenants and agrees with FLAG that, for a period of two (2) years after the effective time of the Merger, the undersigned shall not, without the prior written consent of FLAG, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any financial institution having an office in Troup County, Georgia. It is expressly understood that the covenants contained in this paragraph 8 do not apply to (i) "management official" positions which the undersigned holds with financial institutions (other than FLAG, HOGANSVILLE, and their subsidiaries) as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a major shareholder of a financial institution (other than FLAG, HOGANSVILLE, and their subsidiaries) as of the date of this Agreement, or (iii) advisory relationships with a financial institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel. For the purposes of the covenants contained in this paragraph 8, the following terms shall have the following respective meanings:

                  (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the financial institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the financial institution. It is expressly understood that the undersigned may be deemed a management official of the financial institution whether or not he holds any official, elected, or appointed position with such financial institution.

                  (b) The term "financial  institution" shall refer to any bank, bank holding company, savings and loan association, savings and loan holding company, banking-related company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term "financial institution" shall include any financial institution as defined herein that, after the date of this Agreement, makes application for an appropriate federal or state regulatory authority for approval to organize.

                  (c) The term "major shareholder" shall refer to the beneficial ownership of five percent (5%) or more of any class of voting securities or the ownership of five percent (5%) of the total equity interest in such company, however denominated.

                    Exhibit 1 - Affiliate Agreement - Page 5

         The provisions of this paragraph 8 shall be of no further force and effect if the undersigned is not offered employment as a director of FLAG or any of its subsidiaries (to include the subsidiaries of HOGANSVILLE acquired at the Effective Time of the Merger) at the Effective Time of the Merger or, if the undersigned is so employed, the undersigned's employment is terminated by FLAG after the Effective Time of the Merger.

         9. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of HOGANSVILLE and FLAG that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse and any such relative collectively own at least a ten percent (10%) beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least ten percent (10%) of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of FLAG or becomes a director or officer of FLAG upon consummation of the Merger, among other things, any sale of FLAG Common Stock by the undersigned within a period of less than six (6) months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         10. Miscellaneous. This Affiliate Agreement is the complete agreement between FLAG and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

                        SIGNATURES CONTAINED ON NEXT PAGE

                    Exhibit 1 - Affiliate Agreement - Page 5

     This   Affiliate   Agreement  is  executed  as  of  the  _________  day  of
________________, 1999.

                                    Very truly yours,


                                    ____________________________________
                                    Signature

                                    ____________________________________
                                    Print Name

                                    Address:____________________________

                                    ____________________________________

                                    ____________________________________



                                    [add below the signatures of all registered owners of shares deemed beneficially owned by the affiliate]


                                    ------------------------------------
                                    Name

                                    ------------------------------------
                                    Name

                                    ------------------------------------
                                    Name



AGREED TO AND ACCEPTED as of
the _______ day of _____________________, 1999.

FLAG FINANCIAL CORPORATION


By: __________________________________________



                    Exhibit 1 - Affiliate Agreement - Page 6

                                    Exhibit 2



             MATTERS AS TO WHICH KILPATRICK STOCKTON LLP WILL OPINE

1. First Hogansville Bankshares, Inc. ("HOGANSVILLE") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to carry on the business in which it is engaged, and to own and use its Assets.

2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of HOGANSVILLE or, to our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any Contract disclosed in the Agreement, Law, Order or Permit (subject to the approval of Regulatory Authorities) to which HOGANSVILLE is a party or by which HOGANSVILLE is bound.

3. The Agreement has been duly and validly executed and delivered by HOGANSVILLE and, assuming valid authorization, execution and delivery by FLAG, constitutes a valid and binding agreement of HOGANSVILLE enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

4. The authorized capital stock of HOGANSVILLE consists of 1,000,000 shares of the HOGANSVILLE Common Stock, of which 94,500 shares were issued and outstanding as of _______________________, 1999. The shares of the HOGANSVILLE Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued, and are fully paid and nonassessable under the GBCC. To our knowledge, except as set forth above, or as disclosed in Section 5.3 of the HOGANSVILLE Disclosure Memorandum, as of ______________, 1999, there were no shares of capital stock or other equity securities of HOGANSVILLE outstanding and no outstanding Equity Rights relating to the capital stock of HOGANSVILLE.

                                    Exhibit 3



                           ____________________, 1999




FLAG Financial Corporation
101 North Greenwood Street
LaGrange, GA 30240

         RE: First Hogansville Bankshares, Inc. ("HOGANSVILLE") Hogansville, Georgia

Ladies and Gentlemen:

         This letter is delivered pursuant to Section 9.2(g) of the Agreement and Plan of Merger, dated as of June 1, 1999, by and between FLAG Financial Corporation and HOGANSVILLE.

         In my capacity as an officer or a director of HOGANSVILLE, and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under HOGANSVILLE's Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of Georgia or the United States.


                                     Very truly yours,



                                     ------------------------------------------
                                        Signature of Officer or Director


                                     ------------------------------------------
                                        Name of Officer or Director


                                     ------------------------------------------
                                        Position at HOGANSVILLE

                                    Exhibit 4


           MATTERS AS TO WHICH POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                   WILL OPINE


     1. FLAG Financial Corporation ("FLAG") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to carry on the business in which it is engaged, and to own and use its Assets.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of FLAG or, to our knowledge but without any independent investigation, result in any conflict with, breach of, or default under any Contract disclosed in the Agreement, Law, Order or Permit (subject to the approval of Regulatory Authorities) to which FLAG is a party or by which FLAG is bound.

     3. The Agreement has been duly and validly executed and delivered by FLAG, and assuming valid authorization, execution and delivery by First Hogansville Bankshares, Inc., constitutes a valid and binding agreement of FLAG enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     4. The authorized capital stock of FLAG consists of 20,000,000 shares of FLAG Common Stock, of which 6,561,879 shares are issued and outstanding as of ____________ 1999, and (ii) 10,000,000 shares of FLAG Preferred Stock, of which no shares are issued and outstanding as of _____________________ 1999. The shares of FLAG Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Georgia Business Corporation Code. To our knowledge, except as set forth above, or as disclosed in Section
6.3 of the FLAG Disclosure Memorandum,  as of  _________________________,  1999,
there were no shares of capital stock or other equity securities of FLAG outstanding and no outstanding Equity Rights relating to the capital stock of FLAG. The shares of FLAG Common Stock to be issued to the shareholders of First Hogansville Bankshares, Inc. as contemplated by the Agreement have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be fully paid and non-assessable under the Georgia Business Corporation Code.

********

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           FLAG FINANCIAL CORPORATION
                                       AND
                       FIRST HOGANSVILLE BANKSHARES, INC.
                              (Dated June 1, 1999)


     THIS AMENDMENT (the "Amendment") to the Agreement and Plan of Merger by and between FLAG Financial Corporation ("FLAG") and First Hogansville Bankshares, Inc. ("HOGANSVILLE"), dated June 1, 1999 (the "Agreement"), is made and entered into this 28th day of July, 1999. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement to accurately reflect the total number of shares of authorized capital stock of HOGANSVILLE and the par value per share of the stock.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FLAG and HOGANSVILLE agree to amend the Agreement:

     (1) To delete the first sentence of Section 5.3(a) of the Agreement in its entirety and to replace it with the following sentence:

          "As of the date of this Agreement, the authorized capital stock of HOGANSVILLE consists of 100,000 shares of HOGANSVILLE Common Stock of which 94,500 shares are issued and outstanding."

     (2)  To delete the definition of HOGANSVILLE  Common Stock found in Section
          11.1 of the Agreement in its entirety and to replace it with the following definition:

     "HOGANSVILLE Common Stock" shall mean the $10.00 par value common stock of HOGANSVILLE.

     (3) Except as hereinabove amended, the Agreement shall remain otherwise in full force and effect.

     (4) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


                            [Signatures on Next Page]

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officers hereunto as of the day and year first above written.

                                       FLAG FINANCIAL CORPORATION



                                       By: /s/ J. Daniel Speight, Jr.
                                           ---------------------------
                                           J. Daniel Speight, Jr.
                                           President



                                       FIRST HOGANSVILLE BANKSHARES, INC.



                                       By: /s/John R. Hines, Jr.
                                           ----------------------------
                                           John R. Hines, Jr.
                                           President

                                   APPENDIX B


                               DISSENTERS' RIGHTS



                                EXCERPTS FROM THE

                        GEORGIA BUSINESS CORPORATION CODE

                       RELATING TO DISSENTING STOCKHOLDERS

                        GEORGIA BUSINESS CORPORATION CODE
                                   ARTICLE 13
                               DISSENTERS' RIGHTS


14-2-1301. Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.


14-2-1302. Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B)  Creates,   alters,  or  abolishes  a  right  in  respect  of
          redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.


14-2-1320. Notice of dissenters' rights.

     (a) If proposed  corporate  action creating  dissenters'  rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


14-2-1321. Notice of intent to demand payment.

     (a) If proposed  corporate  action creating  dissenters'  rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.


14-2-1322. Dissenters' notice.

     (a) If proposed  corporate  action creating  dissenters'  rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.


14-2-1323. Duty to demand payment.

     (a) A  record  shareholder  sent a  dissenters'  notice  described  in Code
Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.


14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b)  The  person  for  whom   dissenters'   rights  are   asserted   as  to
uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's  right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.


14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.


14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.


14-2-1330. Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.


14-2-1331. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.


14-2-1332. Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

     The FLAG Articles and Bylaws generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding in which the director was made a party by reason of the fact he is or was a director, to the fullest extent authorized by the Georgia Business Corporation Code; provided, however, that FLAG will not indemnify any director for any liability or expenses incurred by such director (i) for any appropriation, in violation of his duties, of any business opportunity of FLAG;
(ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or successor provisions; or (iv) for any transaction from which the director derives an improper personal benefit. FLAG's Articles and Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the Georgia Business Corporation Code, the purchase of insurance by FLAG against any liability of the director arising from his duties and actions as a director, the survival of such indemnification to the director's heirs, executors and administrators, and the limitation of the directors' liability to the corporation (except under the four situations described above). The indemnification provisions are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled. The FLAG Bylaws also provide for a similar amount of indemnification for the officers of FLAG. In the Bylaws of FLAG, stockholders are entitled to notification of any indemnification paid to the directors. The Georgia Business Corporation Code's provisions for indemnification are summarized below.

     Section 14-2-851 of the Georgia Business Corporation Code empowers a corporation to indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability incurred in connection with such proceeding, if he: (i) conducted himself in good faith; and (ii) reasonably believed (a) in the case of conduct in his official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation (for example, this Section states that a director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies this requirement), and
(c) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. This Section further provides that the termination of proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standards of conduct described above. This Section also provides that a corporation is not permitted to indemnify any director of the corporation under this Section in connection with a proceeding by or in the right of the corporation (except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standards of conduct as outlined in this Section), nor may a corporation indemnify a director under this Section in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that improper personal benefit was received by him (whether or not the conduct involved action in his official capacity).

     Section 14-2-852 requires a corporation to indemnify a director against reasonable expenses incurred by the director in connection with any proceeding to which he was a party because he was a director of the corporation where the director is wholly successful, on the merits or otherwise, in the defense of such proceeding.

     Section 14-2-853 empowers a corporation to advance funds to a director, before the final disposition of a proceeding to which he was a party because he was a director of the corporation, in order to pay for or reimburse the reasonable expenses incurred by the director if the director delivers to the corporation a written affirmation to the corporation of his belief that he has satisfied the relevant standard of conduct described in Section 14-2-851 (or that the proceeding involves conduct for which a director's liability has been eliminated under the corporation's articles of incorporation), and a written undertaking by the director to repay any funds so advanced (which must be an unlimited general obligation of the director, but which need not be secured, and which may be accepted by the corporation without reference to the financial ability of the director to repay the advancement) if it is ultimately determined that the director is not entitled to indemnification under the provisions of the Georgia Business Corporation Code. This Section further provides that any advancement of expenses to be made pursuant to this Section must be authorized
(i) by the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom will constitute a quorum for such purposes) or by a majority of the members of a committee consisting of two or more disinterested directors who are appointed by such a vote; or (b) if there are fewer than two disinterested directors, by majority vote of a quorum of the Board of Directors, in which authorization the directors who do not qualify as disinterested directors may take part; or (ii) by the stockholders of the corporation, but no shares owned by a director who does not qualify as a disinterested director may be voted on the authorization.

     Section 14-2-854 provides that a director who is a party to a proceeding by virtue of the fact that he is a director may apply to the court conducting the proceeding or another court of competent jurisdiction for indemnification or the advancement of expenses. Once a court receives such an application, and after the court gives any notice which it deems necessary, the court considering the application must order indemnification or advance for expenses (i) if the court determines that the director is entitled to such indemnification, or (ii) if the court determines that, taking into account all of the relevant circumstances, it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director failed to satisfy the standards of conduct set forth in Section 14-2-851, failed to comply with the requirements of Section 14-2-853, or was adjudged liable in any proceeding by or in right of the corporation or any proceeding initiated on the basis that improper personal benefit was received by the director (provided that, if the director is adjudged so liable, the indemnification must be limited to the reasonable expenses incurred by the director in connection with such proceeding). In addition,
Section 14-2-851 states that, if the court determines that the director is entitled to indemnification or advance for expenses, the court may also direct the corporation to pay the director's reasonable expenses incurred in connection with obtaining such court-ordered indemnification or advance for expenses.

     Section 14-2-855 states that a corporation may not indemnify a director under Section 14-2-851 unless such indemnification is authorized thereunder and a determination is made that the indemnification of the director in a particular proceeding is permissible due to the fact that the director has satisfied the relevant standard of conduct set forth in Section 14-2-851. Such a determination must be made: (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all such disinterested directors (a majority of whom constitutes a quorum for such purposes) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
(ii) by special legal counsel selected in the manner described in (i) above, or, if there are fewer than two disinterested directors, selected by the board of directors (including the directors who are not considered disinterested directors); or (iii) by the stockholders of the corporation, but no shares owned by a director who does not qualify as a disinterested director may be voted on the determination. The authorization of indemnification and evaluation as to the reasonableness of the expenses involved with such indemnification must be obtained in the same manner as the determination that indemnification is permissible (as described above), except that, if there are fewer than two disinterested directors, or the determination as to the permissibility of the indemnification is made by special legal counsel, then the authorization of such indemnification and the evaluation as to the reasonableness of the expenses involved must be made by the board of directors (in which authorization and evaluation directors who do not qualify as disinterested directors may participate).

     Section 14-2-856 states that, if authorized by the corporation's articles of incorporation or a bylaw, contract, or resolution approved or ratified by the stockholders by a majority of the votes entitled to be cast, a corporation will be permitted to indemnify a director made a party to a proceeding (including a proceeding brought by or in right of the corporation), without regard to the other limitations on indemnification contained within Title 14, Chapter 2,
Article 8, Part 5 of the Georgia Business Corporation Code, but any director, who at the time does not qualify as a disinterested director with respect to an existing or threatened proceeding that would be covered by such authorization, will not be permitted to vote the shares owned or voted under the control of such director with respect to such authorization. However, Section 14-2-856 further states that no corporation may indemnify a director under Section 14-2-856 for any liability incurred in a proceeding in which the director is adjudged liable to the corporation (or is subjected to injunctive relief in favor of the corporation): (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for any acts or omissions involving intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (relating to unlawful distributions); or (iv) for any transaction from which he received an improper personal benefit. Where approved or authorized in the manner described above, a corporation may advance or reimburse expenses incurred by the director in advance of final disposition of the proceeding only if the director delivers a written affirmation to the corporation which indicates his good faith belief that his conduct does not fall within any of the four categories of conduct listed above, and a written undertaking by the director (executed personally or on his behalf) to repay any advances made to him by the corporation if it is ultimately determined that the director is not entitled to indemnification under this Section.

     Section 14-2-857 provides that a corporation may indemnify and advance expenses to an officer of the corporation who is made a party to a proceeding by virtue of his status as an officer of the corporation. A corporation's officers may be indemnified to the same extent as the corporation's directors (as discussed above), and any officer who is not also a director (or who was made a party to a proceeding solely due to an act or omission committed in his role as an officer) may be indemnified to any further extent as provided in the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct which constitutes: (i) an appropriation, in violation of his duties as an officer, of any business opportunity of the corporation; (ii) any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability set forth in Section 14-2-832; or (iv) the receipt of an improper personal benefit. In addition, this Section provides that a corporation may indemnify and advance expenses to its employees or agents (who are not also directors) to the extent provided in the corporation's articles of incorporation, bylaws, general or specific action of its board of directors, or contract (so long as such indemnification or advancement of expenses is consistent with public policy).

     Section 14-2-858 provides that the corporation is empowered to purchase and maintain insurance on behalf of any person who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee or agent of the corporation serves at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or advance expenses against such liability under the provisions of Title 14, Chapter 2, Article 8, Part 5 of the Georgia Business Corporation Code.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


Item 21. Exhibits And Financial Statement Schedules

     (a) Exhibits

Exhibit
Number               Description of Exhibits
------               -----------------------

     2.1 - Agreement and Plan of Merger dated as of June 1, 1999, by and between FLAG and First Hogansville Bankshares, Inc. (Incorporated by reference herein from FLAG's Current Report on Form 8-K filed June 4,
          1999)

     2.2 - Amendment to Agreement and Plan of Merger dated as of July 28, 1999, by and between FLAG and Hogansville (included in Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

     2.3 - Agreement and Plan of Merger, dated as of March 31, 1999, by and between FLAG and Abbeville, as amended on July 22, 1999, (Incorporated by reference herein from Appendix A of FLAG's Registration Statement on Form S-4 (No. 333-____).

     2.4 - Agreement and Plan of Merger dated as of May 7, 1999, by and between FLAG and Thomaston Federal Savings Bank (Incorporated by reference herein from FLAG's Current Report on Form 8-K filed May 10, 1999)

     4.1 - Articles of Incorporation of FLAG, as amended (Incorporated herein by reference from Exhibit 3.1(i) of FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

     4.2 - Bylaws of FLAG, as amended (Incorporated herein by reference from Exhibit 3.1(ii) of FLAG's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and Exhibit 3.3 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

     5 - Opinion of Powell, Goldstein, Frazer & Murphy LLP (including consent)

     8 - Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding federal income tax matters (including consent)

     10.1 - Employment Agreement between J. Daniel Speight, Jr. and FLAG dated as of April 1, 1998*+

     10.2 - Employment Agreement between John S. Holle and FLAG dated as of April 1, 1998*+

     10.3 - Employment Agreement between Ellison C. Rudd and FLAG dated as of April 1, 1998*+

     10.4 - Employment Agreement between Patti S. Davis and FLAG dated as of April 1, 1998*+

     10.5 - Separation Agreement between Charles O. Hinely and FLAG dated April 1, 1998*+

     10.6 - Separation Agreement between J. Preston Martin and FLAG dated May 13, 1998*+

     10.7 - Split Dollar Insurance Agreement between J. Daniel Speight, Jr. and Citizens Bank dated November 2, 1992*+

     10.8 - Director Indexed Retirement Program for Citizens Bank dated January 13, 1995*+

     10.9 - Form of Executive Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page*+

     10.10- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page*+

     10.11- Director Indexed Fee Continuation Program for First Flag Bank effective February 3, 1995 (Incorporated by reference from Exhibit
          10.12 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.12- Form  of  Director  Agreement  (pursuant  to  Director  Indexed  Fee
          Construction Program for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.13 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.13- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Director Indexed Fee Continuation Program of First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.14 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.14- Form of Indexed Executive Salary Continuation Plan Agreement by and between First Flag Bank and individuals listed on exhibit coverage page (Incorporated by reference from Exhibit 10.15 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.15- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Executive Salary Continuation Plan for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.16 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.16- Indexed Executive Salary  Continuation Plan Agreement by and between
          First Flag Bank and William F. Holle, Jr. dated February 3, 1995 (Incorporated by reference from Exhibit 10.17 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997)*

     10.17- FLAG  Financial  Corporation  1994  Employees  Stock  Incentive Plan
          (Incorporated herein by reference from Exhibit 10.6 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)*

     10.18- FLAG  Financial  Corporation  1994  Directors  Stock  Incentive Plan
          (Incorporated herein by reference from Exhibit 10.7 to FLAG's Annual Report on Form 10-K for the year ended December 31, 1993)*

     10.19-  Separation  Agreement  between  Leonard H.  Bateman  and FLAG dated
          December 11, 1998 (Incorporated by reference from Exhibit 10.1 to FLAG's Current Report on Form 8-K dated June 4, 1999)*

     10.20-  Separation  Agreement  between  Dennis  D.  Allen  and  FLAG  dated
          December 31, 1998 (Incorporated by reference from Exhibit 10.2 to FLAG's Current Report on Form 8-K dated June 4, 1999)*

     11   - Statement regarding Computation of Per Share Earnings+

     13 - FLAG's Annual Report for the fiscal year ended December 31, 1997 (Incorporated herein by reference from Exhibit 13 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

     21   - Subsidiaries of FLAG+

     23.1 - Consent of Porter Keadle Moore, LLP (with respect to financial statements of FLAG Financial Corporation)

     23.2 - Consent of Robinson, Grimes and Company, P.C. (with respect to financial statements of FLAG Financial Corporation)

     23.3 - Consent of Thigpen, Jones, Seaton & Co., P.C. (with respect to financial statements of Three Rivers Bancshares, Inc.)

     23.4 - Consent of Porter Keadle Moore, LLP (with respect to financial statements of First Hogansville Bankshares, Inc.)

     23.5 - Consents of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5 and 8)

     24   -  Powers  of  Attorney   (appears  on  the  signature  page  to  this
          Registration Statement)

     99.1 - Form of Proxy of Hogansville

     99.2 - Consent to be Named in Registration Statement

     99.3 - FLAG Annual Report to Shareholders for the fiscal year ended December 31, 1998

     99.4 - FLAG Quarterly Report on Form 10-Q for the quarter ended March 31, 1999


          *The indicated exhibit is a compensatory plan required to be filed as an exhibit to this Registration Statement on Form S-4.

          +Incorporated by reference from exhibit of the same number from the FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Item 22.          Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaGrange, State of Georgia, on July 29, 1999.


                                FLAG FINANCIAL CORPORATION



                                By:      /s/ J. Daniel Speight, Jr.
                                         --------------------------
                                         J. Daniel Speight, Jr.
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Daniel Speight, Jr. and John S. Holle, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on July 29, 1999.


                                  By:      /s/ Dennis D. Allen
                                           -------------------
                                           Dennis D. Allen
                                           Director

                                  By:      /s/ Dr. A. Glenn Bailey
                                           -----------------------
                                           Dr. A. Glenn Bailey
                                           Director

                                  By:      /s/ Leonard H. Bateman
                                           ----------------------
                                           Leonard H. Bateman
                                           Director

                                  By:      /s/ H. Speer Burdette, III
                                           --------------------------
                                           H. Speer Burdette, III
                                           Director

                                  By:      /s/ Patti S. Davis
                                           ------------------
                                           Patti S. Davis
                                           Director,  Senior Vice President and
                                           Chief  Financial  Officer (principal
                                           financial and accounting officer)

                                  By:      /s/ Fred A. Durand, III
                                           -----------------------
                                           Fred A. Durand, III
                                           Director

                                  By:      /s/ John S. Holle
                                           -----------------
                                           John S. Holle
                                           Chairman of the Board and Director

                                  By:      /s/ James W. Johnson
                                           --------------------
                                           James W. Johnson
                                           Director

                                  By:      /s/ Kelly R. Linch
                                            ------------------
                                           Kelly R. Linch
                                           Director

                                  By:      /s/ J. Preston Martin
                                           ---------------------
                                           J. Preston Martin
                                           Director

                                  By:      /s/ J. Daniel Speight, Jr.
                                           --------------------------
                                           J. Daniel Speight, Jr.
                                           President,  Chief  Executive Officer
                                           and  Director  (principal
                                           executive officer)

                                  By:      /s/ John W. Stewart, Jr.
                                           ------------------------
                                           John W. Stewart, Jr.
                                           Director

                                  By:      /s/ Robert W. Walters
                                           ---------------------
                                           Robert W. Walters
                                           Director

                                  EXHIBIT INDEX


Exhibit
Number                        Description of Exhibits
------                        -----------------------

     2.1 - Agreement and Plan of Merger dated as of June 1, 1999, by and between FLAG and First Hogansville Bankshares, Inc. (Incorporated by reference herein from FLAG's Current Report on Form 8-K filed June 4,
          1999)

     2.2 - Amendment to Agreement and Plan of Merger dated as of July 28, 1999, by and between FLAG and Hogansville (included in Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

     2.3 - Agreement and Plan of Merger, dated as of March 31, 1999, by and between FLAG and Abbeville, as amended on July 22, 1999, (Incorporated by reference herein from Appendix A of FLAG's Registration Statement on Form S-4 (No. 333-____).

     2.4 - Agreement and Plan of Merger dated as of May 7, 1999, by and between FLAG and Thomaston Federal Savings Bank (Incorporated by reference herein from FLAG's Current Report on Form 8-K filed May 10, 1999)

     4.1 - Articles of Incorporation of FLAG, as amended (Incorporated herein by reference from Exhibit 3.1(i) of FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

     4.2 - Bylaws of FLAG, as amended (Incorporated herein by reference from Exhibit 3.1(ii) of FLAG's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and Exhibit 3.3 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

     5 - Opinion of Powell, Goldstein, Frazer & Murphy LLP (including consent)

     8 - Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding federal income tax matters (including consent)

     10.1 - Employment Agreement between J. Daniel Speight, Jr. and FLAG dated as of April 1, 1998*+

     10.2 - Employment Agreement between John S. Holle and FLAG dated as of April 1, 1998*+

     10.3 - Employment Agreement between Ellison C. Rudd and FLAG dated as of April 1, 1998*+

     10.4 - Employment Agreement between Patti S. Davis and FLAG dated as of April 1, 1998*+

     10.5 - Separation Agreement between Charles O. Hinely and FLAG dated April 1, 1998*+

     10.6 - Separation Agreement between J. Preston Martin and FLAG dated May 13, 1998*+

     10.7 - Split Dollar Insurance Agreement between J. Daniel Speight, Jr. and Citizens Bank dated November 2, 1992*+

     10.8 - Director Indexed Retirement Program for Citizens Bank dated January 13, 1995*+

     10.9 - Form of Executive Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page*+

     10.10- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Director Indexed Retirement Program for Citizens Bank) for individuals listed on exhibit cover page*+

     10.11- Director Indexed Fee Continuation Program for First Flag Bank effective February 3, 1995 (Incorporated by reference from Exhibit
          10.12 from FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31, 1997)*

     10.12- Form  of  Director  Agreement  (pursuant  to  Director  Indexed  Fee
          Construction Program for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.13 from FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31, 1997)*

     10.13- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Director Indexed Fee Continuation Program of First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.14 from FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31, 1997)*

     10.14- Form of Indexed Executive Salary Continuation Plan Agreement by and between First Flag Bank and individuals listed on exhibit coverage page (Incorporated by reference from Exhibit 10.15 from FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31, 1997)*

     10.15- Form of Flexible  Premium Life  Insurance  Endorsement  Method Split
          Dollar Plan Agreement (pursuant to Executive Salary Continuation Plan for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.16 from FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31, 1997)

     10.16- Indexed Executive Salary  Continuation Plan Agreement by and between
          First Flag Bank and William F. Holle, Jr. dated February 3, 1995 (Incorporated by reference from Exhibit 10.17rom FLAG's Amendment No. 1 to Annual Repot on Form 10-K for the fiscal year ended December 31,
          1997)

     10.17- FLAG  Financial  Corporation  1994  Employees  Stock  Incentive Plan
          (Incorporated herein by reference from Exhibit 10.6 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)*

     10.18- FLAG  Financial  Corporation  1994  Directors  Stock  Incentive Plan
          (Incorporated herein by reference from Exhibit 10.7 to FLAG's Annual Report on Form 10-K for the year ended December 31, 1993)*

     10.19-  Separation  Agreement  between  Leonard H.  Bateman  and FLAG dated
          December 11, 1998 (Incorporated by reference from Exhibit 10.1 to FLAG's Current Report on Form 8-K dated June 4, 1999)*

     10.20-  Separation  Agreement  between  Dennis  D.  Allen  and  FLAG  dated
          December 31, 1998 (Incorporated by reference from Exhibit 10.2 to FLAG's Current Report on Form 8-K dated June 4, 1999)*

     11   - Statement regarding Computation of Per Share Earnings+

     13 - FLAG's Annual Report for the fiscal year ended December 31, 1997 (Incorporated herein by reference from Exhibit 13 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

     21   - Subsidiaries of FLAG+

     23.1 - Consent of Porter Keadle Moore, LLP (with respect to financial statements of FLAG Financial Corporation)

     23.2 - Consent of Robinson, Grimes and Company, P.C. (with respect to financial statements of FLAG Financial Corporation)

     23.3 - Consent of Thigpen, Jones, Seaton & Co., P.C. (with respect to financial statements of Three Rivers Bancshares, Inc.)

     23.4 - Consent of Porter Keadle Moore, LLP (with respect to financial statements of First Hogansville Bankshares, Inc.)

     23.5 - Consents of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5 and 8)

     24   -  Powers  of  Attorney   (appears  on  the  signature  page  to  this
          Registration Statement)

     99.1 - Form of Proxy of Hogansville

     99.2 - Consent to be Named in Registration Statement

     99.3 - FLAG Annual Report to Shareholders for the fiscal year ended December 31, 1998

     99.4 - FLAG Quarterly Report on Form 10-Q for the quarter ended March 31, 1999


          *The indicated exhibit is a compensatory plan required to be filed as an exhibit to this Registration Statement on Form S-4.

          +Incorporated by reference from exhibit of the same number from the FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997.